Exhibit 2.1

EXECUTION VERSION

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT.  EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH ASTERISKS (***), HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

AGREEMENT AND PLAN OF MERGER

by and among

EMERGENT BIOSOLUTIONS INC.,

PANAMA MERGER SUB, LTD.,

PAXVAX HOLDING COMPANY LTD.,

and

PAXVAX SH REPRESENTATIVE LLC,

as the Shareholder Representative

Dated as of August 8, 2018

i

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

APPENDICES AND EXHIBITS

APPENDICES
Appendix A	Definitions

EXHIBITS
Exhibit A	Shareholder Written Consent
Exhibit B	Restrictive Covenant Agreements
Exhibit C	Plan of Merger
Exhibit D	Documentation to be Filed with the Registrar of Companies in the Cayman Islands
Exhibit E	Organizational Documents of the Surviving Company
Exhibit F	Form of Escrow Agreement
Exhibit G	Example Statement of Net Working Capital
Exhibit H	Reorganization Documents
Exhibit I	Swiss Filings
Exhibit J	RoFR Waiver
Exhibit K	R&W Insurance Policy

v

AGREEMENT AND PLAN OF MERGER, dated as of August 8, 2018 (this “Agreement”), among Emergent BioSolutions Inc., a corporation organized under the Laws of Delaware (“Parent”), Panama Merger Sub, Ltd., an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned indirect Subsidiary of Parent (“Merger Sub”), PaxVax Holding Company Ltd., an exempted company incorporated with limited liability in the Cayman Islands (the “Company”), and PaxVax SH Representative LLC, a limited liability company organized under the Laws of the Cayman Islands (the “Shareholder Representative”).

W I T N E S S E T H:

WHEREAS, pursuant to the Reorganization Documents, on or prior to the date hereof, the Shareholder has assigned, transferred, delivered and contributed to the Company 100% of the issued and outstanding Equity Interests of each of PaxVax U.S., PaxVax UK, PaxVax Bermuda and PaxVax Australia (such entities, the “PaxVax Targets”, and such transaction, the “Reorganization”), such that, effective as of immediately following the consummation of the Reorganization, and on the date hereof, each of the PaxVax Targets are wholly-owned direct Subsidiaries of the Company;

WHEREAS, on the terms and subject to the conditions set forth herein, and in accordance with the applicable provisions of the Cayman Islands Companies Law (the “Companies Law”), at the Effective Time, Parent desires that Merger Sub be merged with and into the Company, with the Company surviving the merger as a wholly-owned indirect Subsidiary of Parent (the “Merger”);

WHEREAS, the sole director of the Company has (a) determined that it is in the best interests of the Company and the Shareholder for the Company to enter into this Agreement and consummate the transactions contemplated hereunder, including the Merger, and (b) authorized and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereunder, including the Merger;

WHEREAS, each of the sole member and sole director of the Merger Sub has (a) determined that it is in the best interests of the Merger Sub to enter into this Agreement and consummate the transactions contemplated hereunder, including the Merger, and (b) authorized and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereunder, including the Merger;

WHEREAS, the board of directors of each of Parent and Merger Sub has (a) approved the execution, delivery and performance by Parent and Merger Sub, respectively, of this Agreement and the consummation of the transactions contemplated hereunder, including the Merger, and (b) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and consummate the transactions contemplated hereunder, including the Merger; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, (a) the Shareholder, the sole shareholder of the Company, has delivered a written shareholder resolution relating to the Company attached hereto as Exhibit A (the “Shareholder Written Consent”), adopting and approving this Agreement and the consummation of the transactions hereunder, including the Merger, and (b) certain of the Selling Parties have entered into Restrictive Covenant Agreements with Parent, copies of which are attached hereto as Exhibit B (the “Restrictive Covenant Agreements”).

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration,

the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1.                                 Definitions Generally.  Defined terms in this Agreement and in the Appendices and Schedules to this Agreement have the meanings assigned to them in Appendix A to this Agreement.

Section 1.2.                                 Interpretation Generally.  Unless the express context otherwise requires:

(a)                                 the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)                                 the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c)                                  references herein to a specific Article, Section, Subsection or Schedule shall refer, respectively, to Articles, Sections, Subsections or Schedules of this Agreement;

(d)                                 wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation;”

(e)                                  references herein to any gender includes each other gender;

(f)                                   the word “or” shall be inclusive and not exclusive (for example, the phrase “A or B” means “A or B or both,” not “either A or B but not both”), unless used in conjunction with “either” or the like;

(g)                                  the word “within” with respect to a particular day or date shall mean a period ending at the end of such day or date.

(h)                                 each reference to “days” shall be to calendar days;

(i)                                     each reference to any Contract shall be to such Contract as amended, supplemented, waived or otherwise modified from time to time;

(j)                                    each reference to “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;

(k)                                 each reference to the “ordinary course of business” shall mean the ordinary course of business consistent with past practice;

(l)                                     each reference to a Law is to it as amended from time to time and, as applicable, is to corresponding provisions of successor Laws and any rules or regulations issued thereunder;

(m)                             accounting terms which are not otherwise defined in this Agreement, or any Appendix or Schedule hereto, shall have the meanings given to them under GAAP; and

(n)                                 all references herein to the Company, Merger Sub or the Surviving Company shall mean, with respect to any time after the Effective Time, the Surviving Company.

ARTICLE II

THE TRANSACTION

Section 2.1.                                 Merger.  On the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the Companies Law, Merger Sub shall be merged with and into the Company at the Effective Time.  At the Effective Time, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving company of the Merger (the “Surviving Company”) as an indirect, wholly owned Subsidiary of Parent, and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the Companies Law.

Section 2.2.                                 Plan of Merger.

(a)                                 The constituent companies (as defined in the Companies Law) to the Plan of Merger are the Company and Merger Sub.

(b)                                 The surviving company (as defined in the Companies Law) is the Company.

(c)                                  For the purposes of filing with the registrar of companies of the Cayman Islands pursuant to section 233 of the Companies Law, the Company and Merger Sub shall on the date hereof enter into the Plan of Merger, substantially in the form attached hereto as Exhibit C (the “Plan of Merger”).

Section 2.3.                                 Closing; Effective Time; Effects of the Merger.

(a)                                 Closing; Effective Time.  The closing of the Merger (the “Closing”) shall take place remotely via the electronic exchange of documents on the date which is [***] after the date on which the last of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) is satisfied or waived, or at such other place, time and date as the parties may agree in writing (for which e-mail delivered in accordance with Section 11.1 shall suffice) (the date on which the Closing takes place, the “Closing Date”).  In accordance with section 233(13) of the Companies Law, the Merger shall be effective on the date that this Agreement is registered by the Registrar of Companies in the Cayman Islands and a certificate of merger (the “Certificate of Merger”) is issued (the “Effective Time”).  At the Closing, the parties hereto shall procure that all documentation listed in Exhibit D required by the Companies Law shall be submitted to the Registrar of the Companies in the Cayman Islands in accordance with the arrangement set forth in Section 2.7(a) so as to enable the Certificate of Merger to be issued.

(b)                                 Effects of the Merger.  In accordance with the applicable provisions of the Companies Law, at and after the Effective Time: (i) the rights, the property of every description (including choses in action), and the business, undertaking, goodwill, benefits, immunities and privileges of Merger Sub shall immediately vest in the Company (as the Surviving Company) and (ii) the Company (as the Surviving Company) shall be liable for and subject, in the same manner as Merger Sub, to all mortgages, charges or security interests, and all Contracts, obligations, claims, debts, and Liabilities of Merger Sub.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Section 2.4.                                 Effects of the Merger.

(a)                                 Company Interests and Interest of Merger Sub.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Shareholder:

(i)                                     each Company Common Share owned by the Shareholder issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and be automatically converted into and represent the right to receive an amount of cash equal to the Per Share Closing Date Merger Consideration plus the Per Share Additional Merger Consideration, if any, in each case payable when and as provided herein;

(ii)                                  each Merger Sub Share issued and outstanding immediately prior to the Effective Time shall be converted into one common share of the Surviving Company, and each certificate of Merger Sub, if any, evidencing ownership of any such Merger Sub Share shall continue to evidence ownership of such common shares of the Surviving Company; and

(iii)                               any Company Common Shares that are owned by the Company and not issued and outstanding immediately prior to the Effective Time shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b)                                 Cancellation of Company Interests.  At the Effective Time, all Company Interests shall cease to be outstanding and shall automatically be cancelled and retired, and each holder of any Company Interests immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the consideration, if any, provided for in this Section 2.4.

(c)                                  Organizational Documents.  At the Effective Time, the Organizational Documents of the Surviving Company shall be amended and restated to be in the form attached hereto as Exhibit E.

(d)                                 Directors and Officers.  The parties hereto shall take all requisite action so that (i) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company immediately following the Effective Time and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Company immediately following the Effective Time.

Section 2.5.                                 Closing Estimates; Closing Date Merger Consideration Amount; Payments at Closing.

(a)                                 Closing Estimates.  On or prior to the third (3rd) Business Day prior to the Closing Date, the Company shall cause to be prepared and delivered to Parent a statement (the “Pre-Closing Statement”), setting forth the Company’s good faith estimate of the amounts of the Net Working Capital (the “Estimated Net Working Capital”), the Net Working Capital Adjustment (the “Estimated Net Working Capital Adjustment”), if any, the Net Funded Indebtedness (the “Estimated Net Funded Indebtedness”), the Transaction Related Expenses (the “Estimated Transaction Related Expenses”) and the components and calculations thereof in reasonable detail.  The Pre-Closing Statement and the Company’s calculation of the Estimated Net Working Capital, the Estimated Net Funded Indebtedness and the Estimated Transaction Related Expenses set forth in the Pre-Closing Statement shall be prepared and calculated in good faith in the manner and on a basis consistent with the definitions of Net Working Capital, Net Funded Indebtedness and Transaction Related Expenses and, in the case of Net Working Capital, the Accounting Principles.  The Company shall, and shall cause its Representatives to, provide promptly to Parent reasonable access to the Company’s Representatives, employees, Books and Records, and any other information (in each case, to the extent permitted by applicable Law) as Parent shall reasonably request in connection with its review of the Pre-Closing Statement.  Such access shall be provided during regular business hours solely to the extent necessary, subject in all respects to the last sentence of this Section 2.5(a), to review, dispute or object to all or any portion of the Pre-Closing Statement.  All information obtained in connection with the foregoing access shall be governed by the terms of Section Section 5.4 and the Confidentiality Agreement.  If, prior to the Closing, Parent objects in good faith to any of the estimates provided by the Company in the Pre-Closing Statement, Parent and the Company shall attempt in good faith to resolve their differences with respect to any such objections, and, subject in all respects to the last sentence of this Section 2.5(a), the Company shall revise the Pre-Closing Statement and amounts set forth therein to reflect any such mutually agreed resolutions.  Notwithstanding anything to the contrary herein, if Parent and the Company do not mutually resolve any such disputes or objections prior to the Closing, then the estimate that is provided by the Company and included in the Pre-Closing Statement to which such dispute or objection relates shall be deemed in all respects to be the estimate of the Company provided in the Pre-Closing Statement and the parties shall consummate the Closing solely on that basis.

(b)                                 Estimated Closing Date Merger Consideration Amount.  The amount payable by Parent to the Shareholder Representative at the Closing shall be an amount (the “Estimated Closing Date Merger Consideration Amount”) in Dollars equal to (i) the Base Closing Cash Amount, plus (ii) the Estimated Net Working Capital Adjustment (which may be a negative number), minus (iii) the Estimated Net Funded Indebtedness (for the avoidance of doubt, if Estimated Net Funded Indebtedness is a negative number, the Estimated Closing Date Merger Consideration Amount will increase), minus (iv) the Estimated Transaction Related Expenses, minus (v) the Escrow Amount, minus (vi) the Shareholder Representative Expense Amount.

(c)                                  Parent Payments at the Closing.  At the Closing, Parent shall pay the following (with wire transfer or other payment instructions for each of the following to be specified in writing and provided by the Shareholder Representative to Parent not less than two (2) Business Days prior to the Closing Date):

(i)                                     an amount equal to [***] Dollars ($[***]) (the “Escrow Amount”), to the Escrow Agent, by wire transfer of immediately available funds pursuant to the wire instructions provided by the Escrow Agent, for deposit in an account established by the Escrow Agent pursuant to the Escrow Agreement (the “Escrow Account”);

(ii)                                  an amount equal to the Closing Debt to be Discharged, by wire transfer of immediately available funds, to one or more accounts of the holders of the Closing Debt to be Discharged as specified in writing by the Shareholder Representative to Parent prior to the Closing Date;

(iii)                               an amount equal to the Estimated Transaction Related Expenses, to one or more accounts (of the applicable Persons to whom such payments are required to be made) as specified in writing by the Shareholder Representative to Parent prior to the Closing Date;

(iv)                              the Shareholder Representative Expense Amount, by wire transfer of immediately available funds, to an account specified in writing by the Shareholder Representative to Parent, which amount shall be held by the Shareholder Representative pursuant to the provisions of Section 11.20; and

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(v)                                 an amount equal to the Estimated Closing Date Merger Consideration Amount to the Shareholder Representative (for the benefit of and distribution to the Shareholder in accordance with Section 2.6), by wire transfer of immediately available funds to one or more accounts specified in writing by the Shareholder Representative to Parent.

Section 2.6.                                 Mechanism of Payment.

(a)                                 The Shareholder Representative shall distribute in cash the Estimated Closing Date Merger Consideration Amount to the Shareholder at the Effective Time pursuant to Section 2.4.(a)(i).

(b)                                 Each of the Surviving Company, Parent and the Escrow Agent shall be entitled to deduct and withhold, or cause or direct the Company, Surviving Company or the Escrow Agent to deduct and withhold, from any payment made pursuant to this Agreement or the Escrow Agreement, any amounts as may be required to be deducted or withheld with respect to such payment under the Code or any applicable provision of state, local or foreign Tax Law; provided, however, that (i) Parent shall, to the extent reasonably practicable, notify the Shareholder Representative in writing in advance of the intention to make such deduction or withholding (or to permit such deduction or withholding to be made), (ii) Parent, the Company, the Surviving Company and the Shareholder Representative (on behalf of the Shareholder) shall reasonably cooperate with one another to reduce or minimize any such deduction or withholding (to the extent legally permissible), (iii) each of the Surviving Company, Parent and the Escrow Agent shall be permitted to rely on any Withholding Tax Forms received pursuant to Section 7.7 for purposes of computing the amount of any such deduction or withholding under U.S. federal Tax Law to the extent permitted by applicable Law and (iv) Parent or the Surviving Company, as the case may be, shall timely remit (or cause to be remitted) to the appropriate Taxing Authority any amounts so deducted or withheld (or permitted to be deducted or withheld), timely file (or cause to be timely filed) all Tax Returns in respect of such deduction or withholding, and provide to the Shareholder Representative copies of such Tax Returns.  To the extent that amounts are so deducted or withheld pursuant to this Section 2.6(b) and paid over to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 2.7.                                 Deliveries by the Company and the Shareholder Representative.

At or prior to the Closing, the Company shall deliver or cause to be delivered to Parent and Merger Sub the following:

(a)                                 an authorization letter from the registered office provider to the Company addressed to the registrar of companies of the Cayman Islands and authorizing such other registered office provider licensed by the Cayman Islands Monetary Authority as designated by Merger Sub to submit all filings and notifications required to be made by or on behalf of the Company with respect to the Merger;

(b)                                 a duly executed counterpart from the Company to the Plan of Merger;

(c)                                  a copy of the resolutions of the board of directors of the Company approving its execution and delivery of this Agreement and the Merger and the appointment of the directors of Merger Sub immediately prior to the Effective Time as directors of the Company subject to and with effect from immediately following the Effective Time;

(d)                                 a duly executed counterpart from the Shareholder Representative to the Escrow Agreement;

(e)                                  a certification from PaxVax U.S. that equity of PaxVax U.S. is not a U.S. real property interest within the meaning of Section 897(c) of the Code, which certificate shall set forth all information required by and otherwise be in accordance with Treasury Regulations Section 1.1445-2(c)(3) (“FIRPTA Certificate”);

(f)                                   with respect to the Closing Date Debt to be Discharged (other than the Wellcome Trust Debt), copies of pay-off letter(s) from all holders of such Closing Date Funded Indebtedness and all related Lien releases and related documentation, as applicable, in each case, in form and substance reasonably satisfactory to Parent;

(g)                                  with respect to the Wellcome Trust Debt, written evidence, in form and substance reasonably satisfactory to Parent,  from Wellcome Trust that all of the Wellcome Trust Debt has been converted into common limited partnership interests of the Shareholder under and in accordance with the Wellcome Trust Master Amendment Deed and the Limited Partnership Agreement;

(h)                                 copies of the resignations, effective as of the Closing (or as of the Effective Time, in the case of the Company), of each director and officer of the Purchased Companies (other than any such resignations which Parent designates, by written notice to the Company, as unnecessary); and

(i)                                     any and all certificates evidencing any Company Interests.

Section 2.8.                                 Deliveries by Parent.  At or prior to the Closing, Parent shall deliver to the Shareholder Representative (or, in case of clause (b) below, if applicable, to its designee(s)) the following:

(a)                                 the payments required to be made in accordance with Section 2.5.(c);

(b)                                 a duly executed counterpart from Parent to the Escrow Agreement;

(c)                                  a duly executed counterpart from Merger Sub to the Plan of Merger;

(d)                                 a copy of the resolutions of the board of directors of Merger Sub approving its execution and delivery of this Agreement and the Merger; and

(e)                                  copies of all documents listed in Exhibit D, including a copy of the Director’s Declaration relating to Merger Sub with respect to the matters required by section 233(9) of the Companies Law and appending a statement of the assets and liabilities of Merger Sub made up to the latest practicable date before the making of the declaration (which shall in any event be no earlier than three months prior to the Closing), duly executed by a director of Merger Sub.

Section 2.9.                                 Post-Closing Merger Consideration Adjustment.

(a)                                 As soon as practicable, but no later than [***] calendar days after the Closing Date, Parent shall cause to be prepared and delivered to the Shareholder Representative a statement (the “Closing Statement”) setting forth Parent’s calculation of the Net Working Capital, the Net Working Capital Adjustment, the Net Funded Indebtedness, the Transaction Related Expenses, and the components thereof in reasonable detail.  The Closing Statement and Parent’s calculation of the Net Working Capital, the Net Funded Indebtedness and the Transaction Related Expenses set forth in the Closing Statement shall be prepared and calculated in good faith, and in the manner and on a basis consistent with the Accounting

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Principles (in the case of Net Working Capital) and the definitions thereof, and shall be in the same form and include the same line items as the Estimated Net Working Capital calculation, the Estimated Net Working Capital Adjustment calculation, the Estimated Net Funded Indebtedness calculation, and the Estimated Transaction Related Expenses calculation, and shall otherwise (i) not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby, (ii) be based on facts and circumstances as they exist on the Closing Date and (iii) not include any changes in assets or liabilities as a result of any event occurring on or after the Closing Date.  In furtherance of the foregoing, each party hereto acknowledges and agrees that the Accounting Principles are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies.  If the Closing Statement is not so timely delivered, then the Shareholder Representative shall be permitted, within five (5) Business Days after the expiration of the foregoing [***]-day period, to prepare and deliver a written notice to Parent setting forth the itemized amounts, if any, included in any of the Estimated Net Working Capital, the Estimated Net Working Capital Adjustment, the Estimated Net Funded Indebtedness and the Estimated Transaction Related Expenses that, after giving effect to the Closing, the Shareholder Representative disputes (such itemized amounts, the “Shareholder Disputed Amounts”, and such notice, together with the calculations contained therein, the “Shareholder Representative Closing Notice”), together with supporting documentation relating thereto.  If the Shareholder Representative does not deliver such Shareholder Representative Closing Notice on or prior to such fifth (5th) Business Day, then the Estimated Net Working Capital, the Estimated Net Working Capital Adjustment, the Estimated Net Funded Indebtedness and the Estimated Transaction Related Expenses will be deemed Final Net Working Capital, Final Net Working Capital Adjustment, Final Net Funded Indebtedness and Final Transaction Related Expenses, respectively.  In the event that the Shareholder Representative delivers to Parent such Shareholder Representative Closing Notice within such five (5) Business Day period, Parent will have twenty (20) Business Days to review the Shareholder Representative Closing Notice.  If Parent provides written notice to the Shareholder Representative setting forth the itemized amounts, if any, included in the Shareholder Disputed Amounts Parent disputes, together with supporting documentation relating thereto, within such twenty (20) Business Day period, then such disputed itemized amounts (but not any other amounts) shall be resolved in accordance with the procedures set forth in Section 2.9(b) and Section 2.9(c) mutatis mutandis (with “Shareholder Disputed Amounts” being treated as “Disputed Items” for purposes thereunder).  Unless Parent delivers written notice to the Shareholder Representative on or prior to the twentieth (20th) Business Day after Parent’s receipt of the Shareholder Representative Closing Notice, Parent will be deemed to have accepted and agreed to the Shareholder Representative Closing Notice and such statement (and the calculations contained therein) will be final, binding and conclusive.

(b)                                 After receipt of the Closing Statement, the Shareholder Representative will have twenty (20) Business Days to review the Closing Statement. Unless the Shareholder Representative delivers written notice (which notice shall include the items and amounts in dispute and supporting documentation related thereto (each such item, a “Disputed Item”)) to Parent on or prior to the twentieth (20th) Business Day after the Shareholder Representative’s receipt of the Closing Statement, the Shareholder Representative will be deemed to have accepted and agreed to the Closing Statement and such statement (and the calculations contained therein) will be final, binding and conclusive.  If the Shareholder Representative notifies Parent of Disputed Items within such twenty (20) Business Day period, Parent and the Shareholder Representative shall, during the thirty (30) calendar days following delivery of such notice by the Shareholder Representative to Parent (or such longer period as they may mutually agree in writing)

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(the “Resolution Period”), attempt in good faith to resolve their differences with respect to Disputed Items, and all other items (and all calculations relating thereto) will be final, binding and conclusive.  Any resolution by Parent and the Shareholder Representative during the Resolution Period as to any Disputed Item shall be set forth in writing and will be final, binding and conclusive.

(c)                                  If Parent and the Shareholder Representative do not resolve all Disputed Items by the end of the Resolution Period, then all Disputed Items remaining in dispute will be submitted to the Neutral Firm.  The Neutral Firm shall act as an expert and not an arbitrator to determine only those Disputed Items remaining in dispute, consistent with this Section Section 2.9.(c) and shall request a statement from Parent and the Shareholder Representative regarding such Disputed Items.  The scope of the disputes to be arbitrated by the Neutral Firm shall be limited solely to the Disputed Items; and the Neutral Firm shall not make any other determination, including not making any determination as to whether any of the Closing Statement or Net Working Capital, the Net Working Capital Adjustment, Net Funded Indebtedness or Transaction Related Expenses was prepared in accordance with GAAP or whether the Target Net Working Capital Amount is correct or appropriate.  In resolving each Disputed Item, the Neutral Firm shall be bound by the principles set forth in this Section Section 2.9.(c) and may not assign a value to any Disputed Item greater than the greatest value for such Disputed Item claimed by any party or less than the lowest value for such Disputed Item claimed by any party.  The parties further agree that the adjustment contemplated by this Section Section 2.9.(c) is intended to show the change between the Estimated Net Working Capital and the Final Net Working Capital, the change between the Estimated Net Working Capital Adjustment and the Final Net Working Capital Adjustment, the change between the Estimated Net Funded Indebtedness and the Final Net Funded Indebtedness, and the change between the Estimated Transaction Related Expenses and the Final Transaction Related Expenses, and that such changes can only be measured if each calculation is done in a manner consistent with the Accounting Principles (in the case of Net Working Capital) and the definitions thereof.  All fees and expenses relating to the work, if any, to be performed by the Neutral Firm will be allocated between Parent and the Shareholder Representative in the same proportion that the aggregate amount of the Disputed Items so submitted to the Neutral Firm that is unsuccessfully disputed by each such party (as finally determined by the Neutral Firm) bears to the total amount of such Disputed Items so submitted.  The parties shall instruct the Neutral Firm to deliver to Parent and the Shareholder Representative a written determination (such determination to include a work sheet setting forth all material calculations and corresponding explanations used in arriving at such determination and to be based solely on information provided to the Neutral Firm by the Shareholder Representative and Parent) of the Disputed Items submitted to the Neutral Firm within thirty (30) calendar days of receipt of such Disputed Items, which determination will be final, binding and conclusive, absent manifest error.  The final, binding and conclusive Closing Statement based either upon agreement by the parties, or deemed agreement by Parent and the Shareholder Representative in accordance with this Section Section 2.9, or the written determination delivered by the Neutral Firm in accordance with this Section Section 2.9.(c) will be the conclusive Closing Statement for all purposes hereunder.

(d)                                 If any party fails to submit a statement regarding any Disputed Item submitted to the Neutral Firm within the time determined by the Neutral Firm or otherwise fails to give the Neutral Firm access as reasonably requested, then the Neutral Firm shall render a decision based solely on the evidence timely submitted and the access afforded to the Neutral Firm by the other party.

(e)                                  Subject to Section 2.9(f)(ii):

(i)                                     If the Estimated Closing Date Merger Consideration Amount is greater than the Final Merger Consideration Amount, Parent and the Shareholder Representative shall instruct the Escrow Agent to release from the Escrow Amount to Parent, pursuant to the terms of the Escrow Agreement, the amount by which the Estimated Closing Date Merger Consideration Amount exceeds the Final Merger Consideration Amount; and

(ii)                                  If the Estimated Closing Date Merger Consideration Amount is less than the Final Merger Consideration Amount, Parent shall pay, or cause the Surviving Company to pay, to the Shareholder Representative (for the benefit of and further distribution to the Shareholder) an amount in cash equal to the amount by which the Estimated Closing Date Merger Consideration Amount is less than the Final Merger Consideration Amount, by wire transfer of immediately available funds.

Any amount payable to any party pursuant to this Section 2.9 shall be treated as an adjustment to the Estimated Closing Date Merger Consideration Amount.  Notwithstanding anything to the contrary herein or otherwise, Parent, on behalf of itself and its Affiliates, acknowledges that the sole and exclusive remedy of itself, Merger Sub and the Surviving Company to receive payments owed to it under this Section 2.9 shall be the recovery available solely from the funds in the Escrow Account and that the Escrow Amount and funds in the Escrow Account shall not be available to satisfy any other claim or obligation hereunder.  In the event that the funds in the Escrow Account are insufficient to pay to the Surviving Company, Merger Sub or Parent any amounts owed to it pursuant to this Section 2.9, neither Parent, Merger Sub nor the Surviving Company shall be entitled to collect any remaining amounts not satisfied from the funds in the Escrow Account, and none of the Shareholder Representative, the Shareholder or any other Person shall have any liability for any such deficiency.  Within one Business Day after payment to either Parent or the Shareholder Representative, pursuant to Section 2.9(e)(i) or Section 2.9(e)(ii), respectively, the Escrow Agent will be instructed to distribute any funds remaining in the Escrow Account as of such date to the Shareholder Representative (for the benefit of and further distribution to the Shareholder).

(f)                                   If, after receipt of the Closing Statement  or a Shareholder Representative Closing Notice, as applicable, pursuant to Section Section 2.9.(a):

(i)                                     (A) following delivery of a Closing Statement, the Shareholder Representative does not deliver a notice of dispute as described in Section Section 2.9.(b) within the twenty (20) Business Day period following the Shareholder Representative’s receipt of the Closing Statement or if within such period the Shareholder Representative delivers a notice to Parent stating that the Shareholder Representative does not dispute any item in the Closing Statement or (B) following delivery of a Shareholder Representative Closing Notice, Parent does not deliver a notice of dispute as described in Section Section 2.9.(a) within the twenty (20) Business Day period following Parent’s receipt of the Shareholder Representative Closing Notice or if within such period Parent delivers a notice to the Shareholder Representative stating that Parent does not dispute any item in the Shareholder Representative Closing Notice (in either case such notice, a “Non-Dispute Notice”), then on the second (2nd) Business Day following the earlier of (x) the last day of such twenty (20) Business Day period (in the case of a Closing Statement) or such twenty (20) Business Day period (in the case of a Shareholder Representative Closing Notice), and (y) the date on which Parent or Shareholder Representative, as applicable, receives such Non-Dispute Notice, the payments set forth in Section Section 2.9.(e) shall be made, and Parent and the Shareholder Representative shall instruct the Escrow Agent to concurrently therewith release the remaining funds in the Escrow Account, if any, to the Shareholder Representative (for the benefit of and further distribution to the Shareholder);

(ii)                                  (A) following delivery of a Closing Statement, if the Shareholder Representative delivers a notice of dispute as described in Section Section 2.9.(b) within the twenty (20) Business Day period following the Shareholder Representative’s receipt of the Closing Statement or (B) following delivery of a Shareholder Representative Closing Notice, Parent delivers a notice of dispute as described in Section Section 2.9.(a) within the twenty (20) Business Day period following Parent’s receipt of the Shareholder Representative Closing Notice, then on the second (2nd) Business Day following the date on which Parent or Shareholder Representative, as applicable, receives such notice of dispute, the payments set forth in Section Section 2.9.(e) shall be made, if any, in respect of any amount in such Closing Statement or Shareholder Representative Closing Notice, as applicable, that is not subject to dispute; and

(iii)                               with respect to any Disputed Item, within two (2) Business Days after resolution or deemed resolution of such Disputed Item in accordance with Section 2.9(b) and Section 2.9(c) (whether by mutual agreement between Parent and the Shareholder Representative, or by decision of the Neutral Firm), Parent shall pay Shareholder Representative (for the benefit of and further distribution to the Shareholder) by wire transfer of immediately available funds, or Parent and Shareholder Representative shall instruct the Escrow Agent to release an amount from the Escrow Account, pursuant to the Escrow Agreement, equal to the amount of such Disputed Item (or portion thereof) pursuant to the resolution of such Disputed Item (or portion thereof) in favor of such other party, as applicable, in accordance with this Section 2.9(f)(ii). Immediately following the payment in respect of the final Disputed Item, Parent and Shareholder Representative shall instruct the Escrow Agent to promptly release the remaining funds in the Escrow Account, if any, to Shareholder Representative (for the benefit of and further distribution to the Shareholder).

(g)                                  After the Closing and until the Final Net Working Capital, the Final Net Funded Indebtedness and the Final Transaction Related Expenses have been determined to be final in accordance with this Section 2.9, Parent shall, and shall cause the Surviving Company (and its Subsidiaries) to, provide to the Shareholder Representative and its Representatives reasonable access to the Books and Records and to any other information (to the extent permitted by applicable Law), including work papers of their respective accountants (to the extent permitted by such accountants), and to any employees and premises during regular business hours, solely to the extent necessary for the Shareholder Representative to review, dispute or object to all or any part of the Closing Statement (or to prepare the Shareholder Representative Closing Notice, as applicable), and to prepare materials for presentation to the Neutral Firm in connection with this Section 2.9.  All information obtained in connection with the foregoing access shall be governed by the terms of Section Section 5.4 and the Confidentiality Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules attached hereto, the Company hereby represents and warrants to Parent, as of the date hereof and as of the Closing Date, as follows:

Section 3.1.                                 Organization and Qualification.  Each of the Purchased Companies is either duly organized or incorporated (as applicable), is in good standing (where applicable), and is validly existing, under the Laws of its jurisdiction of organization, has all requisite corporate (or similar entity) power and authority to own or lease and operate its properties and assets and to carry on its business as presently conducted.  Each of the Purchased Companies is duly qualified or licensed to do business and is in good standing in each jurisdiction where the ownership or operation of its properties and assets or the conduct of its business requires such qualification or license, except for such failure to be so qualified, in good standing or licensed, that would not reasonably be expected to result in a Material Adverse Effect.  On or prior to the date hereof, the Company has made available to Parent true and complete copies of each of the Purchased Company’s Organizational Documents.  No Purchased Company is in violation of any of the provisions of its Organizational Documents.

Section 3.2.                                 Corporate Authorization.

(a)                                 The Company has full corporate (or similar entity) power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, has been duly and validly authorized by the Company and no additional corporate (or similar entity) authorization or consent by the Company is required in connection therewith.

(b)                                 Each of (i) PaxVax Global GP Limited (the general partner of the Shareholder) (the “General Partner”), by unanimous resolution of the directors of the General Partner, and (ii) the Management Board (as defined in the Limited Partnership Agreement), by the unanimous resolution of the Managers (as defined in the Limited Partnership Agreement), has determined that it is in the best interests of the Shareholder for the Shareholder to consent to the consummation of the transactions contemplated hereby, including the Merger.  Notwithstanding the foregoing, the approval of the General Partner is the only approval necessary, and no other vote or approval of any of the Shareholder’s partners or of the Management Board is necessary, to authorize and approve the Shareholder’s execution and delivery of the Shareholder Written Consent.

(c)                                  The sole director of the Company by written resolution of such director, has (i) determined that it is in the best interests of the Company and the Shareholder for the Company to enter into this Agreement and consummate the transactions contemplated hereby, including the Merger, and (ii) authorized and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger.  The only approval of the holders of any class or series of the Company’s capital stock necessary to authorize and approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, is the approval of the Shareholder, which approval has been provided by the Shareholder to the Company by way of the Shareholder Written Consent.

Section 3.3.                                 Binding Effect.  This Agreement has been duly and validly executed and delivered by the Company (assuming the due authority, execution and delivery by Parent) and constitutes, and each of the Ancillary Agreements to which the Company is a party will be duly and validly executed and delivered by the Company, and when so executed and delivered by the other parties thereto (assuming the due authority, execution and delivery by such other parties) shall constitute, a valid and legally binding obligation of the Company (to the extent a party thereto), enforceable other than in a de minimis respect against the Company (to the extent a party thereto) in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.4.                                 Regulatory Approvals and Non-Governmental Consents.

(a)                                 Except as set forth on Schedule 3.4(a) (the “Company Regulatory Approvals”), no Governmental Authorization or filing or notification is required to be obtained by the Company from, or to be given by the Company to, or made by the Company with, any Governmental Entity or securities exchange, as a result of the execution, delivery or performance by the Company of this Agreement or the Ancillary Agreements, or the consummation by the Company of the transactions contemplated hereby or thereby, except for such Governmental Authorization or filings or notifications that if failed to be obtained, given or made would not reasonably be expected to impair in any material respect the ability of the

Company to perform its obligations under this Agreement or the Ancillary Agreements to which it is a party or prevent or materially impede or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Ancillary Agreements.

(b)                                 Except as set forth on Schedule 3.4(b) (the “Company Non-Governmental Consents”), no consent, notice, approval, waiver or authorization is required to be obtained by the Company from, or to be given by the Company to, or made by the Company with, any Person other than a Governmental Entity or securities exchange, as a result of the execution, delivery or performance by the Company of this Agreement or the Ancillary Agreements, or the consummation by the Company of the transactions contemplated hereby or thereby, except for such consents, notices, approvals, waivers or authorizations of which the failure to obtain, or be given or made, would not reasonably be expected to impair in any material respect the ability of the Company to perform its obligations under this Agreement or the Ancillary Agreements to which it is a party or prevent or materially impede or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Ancillary Agreements.

Section 3.5.                                 Non-Contravention.  The execution, delivery and performance by the Company of this Agreement, and the execution, delivery and performance by the Company of the Ancillary Agreements to which it is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, do not and will not (a) violate any provision of the certificates of incorporation, certificates of formation, articles by-laws or other organizational documents (the “Organizational Documents”) of any Purchased Company; (b) assuming the receipt of all Regulatory Approvals and Non-Governmental Consents, (i) conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of any Purchased Company under, or result in a loss of any benefit to which any Purchased Company is entitled under, any Material Contract to which any Purchased Company is a party or by which any of its properties or assets are bound or (ii) result in the creation of any Lien upon any of the properties or assets of the Purchased Companies or (c) assuming the receipt of all Regulatory Approvals and Non-Governmental Consents, violate or result in a breach of or constitute a default under any Law or Governmental Authorization to which a Purchased Company or any of its properties or assets are subject, which in the case of each of the foregoing clauses (b) and (c), would reasonably be expected to be, individually or in the aggregate, material to the Purchased Companies, impair in any material respect the ability of the Company to perform its obligations under this Agreement or the Ancillary Agreements to which it is a party, or prevent or materially impede or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Ancillary Agreements.

Section 3.6.                                 Assets; Capitalization; Equity Interests; Subsidiaries.

(a)                                 Assets.  Except as set forth on Schedule 3.6(a), the Purchased Companies have good and marketable title to or a valid leasehold interest in their respective assets purported to be owned or leased by them, free and clear of all Liens, other than Permitted Liens, except to the extent such failure to maintain good and marketable title or a valid leasehold interest would not reasonably be expected, individually or in the aggregate, to be material to the Purchased Companies, taken as a whole.  As of immediately following the consummation of the Reorganization through the date hereof, the Purchased Companies hold all of the properties, rights and assets that were held by the Purchased Companies as of immediately prior to the consummation of the Reorganization.  Except as set forth on Schedule 3.6(a), neither the Shareholder nor any of its Affiliates (other than the Purchased Companies) holds any properties, rights or assets other than the Equity Interests of the Purchased Companies.

(b)                                 Capitalization; Ownership of Equity Interests.  As of immediately following the consummation of the Reorganization through the date hereof, the authorized, issued and outstanding Equity Interests of the Purchased Companies and the current ownership of such Equity Interests is set forth on Schedule 3.6(b).  The Equity Interests set forth on Schedule 3.6(b) constitute the only authorized, issued and outstanding Equity Interests of the Purchased Companies, and all such Equity Interests have been all duly authorized, validly issued, fully paid and are non-assessable, to the extent such concepts are applicable thereto, and are free and clear of all Liens other than restrictions on transfer arising under applicable securities Laws.

(c)                                  Agreements with Respect to Equity Interests.  Except as set forth on Schedule 3.6(c), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which any of the Purchased Companies is or may become obligated to issue or sell, redeem or repurchase, or give any Person a right to subscribe for or acquire, or in any way dispose of, any Equity Interests, or any securities or obligations exercisable or exchangeable for or convertible into any Equity Interests, of any of the Purchased Companies, and no securities or obligations evidencing such rights are authorized, issued or outstanding.  Except as set forth on Schedule 3.6(c), the outstanding Equity Interests of the Purchased Companies are not subject to any voting trust agreement, proxy or other Contract, agreement or arrangement restricting or otherwise relating to the voting, dividend rights or disposition of such Equity Interests.  None of the Purchased Companies have granted any fixed or floating security interests with respect to their respective Equity Interests (or the Equity Interests of any other Purchased Company) that are outstanding.

(d)                                 Subsidiaries.  None of the Purchased Companies hold any Equity Interest in any Person other than Equity Interests in PaxVax U.S., PaxVax Bermuda, PaxVax Australia, PaxVax UK, PaxVax Berna GmbH, PaxVax Netherlands B.V., PaxVax Italy S.r.l., PaxVax Spain S.L. or PaxVax Portugal, LDA.

Section 3.7.                                 Financial Statements.

(a)                                 On or prior to the date hereof, the Company has made available to Parent true and complete copies of the following: (i) the audited consolidated balance sheet of the Financial Statement Entities as of December 31, 2017 (such date, the “Balance Sheet Date”) and the related consolidated statements of operations and income, partnership interests and cash flows of the Financial Statement Entities, including notes thereto, for the year ended December 31, 2017 (collectively, the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Financial Statement Entities as of June 30, 2018 and the related consolidated statements of operations and income, partnership interests and cash flows of the Financial Statement Entities, in each case, for the six (6) months ended June 30, 2018 (collectively, the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).

(b)                                 Each of the balance sheets contained in the Financial Statements fairly presents in all material respects the consolidated financial position of the Financial Statement Entities as of the date thereof, and each of the statements of operations and income, partnership interests and cash flows or equivalent statements contained in the Financial Statements (including any related notes and schedules thereto) fairly presents in all material respects the consolidated results of operations and cash flows of the Purchased Companies, for the periods specified in such statement, in each case in accordance with GAAP, consistently applied (subject, in the case of Unaudited Financial Statements, to changes resulting from normal year-end adjustments (including deferred Tax entries) and to the absence of footnote disclosures, the effect of which, in each case, is not material).  The Financial Statements have been prepared from, and are consistent with, the Books and Records of the Purchased Companies.

(c)                                  The accounts receivable of each Purchased Company shown in the balance sheets in the Financial Statements (i) arose from bona fide transactions engaged in or entered into by each Purchased

Company or any Affiliate in the ordinary course of business and (ii) to the Company’s Knowledge, are not subject to any claim of offset, recoupment, setoff, or counterclaim, other than chargebacks or rebates in the ordinary course of business.

(d)                                 None of the Purchased Companies has any material Liabilities, except (i) Liabilities reflected, and reserved against, in the balance sheet included in the Unaudited Financial Statements, (ii) Liabilities incurred since the Balance Sheet Date that have arisen in the ordinary course of business (none of which is a Liability resulting from breach of contract, breach of warranty, fraud, tort, infringement, Litigation or violation of Law), (iii) Liabilities incurred pursuant to Material Contracts (other than as a result of any breach or nonperformance of such Material Contract) and (iv) Liabilities arising under this Agreement.

Section 3.8.                                 Litigation and Claims.  Except as set forth on Schedule 3.8, there are no, and in the last three (3) years there have not been any, civil, criminal or administrative actions, proceedings, suits, demands, claims, hearings, proceedings or investigations filed by or before any Governmental Entity, arbitral panel or mediator (“Litigations” or “Litigation”) (a) pending or, to the Company’s Knowledge, threatened against any of the Purchased Companies or (b) to the Company’s Knowledge, pending or threatened against, any director, officer, agent or employee of any Purchased Company (to the extent relating to any Purchased Company) that, in each of (a) and (b), if adversely determined against any Purchased Company or such other Person, would reasonably be expected to be, individually or in the aggregate, material to the Purchased Companies.  Except as set forth on Schedule 3.8, none of (i) the Purchased Companies or any of their respective businesses, properties or assets or (ii) to the Company’s Knowledge, any director, officer, agent or employee of any Purchased Company (to the extent relating to any Purchased Company), in each of (i) and (ii) is, or in the last three (3) years, has been subject to any Judgment that would reasonably be expected to be, individually or in the aggregate, material to the Purchased Companies.

Section 3.9.                                 Compliance with Law; Regulatory Matters. Except as set forth on Schedule 3.9:

(a)                                 Applicable Laws.  Each of the Purchased Companies is currently, and in the last three (3) years has been, in compliance, in all material respects, with all Laws applicable to it, its business, properties or assets, or its Exploitation of any Product, and, since the date that is three (3) years prior to the date hereof, none of the Purchased Companies has received and, to the Company’s Knowledge, none is threatened,  any notice or other communication from any Governmental Entity or other Person regarding any actual or alleged violation, in any material respect, of any Law applicable to any Purchased Company, any Purchased Company’s business, properties or assets, or any Purchased Company’s Exploitation of any Product.

(b)                                 Health Care Laws.

(i)                                     No Purchased Company is (A) subject to any investigation of which any Purchased Company has been notified that is pending or, to the Company’s Knowledge, which has been threatened, with respect to an alleged violation by any Purchased Company of any applicable Health Care Law, or (B) a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order or similar agreement with or imposed by any Governmental Entity.

(ii)                                  There are no Litigations pending and, to the Company’s Knowledge, there are no Litigations threatened, with respect to an actual or alleged material violation by any Purchased Company of any applicable Health Care Law.

(iii)                               The Purchased Companies collectively own all Product Registrations with respect to the Products, and each of such Product Registrations is in full force and effect. All of the Products are being, and at all times have been, Exploited in compliance with the applicable Product Registrations.

(iv)                              The Company has made available to Parent true and complete copies of (A) all material filings with the FDA or equivalent Governmental Entity relating to any of the Products, (B) all material correspondence with the FDA or equivalent Governmental Entity relating to any of the Products and (C) all material data, information, results, analyses, trial protocols, publications, and reports relating to the safety and efficacy of the Products.

(v)                                 All applications, notifications, submissions, information, claims, reports and statistics and other data, utilized as the basis for, or submitted in connection with, any Product Registration for any Product, when submitted to the FDA or such other applicable Governmental Entity were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA or such other applicable Governmental Entity.  None of the filings made by any Purchased Company with the FDA or an equivalent Governmental Entity relating to any of the Products contained any untrue statement of a material fact or fraudulent statement or omitted to state any material fact necessary to make the statements therein not misleading.

(vi)                              No Purchased Company or officer, director, employee or, to the Company’s Knowledge, agent of any Purchased Company (A) has committed any act, or made a statement, or failed to make a statement, that could reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke FDA’s policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy; (B) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under Medicare, Medicaid, TRICARE or any similar government health care program (collectively, “Federal Health Care Programs”); (C) has been subject to, or convicted of any crime or engaged in any conduct that would reasonably be expected to result in, debarment, exclusion, or suspension from participation in any Federal Health Care Program, or otherwise under Section 306 of the FDCA or any similar applicable Law, and no Litigation is pending or, to the Company’s Knowledge, is threatened, relating to such debarment or conviction of any Purchased Company or any such other Person; (D) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act, codified at Title 42, Chapter 7, of the United States Code; or (E) to the Company’s Knowledge, is the target or subject of any current or potential investigation relating to any Federal Health Care Program-related offense.

(vii)                           No Purchased Company nor, to the Company’s Knowledge, any Representative or third party contractor of any Purchased Company (but solely to the extent related to any Product) has received, and there is no threat of, any warning letter or untitled letter, report of inspectional observations, including FDA Form 483, establishment inspection reports, notices of violation, enforcement notices or other documents from any Governmental Entity or any Review Board alleging a lack of material compliance by any Purchased Company or any such Representative or third party contractor of any Purchased Company with any applicable Law or Product Registration in connection with the Products.

(viii)                        No Product has been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise) and no proceedings (whether completed or pending) seeking the recall,

withdrawal, suspension, discontinuation, or seizure of any such Product are pending, or to the Company’s Knowledge, threatened, against any Purchased Company, nor have any such proceedings been pending at any time.

(ix)                              No Purchased Company has received any written notice or other written correspondence  that a Governmental Entity with jurisdiction over the Products has commenced or, to the Company’s Knowledge, threatened to commence proceedings to (i) withdraw the licensure or approval of any Product or otherwise suspend, revoke or materially amend any Product Registration or (ii) enjoin the Exploitation of any Product, and, to the Company’s Knowledge, no event has occurred that would reasonably be expected to give any Governmental Entity any right to take any such action.

(x)                                 All preclinical and clinical studies conducted or sponsored by or on behalf of any Purchased Company are being and have been conducted in compliance in all material respects with the applicable protocols, procedures and controls, and applicable Health Care Laws.  No clinical trial conducted or sponsored by or on behalf of the Company has been terminated or suspended by the FDA or any other applicable Governmental Entity or any Review Board, and neither the FDA nor any other applicable Governmental Entity has commenced or, to the Company’s Knowledge, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay, suspend, materially modify, or materially restrict, any proposed or ongoing clinical trial conducted or proposed to be conducted by or on behalf of the Company.  No Purchased Company has received any written notice or other written communication from FDA or any other applicable Governmental Entity or any Review Board with respect to any ongoing pre-clinical or clinical studies requiring the termination, suspension, or material modification of such studies.  With respect to any clinical trial conducted by or on behalf of the Purchased Companies with respect to any Product in connection with or as the basis for any submission to the FDA or other comparable Governmental Entity of any Regulatory Approval or application therefor, (i) such clinical trials have been properly registered to the extent required under all applicable Health Care Laws, including on clinicaltrials.gov if required, and (ii) the results of all such clinical trials have been disclosed to the extent required under all applicable Health Care Laws, in each case including Section 402 of the PHSA. To the Company’s Knowledge, none of the clinical investigators involved in the Exploitation of the Products by or on behalf of any Purchased Company has been or is disqualified, restricted or otherwise sanctioned by FDA, the Department of Health and Human Services, or any other applicable Governmental Entity. There are no outstanding or unfulfilled post-marketing clinical trial commitments or obligations relating to Vivotif.

(c)                                  Privacy and Security.

(i)                                     Each Purchased Company, and, to the Company’s Knowledge, each of the Purchased Companies’ Data Processors, is in compliance in all material respects with all applicable Data Privacy Requirements.  To the Company’s Knowledge, no Purchased Company is under investigation by any Governmental Entity for a material violation of applicable Laws relating to data privacy or security, or has received any complaint or inquiry related to its data privacy or security practices.

(ii)                                  Each Purchased Company, and, to the Company’s Knowledge, each of the Purchased Companies’ Data Processors, has implemented and maintains commercially reasonable organizational, physical, administrative and technical measures substantially consistent with industry standards to protect the operation, confidentiality, integrity and security of all Personal Data or other sensitive business data against loss, theft, or unauthorized access, disclosure or use.  None of the Purchased Companies has experienced any security incident in which an unauthorized party accessed or acquired Personal Data or sensitive business data maintained by or on behalf of the Purchased Companies, except for any incident that would not be material, individually or in the aggregate, to the Purchased Companies, taken as a whole.

(iii)                               No Purchased Company is a “covered entity” or a “business associate” as those terms are defined in the Health Insurance Portability and Accountability Act (“HIPAA”) or is in breach of any “business associate contract,” as described in 45 C.F.R. § 164.504(e). No Purchased Company is in violation of the administrative simplification provisions of HIPAA or the regulations contained in 45 C.F.R. Parts 160 and 164.

(d)                                 Product Liability.  Since January 1, 2016, no bona fide claims have been asserted and, to the Company’s Knowledge, none are threatened, against any Purchased Company for Liabilities for death or serious bodily injury to any Person primarily resulting from any actual or alleged defect in any Product or any material Liability assessed with respect to any failure to warn in accordance with applicable Law arising out of any Product.

(e)                                  [***] Technology Transfer.

(i)                                     With respect to the lots of [***] produced at the [***] by the applicable Purchased Company as part of the Purchased Companies’ manufacturing process validation activities at the [***], the Company has made available to Parent all material documentation prepared, compiled or submitted in connection with the approval process with the FDA.

(ii)                                  The Company has made available to Parent true and complete copies of all Books and Records and other data of the Purchased Companies relating to the proposed technology transfer of the [***] manufacturing activities to the [***], including all related correspondence between any Purchased Company or any of their respective Affiliates or Representatives, on the one hand, and FDA, on the other hand.

Section 3.10.                          Intellectual Property.

(a)                           Schedule 3.10(a) sets forth a true and complete list as of the date hereof of all the Intellectual Property Rights that are owned by any of the Purchased Companies and registered or subject to an application for registration (collectively, “Company Registered IP”), categorized as follows: (i) issued Patent Rights and applications for Patent Rights, (ii) Trademark registrations and applications, (iii) copyright registrations and applications and (iv) domain names, in each case that are included in the Owned Company Intellectual Property, and lists for each such item of Company Registered IP (A) the jurisdictions in which such item of Company Registered IP has been filed and, as applicable, registered, issued or granted and, in the case of domain names and social media tags, handles and other identifiers, the registrar and the social media platform, (B) the legal and record owner(s) thereof, and, as applicable, all inventors thereof, (C) the filing and, as applicable, the registration, issuance or grant dates, and (D) the application or serial, and, as applicable, the registration, issuance and grant numbers.

(b)                           One or more of the Purchased Companies (i) are the sole owners of all right, title, and interest in and to the Owned Company Intellectual Property, and (ii) have a valid and enforceable license, sublicense or other similar Contract right to all Licensed Company Intellectual Property used or held for use in or, to the Company’s Knowledge, necessary for the Exploitation of the Products and the operation

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

of the businesses of the Purchased Companies as currently Exploited and operated, in each case ((i) and (ii)), free and clear of Liens, other than Permitted Liens and, in the case of clause (ii), the terms of the applicable license, sublicense or other Contract.  All Company Registered IP that is issued, granted or registered is valid, enforceable and in full force and effect and all Company Registered IP that is the subject of an application for issuance, grant or registration is valid and subsisting.  Each item of Company Registered IP was applied for, registered and filed in compliance with applicable Law in all material respects, and all filings, payments, and other actions required to be made or taken to maintain the application, prosecution or registration of such item of Company Registered IP in full force and effect have been fully and timely made by the applicable deadline.  None of the Company Registered IP has expired, lapsed, been abandoned or been declared invalid or unenforceable, in whole or in part, by any Governmental Entity.  No Company Registered IP and, to the Company’s Knowledge, no other Company Intellectual Property Right that is material to the Purchased Companies’ respective businesses, has in the last three (3) years been or is subject to any pending or, to the Company’s Knowledge, threatened interference, inventorship dispute, reissue, reexamination, opposition, concurrent use, cancellation, invalidity, inter partes, post-grant or other similar proceeding.

(c)                            Except as would not reasonably be expected to be material to the Purchased Companies: (i) the conduct of the business of each Purchased Company as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any Person and (ii) to the Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property Rights.  There is no Litigation pending or, to the Company’s Knowledge, threatened against any of the Purchased Companies or against any of the Owned Company Intellectual Property or, to the Company’s Knowledge, against any of the Licensed Company Intellectual Property, and as of the date of this Agreement none of the Purchased Companies has received any written threat or written claim or complaint in the three (3) year period prior to the date hereof in each case, (A) alleging that the Products or the conduct of any Purchased Company’s business (including with respect to the Exploitation of any of the Products, and the use or practice of any of the Company Intellectual Property Rights in connection therewith) infringe, misappropriate or violate the Intellectual Property Rights of any Person, (B) challenging or seeking to deny or restrict the inventorship, ownership, legality, validity, enforceability, priority, scope, use, right to use, right to register or registrability of any of the Company Intellectual Property Rights or (C) challenging or seeking to deny or restrict the right, title or interest of, or practice or use by, the Purchased Companies or, to the Company’s Knowledge, any of its or their licensors, in, to, under, or of any of the Company Intellectual Property Rights, including their right to license, sublicense, assign, convey or transfer such any of the Company Intellectual Property Rights.  There is no Litigation pending or threatened in writing by any Purchased Company against any other Person and, as of the date of this Agreement, none of the Purchased Companies has threatened or sent any written notice, claim or complaint to or against any Person in the three (3) year period prior to the date hereof, alleging that such Person is infringing, misappropriating or violating any Company Intellectual Property Rights.

(d)                           The Owned Company Intellectual Property and, to Company’s Knowledge, the Licensed Company Intellectual Property, are not subject to any outstanding Judgment, settlement or other disposition of any dispute that impairs or restricts in any material respect the Purchased Companies’ Exploitation of any Products as currently Exploited, or the Purchased Companies’ use of, or right to use, license, sublicense, enforce, assign, convey or transfer, any such Intellectual Property Rights.

(e)                            Each of the Purchased Companies has taken commercially reasonable measures to maintain, protect, and preserve the security, confidentiality and ownership of all trade secrets and material confidential information included in the Company Intellectual Property Rights (“Confidential Company Information”).  Each of the Purchased Companies has obtained from (i) each of its current and former employees and consultants, and (ii) all other Persons who have had access to any material Confidential Company Information or were engaged by any Purchased Company and, in each of (i) and (ii), are or were involved in, or participated in or contributed to, the conception, creation, development, reduction to practice, improvement to or modification of any of the Products or any Intellectual Property Rights used or intended for use in the conduct of the respective businesses of the Purchased Companies, a binding and enforceable written Contract which includes (i) confidentiality and restriction on use terms sufficient to maintain the confidential status and limit the use of such Confidential Company Information and (ii) provisions sufficient to ensure that such Purchased Company is the exclusive owner of all such Intellectual Property Rights arising out of or relating to such Person’s activities with respect to such Purchased Company’s business.

(f)                             Each of the Purchased Companies has taken commercially reasonable steps to ensure the continued operation of the material software and databases included in the Company Intellectual Property Rights, and all of its material computers and other information technology infrastructure and assets used in the business (collectively, the “IT Assets”), and to protect the security and confidentiality of its IT Assets and the material information and records stored on or accessed or transmitted using the IT Assets.  The IT Assets of the Purchased Companies operate and perform in all material respects as is necessary and sufficient for the conduct of the business of the Purchased Companies as currently conducted by the Purchased Companies or, to the Company’s Knowledge, Parent.  To the Company’s Knowledge, the IT Assets are free from malicious code and do not contain any bugs, errors, vulnerabilities or problems that, in each case, would be expected to materially adversely affect the operation or use of any such IT Assets in the business of the Purchased Companies.  There has not been in the past three (3) years any material (i) unauthorized intrusions or breach of the security of the IT Assets, (ii) malfunction of the IT Assets or (iii) accidental or unauthorized access to, loss, or misuse of Personal Data maintained by the Company.  The Purchased Companies have implemented commercially reasonable backups and security measures to duplicate, store, and protect its material information that is stored in electronic form or media.

(g)                            The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement (alone or in combination with any other event) and the compliance with the provisions of this Agreement do not and will not result in (i) a loss, alteration, or impairment (in whole or in part) of, or Lien (other than a Permitted Lien) on, any Company Intellectual Property Rights or any of the Products, (ii) a conflict with, or a loss, alteration, or impairment (in whole or in part) of any of the rights of the Purchased Companies in or to any of Company Intellectual Property Rights or any of the Products, or the validity, enforceability, use, right to use, registration, right to register, ownership, priority, duration, scope or effectiveness of any Company Intellectual Property Rights or (iii) the grant, assignment, or transfer to any Person of any license or other right, authorization, or interest under, to or in any of the Products or in any of the Company Intellectual Property Rights, which in the case of each of the foregoing clauses (i), (ii) or (iii), would reasonably be expected to be, individually or in the aggregate, material to the Purchased Companies.

(h)                           Except as set forth in the IP Contracts or otherwise on Schedule 3.10(h), there are no royalty, milestone, license fee, remuneration or other payment obligations with respect to the Exploitation of the Products or any license of Intellectual Property Rights to which any Purchased Company is a party.

Section 3.11.                          Employee Benefits.

(a)                                 Schedule 3.11(a) sets forth a complete and accurate list of all material Benefit Plans.  For purposes of this Agreement, “Benefit Plan” means each profit-sharing, bonus, stock option, stock purchase, restricted stock units/shares, stock ownership, stock appreciation rights, incentive, bonus, change in control, pension, retirement, deferred compensation, post-retirement medical or life insurance, welfare, incentive, sick leave or other leave of absence, short- or long-term disability, retention, severance, salary continuation, medical, dental, vision, life insurance and material fringe benefit plan, program, agreement or arrangement, in any case, established, maintained, sponsored or contributed to by any of the

Purchased Companies for the benefit of any employee, officer, director or consultant who is a natural person (or single-member entity) of any Purchased Company in each case in effect on the date hereof, or for which any Purchased Company has any obligation or Liability; provided, however, that no plan, program, agreement or arrangement mandated or maintained by any Governmental Entity shall be treated as a Benefit Plan.

(b)                                 As applicable with respect to each material Benefit Plan, the Company has made available to Parent, true and complete copies of (i) such Benefit Plan, including all amendments thereto, (ii) the current summary plan description and each summary of material modifications thereto, (iii) the most recent annual report filed with any Governmental Entity (e.g., Form 5500) and (iv) records, notices and filings or written communications concerning audits or investigations by the IRS or Department of Labor or other Governmental Entity, in each case under this clause (iv), within the last two years.

(c)                                  Each Benefit Plan has been maintained, operated and administered in all material respects in accordance with its terms and in accordance with applicable Law.  All material contributions to each Benefit Plan required to be made by the Purchased Companies with respect to their respective employees have been timely paid.  There are no Litigations pending, or to the Company’s Knowledge, threatened, with respect to any Benefit Plan (other than routine claims for benefits in the ordinary course of business) that would result in material Liability to any Purchased Company.  No “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) has occurred with respect to any Benefit Plan for which any material Liability or material excise Tax for the Company under ERISA or the Code remains outstanding.  None of the Company nor any of its employees has breached his, her, or its fiduciary duty with respect to the administration of any Benefit Plan or the investment of the assets of any Benefit Plan, other than as would not result in material Liability to any Purchased Company.  To the Company’s Knowledge, no fiduciary within the meaning of Section 3(21) of ERISA (other than the entities and individuals in the previous sentence) has breached his, her, or its fiduciary duty with respect to a Benefit Plan that would reasonably be expected to result in any material Liability or material excise Tax under ERISA or the Code being imposed on the Company.

(d)                                 No Purchased Company sponsors, maintains, contributes to or is required to contribute to, or has any Liability with respect to, (i) an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA, including any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) any “multiple employer plan” (within the meaning of ERISA or the Code), or (iii) any self-insured group health, life insurance or long-term disability plan or voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code).  No assets of any Benefit Plan are invested in securities of the Purchased Companies or any Affiliate.  No Purchased Company would reasonably be expected to have any Liability or obligation to provide postretirement health, medical or life insurance benefits to the employees or former employees, officers, or directors, or any dependent or beneficiary thereof of any Purchased Company, except as otherwise required under state or federal benefits continuation Laws and for which the covered individual pays the full premium for such coverage.

(e)                                  The Benefit Plans that are “employee pension benefit plans” (within the meaning of Section 3(2) of ERISA) and that are intended to meet the qualification requirements of Section 401(a) of the Code (each, a “Pension Plan”) have each received a favorable determination letter, or in the case of a pre-approved plan, the underlying plan has received an opinion or advisory letter, from the IRS regarding the qualification of such Pension Plan under Section 401(a) of the Code, and, to the Company’s Knowledge, nothing has occurred as of the date hereof that would reasonably be expected to result in the loss of such qualification.

(f)                                   Except as set forth on Schedule 3.11(f) or as required by applicable Law, (i) none of the Benefit Plans obligates the Purchased Companies to pay any material separation, severance, termination or similar benefits solely as a result of the Closing; (ii) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director, or other service provider of any Purchased Company, or result in any acceleration of the time of payment or vesting of any such payment, right, compensation or benefit; and (iii) no such amount paid or payable (whether in cash, in property, or in the form of benefits) to any employee, officer, director, or other service provider of any Purchased Company in connection with the transactions contemplated hereby (either alone or in conjunction with any other event) will be a Section 280G Payment (disregarding any payments or benefits under any agreement or arrangement entered into or negotiated with Parent or any of its Affiliates).  No Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code.

(g)                                  To the Company’s Knowledge, there are no facts or circumstances existing or having arisen prior to the date hereof which have led or would reasonably be expected to lead to a re-assessment by any social security authority of social security contributions to be made by any of the Purchased Companies relating to any period prior to the date hereof, except as would not reasonably be expected to result in material liability to any Purchased Company.

(h)                                 With respect to any Benefit Plan maintained in Switzerland, all material social security payments and material pension fund contributions relating to any period prior to the Closing Date to be paid by the Purchased Companies with respect to the employees of the Purchased Companies and to such Swiss Benefit Plans in favor of the employees of the Purchased Companies have been paid when due according to the applicable Laws and the respective regulations of the applicable Benefit Plans or have been adequately provided for in the Financial Statements. The Benefit Plans maintained in Switzerland have no claim against the Purchased Companies or the Shareholder, other than for the current ordinary contributions.

(i)                                     According to applicable local accounting and actuarial rules, (i) the commitments of the Swiss pension schemes to which the Purchased Companies are affiliated are fully funded, and (ii) the Swiss pension schemes regarding the current and former employees of the Purchased Companies are covered by more than 100% pursuant to the latest actuarial reports.

Section 3.12.                          Employment Matters.

(a)                                 No Purchased Company is or has in the past three (3) years been party to a collective bargaining agreement with a labor union with respect to its employees, is currently negotiating any such collective bargaining agreement, or is or has in the past three (3) years been subject to any bargaining order relating to its relationship or dealings with its employees or any labor organization.

(b)                                 There is no unfair labor practice charge or complaint against any Purchased Company pending, or to the Company’s Knowledge, threatened before the National Labor Relations Board or any other similar Governmental Entity, with respect to the Purchased Companies’ relationship with its employees, that would reasonably be expected to result in a Material Adverse Effect.  As of the date hereof, there is no pending labor strike, slowdown, work stoppage or lockout by any Purchased Company employees against any Purchased Company.  No mass employee dismissals by any of the Purchased Companies that would give rise to any notification requirement to any Governmental Entity under the Worker Adjustment and Retraining Notification Act or similar foreign Laws have been announced since December 31, 2017 or are being planned.

(c)                                  Each Purchased Company is, and in the past three (3) years has been, in material compliance with all Laws relating to labor and employment with respect to the Purchased Company employees.  Within the past three (3) years, there have not been any wage and hour claims, discrimination claims, disability accommodation claims, or other employment claims or charges by any employee or prospective employee of any Purchased Company, nor, to the Company’s Knowledge, are any such claims or charges under investigation by any Governmental Entity, in each case, that if adversely determined against any Purchased Company would reasonably be expected to be material to the Purchased Companies, taken as a whole.  Accruals for claims for compensation of overtime, Sunday or night work, retained holidays, or similar potential claims of any current or former employee of any of the Purchased Companies have been properly made by the respective Purchased Company in accordance with the applicable accounting principles.  All employees of the Purchased Companies have such valid working permit for which the responsibility lies with the Purchased Companies and, to the Company’s Knowledge, all of the employees of the Purchased Companies have valid work permits for which the responsibility of maintaining such permits lies with the respective employee.  Except as would not reasonably be expected to result in material liability to the Purchased Companies, each individual who renders services to any Purchased Company is properly classified under all applicable Laws as having the status of an employee or independent contractor or other non-employee status.  To the Company’s Knowledge, no employee or independent contractor of any Purchased Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or non-competition agreement, that materially and adversely affects or restricts the performance of such employee’s duties for the Purchased Companies. No employee of any of the Purchased Companies is subject to any site guarantee or special protection against dismissal beyond applicable Law.

(d)                                 Schedule 3.12(d) sets forth a true and complete list, as of the date hereof, of each employee of any Purchased Company, including for each such employee: name, job title, hire date, full- or part-time status, Fair Labor Standards Act designation, work location, current base compensation rate, current target bonus percentage, any fringe benefits (other than benefits applicable to all employees as set forth in Schedule 3.11(a)), and, to the Company’s Knowledge, visa and greencard application status.  With respect to employees whose primary work location is in the United States, except as set forth in Schedule 3.12(d), the employment of each employee is terminable at will by the relevant Purchased Company without any penalty, Liability or severance obligation incurred by any Purchased Company.

(e)                                  No employee of any of the Purchased Companies is participating in any equity incentive plans or has been granted any rights under any such plan, which would give the employee any right to acquire or receive any shares, quota shares, stocks, options, or any other participation rights in any of the Purchased Companies.  The consummation of the transactions contemplated by this Agreement will not enable any employee of a Purchased Company to receive any change of control or incentive bonus payment, which are to be paid by any of the Purchased Companies, the Parent or the Merger Sub.

Section 3.13.                          Material Contracts.

(a)                                 Schedule 3.13 sets forth a true and complete list, as of the date hereof, of the following Contracts (other than any Benefit Plan) to which any Purchased Company is a party as of the date hereof (such Contracts, whether or not listed in Schedule 3.13, the “Material Contracts”):

(i)                                     Contracts where (A) the performance remaining thereunder involves aggregate consideration payable to or by any Purchased Company in excess of $500,000 per annum, other than “shrink wrap” or “click through” license agreements for standard software products, and licenses or restricted use provisions that arise out of the purchase of off-the-shelf reagents from suppliers or through catalogs, and (B) such Contract is not cancelable, without premium or penalty, by any Purchased Company on thirty (30) days or less notice;

(ii)                                  Contracts which contain covenants which restrict or limit the ability of any Purchased Company to compete in any line of business or with any Person or in any geographic area during any time period, or that contain any exclusivity, standstill or non-solicitation obligation binding on any of the Purchased Companies;

(iii)                               Contracts which relate to Indebtedness and Contracts under which (A) any Person has directly or indirectly guaranteed or assumed Indebtedness or Liabilities of any Purchased Company or (B) any Purchased Company has directly or indirectly guaranteed or assumed Indebtedness or Liabilities of any other Person (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(iv)                              Contracts under which any Purchased Company has made or will make, directly or indirectly, any advance, loan, extension of credit or capital contribution to, or other investment in, any other Person or Contracts relating to the making of any such advance, loan, extension of credit, capital contribution or other investment;

(v)                                 mortgages, pledges or security agreements or similar Contracts or arrangements constituting a Lien upon the assets or properties of any Purchased Company;

(vi)                              Contracts for the sale or purchase of personal property having a value individually, with respect to all sales or purchases thereunder, in excess of $500,000, other than sales of Products in the ordinary course of business;

(vii)                           Contracts pursuant to which a Purchased Company (A) has been granted a license, sublicense or similar right to use the Intellectual Property Rights of a third party that is material to the conduct of the business as currently conducted with respect to the Exploitation of the Products (other than “shrink wrap” or “click through” license agreements for commercially available software products, and licenses or restricted use provisions that arise out of the purchase of off-the-shelf reagents from suppliers or through catalogs) or (B) has granted to a third party the right to use any of the Company Intellectual Property Rights (other than (1) licenses granted expressly or implicitly by a Purchased Company in connection with the sale, lease or transfer of any inventory of (but not other rights to) any Products to customers in the ordinary course of business, (2) non-exclusive licenses under confidentiality or non-disclosure agreements entered into in the ordinary course of business, (3) material transfer (or other similar research) agreements entered into in the ordinary course of the business that do not transfer ownership of, or exclusively license, any Intellectual Property Rights and (4) clinical trial agreements entered into in the ordinary course of business that do not transfer ownership of, or exclusively license, any Intellectual Property Rights) (collectively, “IP Contracts”);

(viii)                        Contracts for the production, manufacture, processing, filling, finishing, packaging, labeling, shipping, holding, or supply of any Product or the performance of any clinical trial-related services with respect to any Product;

(ix)                              Contracts for the sale or purchase of fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $500,000, other than agreements in which the applicable acquisition or disposition has been consummated and there are not material obligations ongoing;

(x)                                 all Leases;

(xi)                              Contracts for joint ventures, strategic alliances, partnerships, joint product development, collaborations, co-marketing arrangements or other similar agreements or arrangements;

(xii)                           Contracts involving the disposition or acquisition of any product line, business or significant portion of the assets, properties or business of the Purchased Companies, or any merger, consolidation or similar business combination transaction;

(xiii)                        all Government Contracts;

(xiv)                       Contracts with or involving any Purchased Company on the one hand, and (A) any current or former holder of Equity Interests of any Purchased Company or any Affiliate of any Purchased Company or of any such holder (other than a Purchased Company) or (B) any current or former director, officer or employee of any Purchased Company or any Affiliate (other than a Purchased Company) thereof on the other hand, in each case for any Contract with or involving any such former holder of Equity Interests or former director, officer or employee, only to the extent such Contract (x) is in effect as of the date of this Agreement and (y) imposes any payment or other material obligations on any Purchased Company following the Closing;

(xv)                          any collective bargaining agreements or similar Contracts with any labor union, works council or other labor organization;

(xvi)                       Contracts containing any provision requiring any Purchased Company to indemnify any other Person, excluding indemnities contained in Contracts for the purchase, sale or license of products or services in the ordinary course of business;

(xvii)                    Contracts (A) that contain an option or grant of any right of first refusal, right of first offer, right of first negotiation or similar right in favor of any Person and (B) in which any of the Purchased Companies have (1) granted (I) development rights, “most favored nation” pricing provisions, or (II) marketing or distribution rights relating to any Product or (2) agreed to purchase a minimum quantity of goods relating to any Product or has agreed to purchase goods relating to any Product exclusively from a certain party; and

(xviii)                 Contracts involving any resolution or settlement of any Litigation in excess of $500,000, or containing any covenant not to sue, concurrent use agreement, settlement agreement, pre-rights declaration or co-existence agreement with respect to Company Intellectual Property Rights.

(b)                                 All Material Contracts are in full force and effect, and are legal, valid and binding obligations of, the applicable Purchased Company party thereto and, to the Company’s Knowledge, each other party thereto, and, in each case, is enforceable against the applicable Purchased Company party thereto and, to the Company’s Knowledge, each other party thereto in accordance with the terms thereof (subject to applicable bankruptcy, insolvency, reorganization, moratorium Laws, or other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).  No Purchased Company is material breach or default under the terms of any Material Contract, and, to the Company’s Knowledge, no other party to any Material Contract is in material breach or default thereunder.  As of the date hereof, no Purchased Company has received or given written notice of any material breach or default under, or termination of, any Material Contract.  Prior to the date hereof, a true and complete copy of each Material Contract has been made available by the Company or its Affiliates or Representatives to Parent or its Affiliates or Representatives.

Section 3.14.                          Real Property.

(a)                                 Schedule 3.14(a) sets forth, as of the date hereof, a correct and complete list of all real property owned by the Purchased Companies (the “Owned Real Property”).  The Purchased Companies have good and valid title or, where applicable, fee simple title to each parcel of Owned Real Property free and clear of any and all Liens other than Permitted Liens.  Except as disclosed on Schedule 3.14(a), the Purchased Companies have not leased or otherwise granted to any Person the right to use or occupy the Owned Real Property, the Leased Real Property or any portion thereof (and no Person other than the Purchased Companies is so using or occupying the Owned Real Property, the Leased Real Property or any portion thereof), and there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or, to the Company’s Knowledge, any Leased Real Property, or any portion thereof or interest therein.

(b)                                 Schedule 3.14(b) sets forth a correct and complete list, as of the date hereof, of (i) all real property that is leased or otherwise used or occupied by the Purchased Companies (the “Leased Real Property”) and (ii) the leases or other Contracts under which the Purchased Companies use or occupy or have a right to use or occupy each such Leased Real Property (the “Leases”) and the identity of each party to each such Lease. The Purchased Companies have a good and valid leasehold interest in each Leased Real Property free and clear of all Liens, other than Permitted Liens.  All rent and other sums payable by any Purchased Company as the tenant under each Lease are current in all material respects.

(c)                                  The Owned Real Property and Leased Real Property comprise all of the real property used or held for use in connection with and necessary for the conduct of the business in the ordinary course of business as currently conducted by the Purchased Companies.  To the Company’s Knowledge, all Owned Real Property and Leased Real Property is structurally sound, in good operating condition in all material respects and in a state of good and working maintenance and repair in all material respects, ordinary wear and tear excepted, and have adequate utilities and adequate means to ingress and egress to support their current use by the Purchased Companies. No Purchased Company has received any written notice of any condemnation, expropriation, eminent domain or similar proceeding affecting all or any part of the Owned Real Property or Leased Real Property, and since the date that is three (3) years prior to the date hereof, no Purchased Company has received any written notice of any material violation of any applicable building, zoning, subdivision, health and safety and other land use Laws or restrictive covenants affecting any of the Owned Real Property or Leased Real Property which remains uncured. None of the Owned Real Property or Leased Real Property is currently registered in any register of contaminated sites (e.g., the Kataster der belasteten Standorte in Switzerland).

(d)                                 The consummation of the transactions contemplated by this Agreement will not trigger any value increase absorbing charge (Planungsvorteilsausgleich / Mehrwertabgabe) pursuant to the Swiss Federal Planning Act of (Bundesgesetz über die Raumplanung) of June 22, 1979 (as amended), the Planning Act of the Canton of Berne (Baugesetz des Kantons Bern) of June 9, 1985 (as amended) or the Regulations on the Compensation of Planning Advantages of the Municipality of Köniz (Reglement über den Ausgleich von Planungsvorteilen) of January 16, 2017 (as amended), respectively, payable by the Parent or any Purchased Company due to any planning changes or re-zoning (including, among others, so-called Einzonungen, Umzonungen and Aufzonungen) of any of the Swiss Real Properties, which has been implemented by the competent Governmental Entity at any time prior to the date of this Agreement.

Section 3.15.                          Taxes.

(a)                                 The Purchased Companies have timely filed all Tax Returns that are required to be filed by them with the appropriate Taxing Authority (taking into account any extensions automatically granted), and all Taxes required to be paid or remitted by or with respect to any of the Purchased Companies have been or will be duly and timely paid in full.

(b)                                 Each of the Purchased Companies has duly and timely withheld all amounts required to be deducted or withheld with respect to any amounts payable to any partner, employee, independent contractor, client, creditor, customer, shareholder, an Affiliate of any of the foregoing or any other Person and has timely paid to the appropriate Taxing Authority all such deducted or withheld amounts.

(c)                                  There is no Lien for Taxes upon any of the assets of the Purchased Companies other than Permitted Liens.

(d)                                 No actions, audits, claims, administrative proceedings or court proceedings with regard to Taxes or Tax Returns of or in respect of any of the Purchased Companies are currently pending, and all deficiencies asserted or assessments made, if any, as a result of such examinations have been paid in full.

(e)                                  No written agreement or other document extending, or having the effect of extending, the period of assessment, deficiency or collection of any Taxes payable by any Purchased Company is in effect as of the date hereof, and no Purchased Company is, as of the date hereof, the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Taxing Authority) within which to file any Tax Return.

(f)                                   Prior to the date hereof, the Shareholder, on behalf of the Company, has made available to Parent correct and complete copies of (i) all Tax Returns filed by or on behalf of each of the Purchased Companies for all completed Tax years that remain open for audit or review by the relevant Taxing Authority and (ii) all ruling requests, notices of proposed deficiencies, settlement agreements, tax opinions and memoranda, and similar documents or communication sent or received by any Purchased Company relating to Taxes, in each case for taxable periods in which the statute of limitations (including extensions thereof) has not expired.

(g)                                  None of the Purchased Companies has any Liability for Taxes of any Person (other than those of the Purchased Companies) (i) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), (ii) as transferee or successor or (iii) pursuant to any Tax sharing, Tax indemnity or Tax allocation agreement.

(h)                                 No Purchased Company is subject to a claim by any Governmental Entity in a jurisdiction in which such Purchased Company does not file a Tax Return to the effect that such Purchased Company is or may be subject to taxation by, or required to file any Tax Return in, such jurisdiction. No Purchased Company (i) has, or has had, a permanent establishment or other place of business in any country other than its country of incorporation; (ii) is or has been a resident of, any country other than its country of incorporation; (iii) is a dual resident corporation or (iv) is required to be registered in any place as a recognized foreign company or trust.

(i)                                     No Purchased Company is a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law).

(j)                                    None of the Purchased Companies has participated in a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code (or any similar provision of state, local or non-U.S. Law).

(k)                                 No Purchased Company is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A) of the Code.

(l)                                     No Purchased Company has received or applied for a Tax ruling or clearance or entered into a closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law). No Tax authority has operated or agreed to operate any special arrangement (being an arrangement which is not based on relevant legislation or on published practice or concession) in relation to the affairs of a Purchased Company.

(m)                             The Purchased Companies have duly kept and properly maintained all material records for all taxable years still open for audit that such Person is required to keep for Tax purposes under any Tax Law, and such records are available for inspection at the premises of the Company or one of the other Purchased Companies, as applicable.  All intercompany agreements have been adequately documented, and such documents have been duly executed in a timely manner. The prices for any property or services (or for the use of any property) provided by or to any of the Purchased Companies are arm’s-length prices for purposes of all applicable transfer pricing Laws, including Section 482 of the Code and any similar provision of state, local or non-U.S. Tax Law. All transactions and other dealings between any of the Purchased Companies, on the one hand, and a third party have been (and can be demonstrated to have been) conducted on arm’s length commercial terms.

(n)                                 None of the Purchased Companies will be required to include any item of income in, or to exclude any item of deductions from, taxable income from any taxable period (or portion thereof) ending after the Closing as a result of any (i) change in method of accounting for a taxable period (or portion thereof) ending prior to the Closing, (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed prior to the Closing, (iii) installment sale or open transaction disposition entered into prior to Closing, (iv) prepaid amount received prior to Closing, (v) election under Section 108(i) of the Code or (vi) application of Section 965 of the Code. None of the Purchased Companies has made an election under Section 965(h) of the Code.

(o)                                 The relevant taxable year of each of the Purchased Companies ended on December 31, 2017.

(p)                                 The Company is, and has been since inception, a disregarded entity within the meaning of Treasury Regulation Section 301.7701-3(b)(2)(i)(C).

(q)                                 Except for compensatory Transaction Related Expenses, none of the Parent or Purchased Companies will have any obligation under any Tax Law of any relevant jurisdiction in which any Purchased Company operates to withhold from or otherwise pay any amount with respect to the transactions contemplated herein.

(r)                                    PaxVax Australia does not have a “tainted” share capital account within the meaning of Division 197 of the ITAA 1997 and has not taken any action that might cause PaxVax Australia’s share capital account to become a “tainted” share capital account within the meaning of Division 197 of the ITAA 1997, nor has an election been made at any time to untaint PaxVax Australia’s share capital account.

(s)                                   Each of the Purchased Companies that is required to be registered for GST or VAT purposes is duly registered. No Purchased Company is a party to any Contract in respect of which it is or will become liable to pay GST or VAT without being entitled to increase the consideration payable under the Contract, deed, or understanding or otherwise seek reimbursement so that any Purchased Company retains the amount it would have retained but for the imposition of GST (unless that consideration is expressly agreed to be inclusive of GST or VAT).  The Purchased Companies have established internal procedures and systems necessary to ensure that its billing, accounts receivable and general ledger functions accurately capture and account for GST or VAT.  Within the last six years, no Purchased Company has been treated as a member of a group (whether under section 43 UK Value Added Tax Act 1994 or otherwise) for the purposes of VAT or any other applicable sales, purchase or turnover Tax in any relevant jurisdiction and no application is pending as at the date of this Agreement for a Purchased Company so to be treated.

(t)                                    All documents which are liable to stamp duty or a Tax of a similar nature, or necessary to establish the title of the Purchased Companies to an asset, have had stamp duty or other Taxes of a similar nature paid in full in accordance with all applicable Law. No relief from stamp duty or Tax of a similar nature granted or to be granted will or may be revoked or withdrawn by reason of or in connection with the transactions pursuant to or as contemplated by this Agreement.

(u)                                 No directors, officers or employees of a Purchased Company, that are United Kingdom taxpayers, have received any (i) securities, interests in securities or securities options as defined in Part 7 of ITEPA or (ii) securities or interests in securities in a form which is or could be treated as a “readily convertible asset” as defined in section 702 of ITEPA.  All directors, officers or employees of a Purchased Company that are United Kingdom taxpayers who have received any securities or interests in securities falling within Chapter 2 of Part 7 of ITEPA have entered into elections jointly with the relevant Purchased Company under section 431(1) of ITEPA within the statutory time limit.

(v)                                 No Purchased Company has been a party to, nor has otherwise been involved in, any transaction, scheme or arrangement designed wholly or mainly or containing steps or stages having no commercial purpose and designed wholly or mainly for the purpose of avoiding or deferring Tax or reducing a liability to Tax or amounts to be accounted for under the UK PAYE system.

(w)                               Each transaction that forms part of the Reorganization is a Tax-free transaction, and none of the Purchased Companies (i) has or will recognize, in whole or in part, any gain or loss or (ii) has or will have any Liability for Taxes, in each case as a result of or in connection with the Reorganization or any part thereof, under any Tax Laws.

Section 3.16.                          Brokers.  Except for fees payable to Perella Weinberg Partners LP, which fees will either be paid by one or more of the Purchased Companies prior to the Closing or will constitute Transaction Related Expenses, there is no fee or commission payable by the Company or any of its Affiliates to any investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Affiliates in connection with the transactions contemplated hereby.  Except for the agreement between Perella Weinberg Partners LP and PaxVax U.S., none of the Purchased Companies is a party to an engagement letter or such Contract with any broker, finder or investment bank.

Section 3.17.                          Environmental Compliance.

(a)                                 Except as would not reasonably be expected to result in a Material Adverse Effect:

(i)                                     The Purchased Companies are, and in the past three (3) years have been, in compliance with all Environmental Laws and, in the three (3) year period prior to the date hereof, the Purchased Companies have not received from any Person any (i) Environmental Notice or Environmental Claim or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is or will be the source of ongoing obligations or requirements as of the Closing Date.

(ii)                                  Each Purchased Company has obtained and is, and in the past three (3) years has been, in compliance with all Environmental Permits necessary for the ownership, lease, operation or use of its respective business, assets, the Owned Real Property or Leased Real Property.

(iii)                               There are no, and in the past three (3) years there have not been any, pending or, to the Company’s Knowledge, threatened Environmental Claims against any of the Purchased Companies.

(iv)                              None of the Purchased Companies, nor to the Company’s Knowledge, any other Person has had a Release of Hazardous Materials at or from the Owned Real Property or Leased Real Property or at any property formerly owned, leased or operated by any of the Purchased Companies that requires or would reasonably be expected to require investigation, assessment, cleanup, remediation or other corrective action pursuant to Environmental Laws by any of the Purchased Companies, or that would reasonably be expected to result in any of the Purchased Companies incurring Liabilities under Environmental Laws.

(v)                                 None of the Purchased Companies has received an Environmental Notice that any of the Owned Real Property or Leased Real Property, or any real property that was formerly owned, leased or operated by any of the Purchased Companies, or any predecessor of any of the Purchased Companies, has had a Release of any Hazardous Material that would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Laws or term of any Environmental Permit by any of the Purchased Companies.

(b)                                 The Company has made available to Parent: (a) any and all material environmental reports, studies, audits, environmental assessments (including site assessments) and other similar reports in the possession or control of the Company with respect to the Purchased Companies, the Owned Real Property or Leased Real Property; and (b) copies of all material correspondence in the possession or control of the Company with respect to any unresolved Environmental Notice or Environmental Claim that may require material payments or actions by any of the Purchased Companies.

Section 3.18.                          Absence of Certain Changes or Events.  Since the Balance Sheet Date (a) until the date of this Agreement, there has not been any Material Adverse Effect and (b) except as set forth on Schedule 3.18 and except for the Reorganization, (i) the Purchased Companies, taken as a whole, have conducted their respective businesses in all material respects in the ordinary course of business and (ii) there has not occurred any change, effect, event, occurrence, state of facts or development that, if taken during the period from the date hereof through the Closing, would constitute a breach of Section 5.3.

Section 3.19.                          Permits and Licenses.  The Purchased Companies hold, and in the past three (3) years have held, all material Governmental Authorizations necessary to own, lease or operate their assets and properties and to operate their respective businesses as currently conducted or as conducted at such time in the past three (3) years, as applicable.  All of such Governmental Authorizations are in full force and effect and none of the Purchased Companies is, or in the past three (3) years has been, in material default under or violation of, any of such Governmental Authorizations, and, to the Company’s Knowledge, no event has occurred that would reasonably be expected to give any Governmental Entity any right of termination, amendment or cancellation of any such Governmental Authorization.  In the three (3) year period prior to the date hereof, none of the Purchased Companies has received any written notice or other written communication from any Governmental Entity that such Governmental Entity intends to or is threatening to revoke, suspend, modify or limit any material Governmental Authorization or has done so.

Section 3.20.                          Related Party Transactions.  Except (a) for this Agreement and the Ancillary Agreements and the transactions contemplated hereby or thereby, (b) the Organizational Documents of the

Purchased Companies, (c) as set forth on Schedule 3.20, (d) for any employment agreements, compensation arrangements, benefit plans, or similar arrangements and (e) for any Contracts or arrangements solely between or among the Purchased Companies, no (i) Affiliate (including the Shareholder) of any of the Purchased Companies or any other Person who serves as an equityholder, director, employee or officer (or similar position) of any Purchased Company or the Shareholder (ii) to the Company’s Knowledge, any immediate family member of any Person identified in clause (i), (A) is or, during the last three (3) years, has been a party to any Contract or other business arrangement with any of the Purchased Companies, (B) has any claim or cause of action against any Purchased Company, or (C) owes any money to, or is owed any money by, any Purchased Company that will not be satisfied prior to the Closing.

Section 3.21.                          Government Contracts.

(a)                                 Schedule 3.21(a) sets forth a true and complete list of all Government Bids as of the date hereof.

(b)                                 With respect to each Government Contract and Government Bid: (i) the Purchased Companies have complied in all material respects with the terms and conditions of such Government Contract and Government Bid, including all clauses, provisions, and requirements incorporated expressly, or by reference therein; (ii) no Purchased Company is in material violation, breach or default of any provision of any applicable federal order, statute, rule or regulation (including the Federal Acquisition Regulation (“FAR”)), agency supplements to the FAR, the federal Cost Accounting Standards (“CAS”), the Service Contract Act of 1963 (including, requirements for paying applicable Service Contract Act wage rate and fringe benefit rates), or any other applicable Law governing any Government Contract, Government Bid, or transaction of any kind with any Governmental Entity, as applicable; (iii) no Purchased Company has received a written cure notice, a show cause notice or a stop work order regarding performance of a Government Contract; (iv) no past performance evaluation received in writing by any Purchased Company with respect to any such Government Contract has set forth an adverse performance rating, default or other material failure to perform thereunder; (v) to the Company’s Knowledge, no money due to any Purchased Company pertaining to any Government Contract has been withheld or set-off, or is reasonably likely to be withheld or set-off; and (vi) no Purchased Company is performing activities under Government Contracts or Government Bids that are identified in FAR 9.502, or, to the Company’s Knowledge, would constitute an “organizational conflict of interest” under Subpart 9.5 of the FAR and agency supplements thereto upon consummation of the transaction.

(c)                                  All of the Purchased Companies’ representations regarding their respective size status for each of the Government Contracts awarded within the past five (5) years and all Government Bids submitted during the same period were current, accurate and complete and made in accordance with applicable Law.  There are no Government Contracts or Government Bids to which any Purchased Company is a party or is bound and that were awarded (or are being sought) on the basis of the Purchased Company’s (or any joint venture or contractor teaming arrangement of which the Purchased Company is a member) certification or representation as having 8(a) status, small business status, small disadvantaged business status, historically underutilized business zone small business status, veteran-owned small business status, service-disabled veteran-owned small business status or other preferential status (“Small Business Status”), or to which any Purchased Company represented that it qualified as a Small Business Status in connection with the award of the Government Contract.

(d)                                 (i) No Purchased Company has received written notice of cost, schedule, technical, quality or other performance failures that would reasonably be expected to result in Litigation against a Purchased Company by a Governmental Entity, a prime contractor or a higher-tier subcontractor; (ii) no Governmental Entity has asserted, or to the Company’s Knowledge, no Governmental Entity has threatened to assert, a written claim against any Purchased Company for any of the following: (A) defective pricing under the Truth in Negotiations Act of 1962, as amended, (B) noncompliance with the FAR or any agency supplement thereto, to the extent applicable, or CAS, (C) false claims under the Civil False Claims Act or false statements under the Criminal False Statements Act, (D) the Service Contract Act of 1963 or (E) any other material monetary claims relating to the performance or administration by the Purchased Company of any Government Contract.

(e)                                  Since January 1, 2013, none of the Purchased Companies, including any of their respective officers, directors or principals, have made, nor to the Company’s Knowledge, are any of them required to make, any disclosure to a Governmental Entity, an Inspector General or a Government Contracting Officer in connection with a Purchased Company’s performance of any Government Contract under FAR Subpart 3.1003 or FAR 52.203-13 or FAR 52.222-50.

(f)                                   Since their inception, none of the Purchased Companies nor their respective principals, as defined by FAR 52.209-5 or other applicable regulations of Governmental Entities, have been debarred, suspended, proposed for debarment, or excluded from participation in the award of a Government Contract or Government Bid, nor are any of the Purchased Companies or their respective principals listed on the List of Parties Excluded from Federal Procurement and Non-procurement Programs.

Section 3.22.                          Material Customers and Suppliers.  Schedule 3.22 sets forth a true and complete list of (a) the 20 largest customers of the Purchased Companies, taken as a whole, on the basis of revenues for goods sold or services provided for the year ended December 31, 2017 and (b) the 20 largest suppliers of the Purchased Companies, taken as a whole, on the basis of cost of goods or services purchased for the year ended December 31, 2017.  None of the Purchased Companies has received any written communication or, to the Company’s Knowledge, other communication that any such customer or supplier has terminated, cancelled or materially curtailed, or intends to terminate, cancel or materially curtail, its relationship with any of the Purchased Companies.

Section 3.23.                          Insurance.  Schedule 3.23 sets forth a true and complete list of all insurance policies maintained by, or covering the businesses, operations, assets or properties of, the Purchased Companies (the “Insurance Policies”).  True and complete copies of all such Insurance Policies have been made available by the Shareholder, on behalf of the Company, to Parent.  The Insurance Policies are in full force and effect, all premiums due and payable thereunder have been paid on a timely basis and no claims under such Insurance Policies are outstanding, disputed or unpaid.  None of the Purchased Companies is in material default under any of the Insurance Policies.  None of the Purchased Companies has received notice that any insurer under any Insurance Policy is denying or will deny liability with respect to a claim thereunder, or defending or will defend under a reservation of rights clause.  No written notice of cancellation, termination or non-renewal has been received by any of the Purchased Companies with respect to any of the Insurance Policies.  This Section 3.23 does not apply to insurance under any employee benefit plan, program, agreement or arrangement.

Section 3.24.                          Inventory.  All inventory of Products held by the Purchased Companies is of a quality and quantity useable and saleable in the ordinary course of business, is not obsolete, defective, damaged or slow-moving, is merchantable and fit for the purpose for which it was procured or manufactured (taking into account all applicable reserves), and is not held on a consignment basis.  All such inventory has been manufactured in accordance, in all material respects, with all applicable Laws relating to good manufacturing practices, and in compliance with the applicable quality specifications for the manufacture, release and final testing of the applicable Product and its components.  No such inventory is adulterated or misbranded within the meaning of the FDCA, or is an article which may not, under the provisions of Section 404, 505 or 512 of the FDCA or Section 351 of the PHSA, be introduced into interstate commerce.  Since the Balance Sheet Date, no Purchased Company has sold, transferred or given any supplies or samples of Product inventory to any third party except in the ordinary course of business or materially altered its activities and practices with respect to inventory levels of Products maintained in applicable distribution channels.

Section 3.25.                          Anticorruption Matters; Export Controls and Sanctions Matters.

(a)                                 None of the Purchased Companies nor any employee, director, manager, or officer of the Purchased Companies, or to the Company’s Knowledge, no agent, consultant, advisor, supplier or distributor of the Purchased Companies acting on their behalf, has directly or indirectly, (i) taken any action in violation of any applicable anticorruption Law, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78 dd-1 et seq.) and the U.K. Bribery Act of 2010, or (ii) offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Public Official, for purposes of (A) influencing any act or decision of any Public Official in his or her official capacity, (B) inducing such Public Official to do or omit to do any act in violation of his or her lawful duty, (C) securing any improper advantage or (D) inducing such Public Official to use his or her influence with a Governmental Entity, or commercial enterprise owned or controlled by any Governmental Entity (including state-owned or controlled veterinary or medical facilities), in order to assist any of the Purchased Companies or any Person related to any of the Purchased Companies in obtaining or retaining business in violation of any applicable anticorruption Law or (iii) established or maintained any unlawful fund of corporate monies or other properties.  None of the Purchased Companies, nor, to the Company’s Knowledge, any of their respective Representatives, suppliers or distributors of any of the Purchased Companies, are themselves Public Officials or owned by Public Officials.  The Purchased Companies have implemented ethics policies that address and prescribe compliance with applicable anticorruption Laws.

(b)                                 None of the Purchased Companies nor any employee, director, manager, or officer of the Purchased Companies, or to the Company’s Knowledge, no agent, consultant, advisor, supplier or distributor of the Purchased Companies acting on their behalf, has directly or indirectly, taken any action in violation of any applicable export control Law, trade or economic sanctions Law, or antiboycott Law, in the U.S. or any other jurisdiction, including:  the Arms Export Control Act (22 U.S.C.A. § 2278), the Export Administration Act (50 U.S.C. App. §§ 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. 120-130), the Export Administration Regulations (15 C.F.R. 730 et seq.), the Office of Foreign Assets Control Regulations (31 C.F.R. Chapter V), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the International Emergency Economic Powers Act (50 U.S.C. § 1701-1706), the U.S. Commerce Department antiboycott regulations (15 C.F.R. 560), the U.S. Treasury Department antiboycott requirements (26 U.S.C. § 999), any other export control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations, or any applicable non-U.S. Laws of a similar nature.  None of the Purchased Companies and no Representative, supplier or distributor of the Purchased Companies acting on their behalf, is listed on the U.S. Office of Foreign Assets Control “Specially Designated Nationals and Blocked Persons” or any other similar list.

Section 3.26.                          Limitations on Representations and Warranties.  Except as expressly set forth in this Article III, the officer’s certificate delivered to Parent pursuant to Section 8.2.(c), or in any Ancillary Agreement, neither the Company, the Shareholder Representative, the Shareholder, nor any other Person has made or makes (and each of them expressly disclaims) any representation or warranty, express or implied, written or oral, at Law or in equity, with respect to itself, the Purchased Companies or any of their other Affiliates, or any of their respective assets, liabilities, businesses, operations, future revenue, profitability or success, including in respect of the correctness, accuracy or completeness of any information made available, or to be furnished or made available (including by way of any documents, information or materials included or referred to in the Data Room, the Confidential Information Memorandum, or otherwise), or statement made, by the Company, the Shareholder Representative, the Shareholder, or any of their respective Affiliates or their respective Representatives in connection with the transactions contemplated herein, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represents and warrants, on a joint and several basis, to the Company, as of the date hereof and as of the Closing Date, as follows:

Section 4.1.                                 Organization and Qualification.  Parent is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.  Merger Sub is an exempted company duly organized, validly existing and in good standing under the Laws of the Cayman Islands.  Each of Parent and Merger Sub has all requisite corporate (or similar entity) power and authority to own or lease and operate its properties and assets and to carry on its business as currently conducted.  Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction where the ownership or operation of its properties and assets or the conduct of its business requires such qualification or license, except for failures to be so qualified or licensed that would not reasonably be expected to materially adversely affect Parent’s or Merger Sub’s ability to execute, deliver or perform this Agreement or any Ancillary Agreement to which it is a party, or to consummate the transactions contemplated hereby or thereby.

Section 4.2.                                 Corporate Authorization.

(a)                                 Each of Parent and Merger Sub has full corporate (or similar entity) power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, has been duly and validly authorized by Parent or Merger Sub, as applicable, and no additional corporate (or similar entity) authorization or consent by Parent or Merger Sub is required in connection therewith.  No vote of Parent’s equityholders is required to approve this Agreement or for Parent or Merger Sub to consummate the transactions contemplated hereby.

(b)                                 Each of the sole member and the sole director of the Merger Sub by written resolution has (i) determined that it is in the best interests of the Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, including the Merger, and (ii) authorized and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger.  The only approval of the holders of any class or series of the Merger Sub’s capital stock necessary to authorize and approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, is the approval of the sole member of the Merger Sub, which approval has been provided by way of written resolution.

Section 4.3.                                 Binding Effect.  This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub, and (assuming the due authority, execution and delivery by the Company), constitutes, and each of the Ancillary Agreements to which Parent and Merger Sub is a party will be duly and validly executed and delivered by Parent and Merger Sub, as applicable, and when so executed and delivered by the other parties thereto (assuming the due authority, execution and delivery by such other parties) shall constitute, a valid and legally binding obligation of Parent or Merger Sub (to the extent a party thereto), enforceable, other than in a deminimus respect, against Parent or Merger Sub (to the extent a party thereto) in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.4.                                 Regulatory Approvals and Non-Governmental Consents.

(a)                                 Except as set forth on Schedule 4.4(a) (the “Parent Regulatory Approvals” and, together with the Company Regulatory Approvals, the “Regulatory Approvals”), no Governmental Authorization or filing or notification is required to be obtained by Parent or Merger Sub from, or to be given by Parent or Merger Sub to, or made by Parent or Merger Sub with, any Governmental Entity or securities exchange, as a result of the execution, delivery or performance by Parent or Merger Sub of this Agreement or the Ancillary Agreements, or the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby, except for such Governmental Authorization or filings or notifications that if failed to be obtained, given or made would not reasonably be expected to impair in any material respect the ability of either of Parent or Merger Sub to perform its obligations under this Agreement or any Ancillary Agreement to which it is a party, or to prevent or materially impede or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Ancillary Agreements.

(b)                                 Except as set forth on Schedule 4.4(b) (the “Parent Non-Governmental Consents” and, together with the Company Non-Governmental Consents, the “Non-Governmental Consents”), no consent, notice, approval, waiver or authorization is required to be obtained by Parent or Merger Sub from, or to be given by Parent or Merger Sub to, or made by Parent or Merger Sub with, any Person other than a Governmental Entity or securities exchange, as a result of the execution, delivery or performance by Parent or Merger Sub of this Agreement or the Ancillary Agreements, or the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby, except for such consents, notices, approvals, waivers or authorizations of which the failure to obtain, or be given or made, would not reasonably be expected to impair in any material respect the ability of either of Parent or Merger Sub to perform its obligations under this Agreement or any Ancillary Agreement to which it is a party, or to prevent or materially impede or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Ancillary Agreements.

Section 4.5.                                 Non-Contravention.  The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby and thereby, do not and will not (a) violate any provision of the Organizational Documents of Parent or Merger Sub, (b) assuming the receipt of all Regulatory Approvals and Non-Governmental Consents, (i) conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of Parent or Merger Sub under, or result in a loss of any benefit to which Parent or Merger Sub is entitled under, any Contract to which Parent or Merger Sub is a party or by which any of their respective properties or assets are bound or (ii) result in the creation of any Lien upon any of its properties or assets or (c) assuming the receipt of all Regulatory Approvals and Non-Governmental Consents, materially violate or result in a material breach of or constitute a default under any Law or Governmental Authorization to which Parent, Merger Sub or their respective Affiliates, properties or assets are subject, which in the case of each of the foregoing clauses (b) and (c), would reasonably be expected to impair in any material respect the ability of either of Parent or Merger Sub to perform its obligations under this Agreement or any Ancillary Agreement to which it is a party, or to prevent or materially impede or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Ancillary Agreements.

Section 4.6.                                 Brokers.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent, Merger Sub, or any of their respective

Affiliates who might be entitled to any fee or commission from Parent, Merger Sub, or their respective Affiliates in connection with the transactions contemplated hereby.

Section 4.7.                                 Litigation and Claims.  There are no Litigations pending or, to Parent’s Knowledge, threatened against Parent or Merger Sub that, if adversely determined against Parent or Merger Sub, would reasonably be expected to have a material adverse effect on Parent’s or Merger Sub’s ability to execute, deliver or perform this Agreement or any Ancillary Agreement to which it is a party, or to timely consummate the transactions contemplated hereby or thereby.  Neither Parent nor Merger Sub is subject to any Judgment that would reasonably be expected to impair in any material respect the ability of either of Parent or Merger Sub to perform its obligations under this Agreement or any Ancillary Agreement to which it is a party, or to prevent or materially impede or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Ancillary Agreements.

Section 4.8.                                 Financial Capability.  Parent has, and will continue to have at all times up to and through the Closing, sufficient funds or same-day, documented and unconditional access (other than the delivery of borrowing notices and taking of other ministerial actions required under the Parent Credit Agreement) to adequate financial resources to satisfy its and Merger Sub’s monetary and other obligations (including to consummate the Merger) under this Agreement, and to make all other payments required by the terms hereof, to pay all related fees and expenses in connection with this Agreement and the transactions contemplated hereby and to otherwise consummate the transactions contemplated hereby.  Parent acknowledges that the obligations of Parent and Merger Sub under this Agreement are not contingent upon or subject to any conditions regarding Parent’s, Merger Sub’s, their respective Affiliates’ or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.

Section 4.9.                                 Solvency.  Immediately after giving effect to all of the transactions contemplated by this Agreement and the Ancillary Agreements and the payment of the Estimated Closing Date Merger Consideration Amount and all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, and assuming the accuracy of the representations and warranties set forth in Article Article III, the Surviving Company and its Subsidiaries will be solvent (as such term is used under the Laws of the Cayman Islands) at and immediately after the Effective Time.  No transfer of property is being made, and no obligation is being incurred, by Parent in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent or any of the Purchased Companies.

Section 4.10.                          Merger Sub Activities.  Merger Sub was organized solely for the purpose of entering into this Agreement and consummating the transactions contemplated hereby and has not engaged in any activities or business, and has incurred no Liabilities whatsoever, in each case, other than those incident to its organization and the execution of this Agreement and the consummation of the transactions contemplated hereby.  Merger Sub has granted no fixed or floating security interests that are outstanding as of the date of this Agreement.

Section 4.11.                          Acknowledgment; Limitations on Representations and Warranties.  Each of Parent and Merger Sub acknowledges and agrees that, except as expressly set forth in Article III, in the officer’s certificate delivered to Parent pursuant to Section 8.2.(c) or in any Ancillary Agreement, none of the Company, the Shareholder Representative, the Shareholder, nor any other Person has made any representation or warranty, express or implied, written or oral, at Law or in equity, with respect to itself, the Purchased Companies or any of their other Affiliates, or any of their respective assets, liabilities, businesses, operations, future revenue, profitability or success, including in respect of the correctness, accuracy or completeness of any information made available, or to be furnished or made available to Parent and its Representatives (including by way of any documents, information or materials included or referred to in the Merrill Datasite labeled “Pisces” (the “Data Room”), the Confidential Information Memorandum,

or otherwise), or statement made, by the Company, the Shareholder Representative, the Shareholder, or any of their respective Affiliates or their respective Representatives in connection with the transactions contemplated herein.  Parent and its Representatives have had access to and the opportunity to review all of the documents in the Data Room.  This Section 4.11 shall survive the Closing.

ARTICLE V

COVENANTS

Section 5.1.                                 Access and Reports.

(a)                                 Subject to applicable Law, upon reasonable advance written notice from Parent to the Shareholder Representative, the Company shall, and shall cause the Purchased Companies to, afford Parent’s officers and other authorized Representatives (subject to entry into customary access and indemnification letters) reasonable access to the personnel (including Representatives), properties, Books and Records (including the Books and Records and other data of the Purchased Companies relating to the proposed technology transfer of the [***] manufacturing activities to the [***]) and Contracts and auditors of the Purchased Companies during normal business hours throughout the period from the date hereof until the earlier to occur of the Closing and the termination of this Agreement in accordance with Article X, and, during such period, the Company shall and shall cause the Purchased Companies to make available promptly to Parent and its Representatives all information concerning the operations, financials, properties, assets (including Company Intellectual Property Rights Books and Records) and personnel (including Representatives) of the Purchased Companies as Parent may reasonably request, provided that the applicable rules of discovery shall apply to any claim between Parent and the Company with respect to any of the transactions contemplated by this Agreement; provided further that the foregoing shall not require the Company, the other Purchased Companies, or their respective Affiliates (i) to provide access to any Books and Records to the extent such Books and Records do not pertain to the business of the Purchased Companies (including, for the avoidance of doubt, Books and Records with respect to those items set forth on Schedule 5.1(a)(i)), and the Company shall be entitled to withhold access to or redact any portion of such Books and Records, (ii) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company or the applicable Affiliate would result in the disclosure of any trade secrets or violate any of its obligations with respect to confidentiality, (iii) to disclose any information of the Purchased Companies or any of their respective Affiliates that the Company reasonably determines in good faith, after consultation with counsel, that access would give rise to a material risk of waiving attorney-client privilege applicable to all or any portion of such information, (iv) to take any action that would cause material disruption to the business of the Purchased Companies or their respective Affiliates, (v) contravene any applicable Law or any confidentiality obligation in any binding Contract, (vi) to provide access to any information to the extent related to the sale or divestiture process conducted by the Company or any of its Affiliates vis-à-vis any Person other than Parent, Merger Sub or any of their respective Affiliates, or the Company’s or any of its Affiliates’ (or their Representatives’) evaluation of the business of the Purchased Companies in connection therewith, including projections, financial and other information related thereto, (vii) to permit any environmental sampling or testing with respect to the Owned Real Property or Leased Real Property or (viii) to disclose any information to the extent relating to the Products listed in Schedule 5.1(a)(viii) if the Company reasonably determines upon the advice of counsel such information should not be disclosed due to its competitively sensitive nature; provided further, that in the case of clauses (iii) and (v), the Company shall use commercially reasonable efforts to make alternative arrangements (including

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by using commercially reasonable efforts to seek any necessary consents from third parties) to afford such access or furnish such access and information without violating any applicable Law or Contract or jeopardizing attorney-client privilege. All requests for information made pursuant to this Section 5.1 shall be directed to the Chief Business Development and Legal Officer of PaxVax U.S., or such other Person designated by the Shareholder Representative in a written notice given to Parent, and all such information shall be governed by the terms of Section 5.4 and the Confidentiality Agreement.

(b)                                 During the five (5) year period immediately following the Closing, subject to applicable Law, upon reasonable notice from the Shareholder Representative to Parent, Parent shall, and shall cause the Surviving Company to, afford the Shareholder Representative and the Shareholder Representative’s officers and other authorized Representatives, during normal business hours, reasonable access to such Books and Records of the Surviving Company with respect to periods or occurrences prior to the Closing in the possession of Parent or its Affiliates at Closing that are reasonably necessary to prepare Tax Returns or financial statements, comply with Tax audits or applicable regulatory requirements, in each case, as the Shareholder Representative may reasonably request solely for purposes of complying with any applicable Tax, financial reporting or such regulatory requirements; provided, however, that the foregoing shall not require Parent or its Affiliates to (i) provide access to any Books and Records to the extent such Books and Records do not pertain to the business of the Purchased Companies (and Parent or its applicable Affiliates shall be entitled to withhold access to or redact any portion of such Books and Records), (ii) disclose any information of the Purchased Companies or any of their respective Affiliates that Parent reasonably determines in good faith, after consultation with counsel (internal or external), that access would give rise to a material risk of waiving attorney-client privilege applicable to such information, (iii) to take any action that would cause material disruption to the business of the Surviving Company or their respective Affiliates, or (iv) contravene any applicable Law or any confidentiality obligation in any binding Contract; provided, further, that in the case of the foregoing clauses (ii) and (iv), Parent shall use commercially reasonable efforts to make alternative arrangements (including by using commercially reasonable efforts to obtain any necessary consents from third parties) to afford such access or furnish such access and information without violating any applicable Law or Contract or jeopardizing attorney-client privilege). The Shareholder Representative shall return any original Books and Records it obtained pursuant to this Section Section 5.1.(b) to Parent or such Affiliate as soon as such Books and Records are no longer needed in connection with the applicable circumstances described in the immediately preceding sentence.  Unless otherwise consented to in writing by the Shareholder Representative, Parent shall not, and shall cause the Surviving Company not to, for a period of five (5) years following the Closing, intentionally destroy or otherwise dispose of any of such Books and Records of the Purchased Companies without first offering to provide to the Shareholder Representative, at its expense, such Books and Records or any portion thereof which Parent or the Surviving Company may intend to destroy or dispose of.

Section 5.2.                                 Efforts to Consummate; Certain Governmental Matters.

(a)                                 The Company, on the one hand, and Parent, on the other hand, shall, and shall cause their respective Subsidiaries to, use their respective reasonable best efforts to obtain and to cooperate in obtaining any Regulatory Approvals and Non-Governmental Consents required in connection with the execution, delivery or performance of this Agreement or any Ancillary Agreement and as required to consummate the transactions contemplated hereby.  All HSR Act, Spanish Competition Law and Portuguese Competition Law fees and all merger notification fees or charges required to be paid in connection with a filing or application required by any other Competition/Investment Law shall be borne by Parent.  The Company, Parent and Merger Sub agree to make their respective filings pursuant to (i) the HSR Act with respect to the transactions contemplated by this Agreement within [***] after the date hereof

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and (ii) Spanish Competition Law, Portuguese Competition Law and any other required merger notification filings required by any other Competition/Investment Law with respect to the transactions contemplated by this Agreement within [***] after the date hereof.  The Company, Parent and Merger Sub shall use their respective reasonable best efforts to cooperate with, and provide any required information or documents to, the other party in such other party’s efforts to obtain any Regulatory Approvals and Non-Governmental Consents as are required in connection with the consummation of the transactions contemplated hereby and agrees that it will not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)                                 Parent shall, and the Company shall, and shall cause their respective Subsidiaries to, respond as promptly as practicable to any inquiries received from the Antitrust Division of the U.S.  Department of Justice, the Federal Trade Commission (the “FTC”), or any other Governmental Entity for additional information or documentation and to all inquiries and requests received from any Governmental Entity in connection with the transactions contemplated hereby.

(c)                                  In using its “reasonable best efforts” to obtain consents of all Governmental Entities necessary to consummate the transactions contemplated by this Agreement, Parent and the Company shall use reasonable best efforts to [***].

(d)                                 Subject to the terms and conditions set forth in this Agreement, Parent, Merger Sub, and the Company shall use, and shall cause their respective Subsidiaries to use, their reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, or reasonably advisable on its part under this Agreement and the Ancillary Agreements and applicable Law to satisfy the conditions to Closing, and to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as soon as practicable.  For the avoidance of doubt, nothing in this Section 5.2(d) will require any party to waive any condition to such party’s obligation to consummate the transactions contemplated by this Agreement set forth in Article VIII.

(e)                                  Parent, Merger Sub, and the Company each shall, upon request by the other and subject to appropriate confidentiality restrictions, furnish the other with all documentation concerning the Purchased Companies, Parent or Merger Sub and such other matters as may be necessary or reasonably advisable in connection with any notices, reports, statements, applications or other filings made by or on behalf of Parent, the Company or any of their respective Affiliates to any Governmental Entity in connection with the transactions contemplated by this Agreement and the Ancillary Agreements; provided that any such documentation furnished by the parties to one another may be redacted or provided on an “outside counsel only” basis to the extent necessary, either to comply with applicable Law or to protect the confidentiality of information that if furnished would not materially facilitate the other party’s understanding of the status of matters relating to consummation of the transactions contemplated hereby.

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(f)                                   Subject to applicable Law, Parent, Merger Sub and the Company each shall keep the other apprised of the status of matters relating to consummation of the transactions contemplated hereby, including (i) promptly notifying the other of any facts, circumstances or other reason that would prevent the receipt of any Regulatory Approvals or the Non-Governmental Consents for the timely consummation of transactions contemplated by this Agreement and the Ancillary Agreements and (ii) promptly furnishing the other with copies of notices or other communications received by Parent, Merger Sub or the Company, as the case may be, from any third party or any Governmental Entity with respect to the transactions contemplated by this Agreement and the Ancillary Agreements; provided that any such notices furnished by the parties to one another may be redacted or provided on an “outside counsel only” basis to the extent necessary, either to comply with applicable Law or to protect the confidentiality of information that if furnished would not materially facilitate the other party’s understanding of the status of matters relating to consummation of the transactions contemplated hereby.  None of Parent, Merger Sub or the Company shall permit any of its officers or any other Representatives or agents to participate in any meeting with any Governmental Entity with respect to any filings, investigation or other inquiry relating to the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other parties the opportunity to attend and participate thereat.

(g)                                  From and after the date hereof, Parent shall, and, from and after the Closing Date, Parent shall cause the Surviving Company to, prepare and file all notices, reports, statements, applications and other filings as required by applicable Law or any Governmental Entity or as otherwise customary or advisable under applicable Law as a result of the consummation on the Closing Date of the transactions contemplated hereby.

(h)                                 Subject to applicable Law and except as required by any Governmental Entity, none of Parent, Merger Sub, or the Company shall (i) agree to extend any waiting period under the HSR Act without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), (ii) enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement or any Ancillary Agreement without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned of delayed) or (iii) take any action that would be reasonably likely to prevent or delay the receipt of any Regulatory Approvals or Non-Governmental Consents, in each case, to the extent necessary for the timely consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(i)                                     Notwithstanding anything to the contrary herein, in connection with the exercise of any reasonable best efforts or other standard of conduct pursuant to this Agreement, no party hereto or any of their respective Affiliates shall be required, in respect of any provision of this Agreement, to pay any fees, expenses or other amounts to any Governmental Entity or any party to any Contract, except as provided in Section Section 11.7.

Section 5.3.                                 Interim Operation Covenants of the Company.

(a)                                 Except (i) as required by applicable Law or any Governmental Entity, (ii) as otherwise required by this Agreement or any Ancillary Agreement, (iii) as Parent may consent (which consent may not be unreasonably withheld, conditioned or delayed), (iv) for repayments, redemptions or repurchases of loans or other obligations under the Funded Indebtedness, or amendments, refinancings, restatements or extensions of any Funded Indebtedness or documents therefor in accordance with Section Section 5.3.(b), (v) for the declaration or payment of cash distributions (for any reason), (vi) payments under any Contracts in effect on the date hereof or entered into after the date hereof in compliance with this Section Section 5.3 or (vii) as set forth on Schedule 5.3, during the period from the date hereof until the Closing Date, except to the extent otherwise required to comply with Section 5.3(b), the Company shall, and shall cause each other Purchased Company to, (1) conduct its business in the ordinary course, (2) pay all Taxes of the Purchased Companies when due and timely file all Tax Returns required to be filed by any Purchased Company with a due date on or prior to the Closing Date, (3) comply in all material respects with all applicable Laws and obligations under any Contracts of the Purchased Companies and (4) use commercially reasonable efforts to (A) preserve, maintain the value of, renew, extend, protect the confidential nature of and legal protections applicable to and keep in full force and effect all material Company Intellectual Property Rights, (B) maintain good working relationships with licensors, employees, distributors, customers, suppliers or other Persons having a material business relationship with the Purchased Companies, (C) continue to satisfy, perform and fulfill all obligations and commitments required to maintain all Product Registrations with respect to the Products, and (D) continue to pursue the ongoing transfer of [***] manufacturing activities to the [***] in accordance with the Purchased Companies’ transfer protocol and in accordance in all material respects with the Purchased Companies’ budget for such transfer.

(b)                                 Without limiting the generality of Section 5.3.(a), from and after the date hereof until the earlier of the Closing Date and the termination of this Agreement, the Company shall not, and shall cause each Purchased Company not to, except as consented to in writing by Parent (which consent may not unreasonably be withheld, conditioned or delayed):

(i)                                     implement or adopt any material change in the Accounting Principles, practices or methods of any Purchased Company, other than as may be required by Law or applicable accounting requirements;

(ii)                                  (A) terminate, enter into, establish, adopt, or materially amend any Benefit Plan, or materially increase the compensation or benefits of any Purchased Company employee, other than, in any such case, (1) as would not result in liability to any Purchased Company following the Closing, (2) to the extent paid in cash prior to Closing or to the extent included in Transaction Related Expenses, (3) in the ordinary course of business of the applicable Purchased Company, provided such increases do not exceed, in the aggregate [***]% of the aggregate cost of all annual employee compensation, (4) in the case of new hires or promotions, subject to clause (C) of this paragraph (ii) and only if the compensation of such employee shall be substantially similar to the compensation of similarly situated employees, or (5) as required by Law or by any Benefit Plan in effect as of the date of this Agreement; (B) terminate the employment or services of any officer or employee whose annual base compensation is greater than $225,000, other than for cause; or (C) hire any officer, employee or independent contractor or consultant (who is a natural person or a single-member entity) whose annual compensation from the Purchased Companies exceeds $225,000, other than to fill a new or existing vacancy in the ordinary course of business;

(iii)                               compromise or settle any Litigation (x) resulting in an obligation of any Purchased Company to pay more than $500,000 in respect of compromising or settling such Litigation or (y) resulting in any non-cash obligation on the Company or any Affiliate thereof that would remain in effect following the Effective Time;

(iv)                              (A) acquire (by merger or stock or asset purchase or otherwise) any corporation, partnership, other business organization or any material business, assets or division thereof, except as set forth on Schedule 5.3, (B) acquire, lease or license any right or other asset from any other Person for an aggregate value in excess of $500,000, (C) sell or otherwise dispose of, lease or

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license (or grant any other right with respect to), any material right or asset to any other Person, except in the case of clauses (B) and (C), in the ordinary course of business, or (D) encumber or subject to any right or asset to any Lien other than a Permitted Lien or any Lien that will be released prior to the Closing;

(v)                                 amend its Organizational Documents or the Reorganization Documents, except that the Purchased Companies shall be permitted to amend the Organizational Documents to permit the Purchased Companies to receive additional capital;

(vi)                              (A) incur any Indebtedness in excess of $500,000, excluding any such indebtedness that will be paid on or prior to the Closing Date, (B) make any loans or advances (other than employee loans or advances in the ordinary course of business) or capital contributions to, or investments in, any Person or (C) enter into any “keep well” or other Contract to maintain any financial statement condition of another Person;

(vii)                           (A) declare, set aside or pay any non-cash dividend on, or make any other non-cash distribution (whether in stock or property) in respect of, any Equity Interests of any of the Purchased Companies other than dividends or distributions as required by the Reorganization Documents, (B) declare, set aside or pay any cash dividend or distribution in respect of any Equity Interests of any of the Purchased Companies that, together with all other cash payments made by the Purchased Companies, would result in the Purchased Companies having less than $[***] in cash at the Closing (such $[***], the “Minimum Cash Amount”), (C) split, combine or reclassify any Equity Interests of the Purchased Companies, or issue or authorize the issuance of any securities in respect of, in lieu of or in substitution for Equity Interests of any of the Purchased Companies, (D) purchase, redeem or otherwise acquire any Equity Interests of any of the Purchased Companies (other than any redemption by PaxVax Bermuda of the Equity Interests of PaxVax Bermuda held by its equity holders), or any option, warrant, call or right relating to such Equity Interests, or (E) issue, grant, deliver or sell, or pledge or otherwise encumber or dispose of, any Equity Interests of any of the Purchased Companies, or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire or receive, any such Equity Interests or any equity appreciation rights, phantom equity awards or other rights that are linked in any way to the price or value of Equity Interests of any of the Purchased Companies, in each case, except as required by the Reorganization Documents;

(viii)                        make, revoke or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any federal, state or foreign income Tax Return or any other material Tax Return (other than Tax Returns due on or prior to the Closing Date), file any amendment to a federal, state or foreign income Tax Return or any other material Tax Return, enter into any Tax sharing or similar agreement or closing agreement, settle or compromise any audit, proceeding, claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, enter into intercompany transactions giving rise to deferred gain or loss of any kind;

(ix)                              (A) enter into any lease or sublease of real property other than (x) in the ordinary course of business or (y) in connection with the Sorrento Valley Lease, (B) enter into any Contract, if existing on the date hereof, that would constitute a Material Contract (except for Contracts with customers in the ordinary course of business), [***] or (C) waive, release or assign any material

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rights or claims under, fail to take a required action under, fail to exercise a right of renewal under, or modify, amend or terminate any Material Contract (in each case, except in the ordinary course of business);

(x)                                 (A) commence, participate or agree to commence or participate in any plan or arrangement for the complete or partial dissolution, liquidation, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Purchased Companies (other than the Merger and the Reorganization), including any bankruptcy, winding up, examinership, insolvency or similar proceeding in respect of any Purchased Company or (B) create any Subsidiary of any of the Purchased Companies (other than the other Purchased Companies);

(xi)                              (A) except as required in the diligent prosecution of the Company Intellectual Property Rights, grant, extend, amend, abandon, waive or modify any material rights in or to such Company Intellectual Property Rights, (B) fail to diligently prosecute such Company Intellectual Property Rights, or (C) fail to take steps to maintain the confidentiality and security of their trade secrets or any other Company Intellectual Property Rights that are confidential or intended to be kept confidential;

(xii)                           materially change or modify the development, manufacture or commercialization practices and procedures with respect to any of the Products;

(xiii)                        correspond, communicate or consult with any Governmental Entity or any counterparty (or potential counterparty) to a contract manufacturer agreement or similar arrangement without providing Parent with prior written notice and the opportunity to consult with the Company or the applicable Purchased Company with respect to such correspondence, communication or consultation, in each case, other than in the ordinary course of business;

(xiv)                       engage in any practice that could reasonably be considered “channel stuffing” or “trade loading” of any Product; or

(xv)                          authorize or enter into any Contract with respect to any of the foregoing.

Section 5.4.                                 Public Disclosure; Confidentiality.

(a)                                 The initial press release to be issued with respect to the transactions contemplated hereby shall be in a form and at a time agreed to by Parent and the Shareholder Representative.  Notwithstanding anything to the contrary contained in this Agreement (but subject to the last sentence of this Section 5.4(a)), except as may be required (i) to comply with the requirements of any applicable Law (including filings pursuant to the HSR Act) or a Governmental Entity or (ii) by any listing agreement with any applicable national securities exchange or market (in which case the parties shall, to the extent legally permitted, consult with each other prior to making any such disclosure and give the other party a reasonable opportunity to comment thereon), from and after the date hereof and prior to Closing, no party hereto shall, and each such party shall cause its Representatives not to, make any press release or similar public announcement or communication relating to this Agreement or the Ancillary Agreements unless specifically consented to in writing in advance by Parent and the Shareholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed.  If any announcement is to be made pursuant to clause (i) or (ii) in the preceding sentence by any party hereto, prior to making such announcement such party will, to the extent legally permitted, deliver a draft of such announcement to Parent and the Shareholder Representative and shall give Parent and the Shareholder Representative a reasonable opportunity to comment thereon.  In no event shall the foregoing be construed to restrict or prevent any party hereto or the Shareholder or their respective Affiliates from making any internal announcements to such party’s or its Affiliates’ employees or, in the case of the Shareholder and its Affiliates, communicating with their respective direct and indirect investors (including their respective general or limited partners) equity holders, members, managers and partners regarding the transactions contemplated by this Agreement and the Ancillary Agreements, or from disclosing and communicating such information to their respective Representatives, including outside legal counsel, accountants, financial advisors and insurers, in each case on a confidential basis.  At any time following the issuance of the initial press release and prior to the Closing, any party hereto shall be permitted to make any public announcements regarding this Agreement and the transactions contemplated hereby without the prior written consent of any other parties to the extent such announcements are consistent in all material respects with such press release or other prior disclosures approved in accordance with this Section 5.4(a).

(b)                                 The Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the Closing, at which time the confidentiality obligations thereunder shall terminate.  From and after the date of this Agreement until the Closing, each of Parent, Merger Sub and the Company shall, and shall cause each of their respective Affiliates to, keep confidential the terms and existence of this Agreement and the Ancillary Agreements and the negotiations relating thereto and all documents and information obtained by a party from another party in connection with the transactions contemplated hereby (collectively, the “Confidential Information”) except (A) to the extent that any Confidential Information must be disclosed to obtain the Regulatory Approvals or any other required regulatory approvals or consents relating to the transactions contemplated by this Agreement or any Ancillary Agreement, (B) for disclosures otherwise made in satisfaction of any of the obligations under this Agreement, including disclosures made to the Escrow Agent in connection with the Escrow Account, (C) to the extent required by applicable Law or as required by any listing agreement with any applicable national securities exchange or market (in which case the parties shall, to the extent legally permitted, consult with each other prior to making any such disclosure and give the other party a reasonable opportunity to comment thereon; provided, that the direct and indirect holders of Equity Interests of the Shareholder that are Affiliates of the Company may disclose Confidential Information without complying with the foregoing consultation and comment obligation in connection with any regulatory or self-regulatory request or inspection not directly targeted at Parent or its Affiliates), (D) as made public prior to the date of this Agreement by either party not in violation of this Agreement or any disclosure permitted under Section 5.4(a), and (E) each of Parent, Merger Sub, the Shareholder, the Shareholder Representative and the Company may disclose such information to such Person’s Affiliates and their respective Representatives (including, in the case of the Company, the Shareholder and its Affiliates), provided that each such party, as applicable, shall remain responsible for any disclosure by their respective Representatives or Affiliates.

(c)                                  If this Agreement is, for any reason, terminated prior to the Closing, this Section 5.4 and the Confidentiality Agreement shall survive the termination of this Agreement and continue in full force and effect in accordance with the terms hereof.  The terms of this Section 5.4 shall survive the consummation of the Closing.

Section 5.5.                                 Directors’ and Officers’ Exculpation; Indemnification.

(a)                                 Parent and Merger Sub agree that all rights to indemnification for acts or omissions occurring prior to the Closing now existing in favor of the current or former directors or officers (or persons holding similar positions) of any Purchased Company currently indemnified by any Purchased Company (collectively, the “Covered Persons”) as provided in their respective Organizational Documents, indemnity or indemnification agreements or as provided pursuant to a resolution of the board of directors (or similar governing body) of any Purchased Company, as applicable, shall survive the transactions contemplated by this Agreement or the Ancillary Agreements and shall continue in full force and effect in accordance with their terms for a period of not less than [***] from the Closing.  Without limiting the foregoing, for a period of not less than [***] from the Closing, Parent shall not, and shall not permit any Purchased Company to, amend, modify or terminate any Organizational Document, Contract or resolution regarding or related to such indemnification matters.

(b)                                 To the fullest extent permitted by applicable Law, Parent shall, and shall cause each of the Purchased Companies to, honor all of the Purchased Companies’ obligations to indemnify (including any obligations to advance funds for expenses) the Covered Persons for acts or omissions by such Covered Persons occurring prior to the Closing to the extent that such obligations of any of the Purchased Companies exist on the date of this Agreement, whether pursuant to Organizational Documents, indemnity or indemnification agreements, board (or similar governing body) resolution or otherwise, and such obligations shall survive the Closing and shall continue in full force and effect in accordance with the terms of the Organizational Documents of any of the Purchased Companies, as the case may be, and such board (or similar governing body) resolutions or indemnity or indemnification agreements from the Closing until the expiration of the applicable statute of limitations with respect to any claims against such Covered Persons arising out of such acts or omissions.

(c)                                  For a period of not less than [***] from the Closing Date, to the fullest extent permitted, and subject to any limitations imposed, by applicable Law and the Organizational Documents of the applicable Purchased Company in effect as of the date hereof, Parent shall, and shall cause each of the Purchased Companies to, indemnify, defend and hold harmless their respective Covered Persons and any employee of the Company or any other Purchased Company, as applicable, who acts as a fiduciary under any Benefit Plan (each, a “Subject Party”) against all damages, losses, charges, liabilities, claims, demands, actions, suits, judgments, settlements, costs and expenses (including reasonable attorneys’ fees and disbursements) as incurred (payable monthly upon written request which request shall include reasonable evidence of the Covered Losses set forth therein), to the extent arising from, relating to, or otherwise in respect of, any actual or threatened Litigation in respect of actions or omissions by such Subject Party occurring at or prior to the Closing in connection with such Subject Party’s duties as an officer, director or employee (or Persons holding similar positions) of the Company or any other Purchased Company or as a fiduciary under any Benefit Plan, including in respect of this Agreement, any Ancillary Agreement and the transactions contemplated by this Agreement or any of the Ancillary Agreements (“Covered Losses”).

(d)                                 Each of Parent and Merger Sub, on behalf of itself and its Affiliates (determined after the Closing) and their respective successors, assigns, heirs, legatees and personal representatives (collectively, the “Releasors”), covenants that none of such Persons shall institute any Litigation against any of the current or former officers or directors (or Persons holding similar positions) of the Company, or any Purchased Company, in their capacities as such, with respect to any losses or other liabilities, actions or causes of action, judgments, claims and demands of any nature or description (consequential, compensatory, punitive or otherwise) arising from or relating to actions occurring prior to the Closing, whether or not such Person would be entitled to indemnification by the Purchased Companies under this Section 5.5 and, effective as of the Closing, each Releasor, to the fullest extent permitted by applicable Law, hereby releases and forever discharges the Shareholder Representative and the Shareholder, and the directors and officers (and Persons holding similar positions), managers, employees, equityholders, Affiliates, agents, Representatives of the Purchased Companies, and their respective successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all Covered Losses, claims for costs and attorney’s fees, losses, charges, or liabilities of any nature whatsoever (“Claims”) in law, in equity, by contract, tort or otherwise, or by reason of, relating to or arising from any fact, and which the

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Releasors now has, has ever had or may hereafter have against the respective Releasees arising prior to the Closing whether or not relating to claims pending at, or asserted after, the Closing, and whether arising under any federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance, or under any public policy, contract or tort, or under common law; or any claim for breach of contract, tort, infliction of emotional distress, defamation, or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters; provided, however, that nothing contained herein shall operate to release any Covered Losses or Claims on account of, arising out of, relating to or under Parent’s or Merger Sub’s rights under this Agreement, any Ancillary Agreement or with respect to [***].  Parent and Merger Sub acknowledge that the Laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” Parent and Merger Sub acknowledge that such provisions are designed to protect a Person from waiving claims which it does not know exist or may exist.  Nonetheless, Parent and Merger Sub agree that, effective as of the Closing Date, Parent and Merger Sub (on behalf of the Releasors) shall be deemed to waive any such provision.

(e)                                  Parent shall purchase for the benefit of the Purchased Companies’ directors and officers (at a cost of no more than [***]% of the annual premium currently being paid by the applicable Person(s)), a [***] extended reporting period endorsement under the existing directors’ and officers’ liability insurance policies of such Person(s) (the “D&O Insurance”), providing that such endorsement shall extend the directors’ and officers’ liability coverage in force as of the date hereof for a period of [***] from the Closing for any claims arising from events which occurred prior to the Closing.  Parent shall, and shall cause the Surviving Company and the other applicable Purchased Companies to, (i) upon the reasonable request of the Shareholder Representative, make any claim for coverage under any such policy and cooperate with the Shareholder Representative in seeking reimbursement for Covered Losses under any such policy with respect to any such claim, (ii) keep the Shareholder Representative reasonably informed as to the status of any such claim and of any material communications with the insurance provider under such policy with respect to any such claim, (iii) reasonably consult with the Shareholder Representative in advance of submitting any material written communication with respect to such claim to such insurance provider or any meeting or conference with such insurance provider with respect to such claim and (iv) upon the Shareholder Representative’s reasonable request, promptly furnish to the Shareholder Representative certificates of insurance evidencing such policy no more than once per calendar year.

(f)                                   Notwithstanding anything to the contrary herein, (i) if any Covered Person is entitled to be reimbursed or indemnified by any Person (including Cerberus Capital Management, L.P. or its Affiliates) other than Parent or any Purchased Company, such Covered Person shall not be required to recover from or be indemnified by, or to seek such recovery or indemnification from, any such other Person prior to or as a condition to being indemnified as described in this Section 5.5; and (ii) in the event that any Person set forth on Schedule 5.5(f) is subject to any indemnification, reimbursement or similar liabilities with respect to any Covered Person or otherwise incurs any Covered Losses with respect to the subject matter of this Section 5.5 (including Covered Losses in respect of contribution), Parent shall indemnify each such Person from, against and with respect to any Covered Losses arising out of, resulting from or otherwise in respect of such liabilities or Covered Losses.

(g)                                  The provisions of this Section 5.5 are (i) intended to be for the benefit of, and shall be enforceable by, each Covered Person and each other Person entitled to indemnification under this Section 5.5 of this Agreement, and each such Person’s heirs, legatees, representatives, successors and assigns, it

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being expressly agreed that such Persons shall be third party beneficiaries of this Section 5.5 and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.  If Parent or the Surviving Company its respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or Surviving Company or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Company, as applicable, shall assume all of the obligations of Parent set forth in this Section 5.5.

Section 5.6.                                 Exclusive Dealing.  Except for the transactions contemplated hereby and the transactions set forth on Schedule 5.3 hereto, during the period from the date hereof through the Closing or the earlier termination of this Agreement, the Company shall not and shall cause its Affiliates and Representatives not to (and shall not authorize any of them to), directly or indirectly, take any action to facilitate, solicit, encourage, initiate, engage or otherwise cooperate in any way (including by assisting a Person other than Parent or its Affiliates or Representatives) in discussions or negotiations with any Person (other than Parent and its Affiliates and Representatives) concerning any sale of the Equity Interests of, or license, sale or other disposition of any material portion of the assets or Intellectual Property Rights of (including by merger or consolidation), the Purchased Companies, taken as a whole (other than the sale of inventory in the ordinary course of business) (each such acquisition transaction, an “Acquisition Transaction”); provided that each of Parent and Merger Sub hereby acknowledge that prior to the date of this Agreement, the Company and its Affiliates have provided information relating to the Purchased Companies and has afforded access to, and engaged in discussions with, other Persons in connection with a proposed Acquisition Transaction and that such information, access and discussions could reasonably enable another Person to form a basis for an Acquisition Transaction without any breach by the Company or its Affiliates of this Section 5.6. The Company shall, and shall direct their respective Affiliates and Representatives to, (a) immediately cease and cause to be terminated all existing discussions or negotiations with any Person (other than Parent and its Affiliates and Representatives) conducted heretofore with respect to any Acquisition Transaction and (b) cease to provide any confidential information (including by immediately terminating all access to the Data Room and all information contained therein) to such Person(s) and each of their Representatives.

Section 5.7.                                 Business Relations.  During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Parent hereby agrees that it is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any employee, customer, supplier, distributor or other material business relation of any Purchased Company regarding any Purchased Company, its business or the transactions contemplated by this Agreement without the prior written consent of the Shareholder Representative, such consent not to be unreasonably withheld.

Section 5.8.                                 Insurance.  The Company shall keep all of the Insurance Policies, or comparable replacements therefor, in full force and effect through the Effective Time and such that the Insurance Policies will be in full force and effect immediately following the Effective Time; provided that, any such Insurance Policy may be amended or modified or substituted with another insurance policy (including a change in insurance carriers), so long as the coverage and limitations provided by such amended, modified or substituted insurance policy are materially the same as in the respective Insurance Policy so amended, modified or substituted.

Section 5.9.                                 Intercompany Agreements.  Prior to or in conjunction with the Closing, and subject in all respects to Section 5.5, (a) the Purchased Companies shall pay in full all Indebtedness and other amounts owing by or to the Shareholder or any Affiliate of the Shareholder (other than a Purchased Company) or any director, officer or partner of the Shareholder or any such Affiliate on the one hand, to or by, as applicable, any of the Purchased Companies, on the other hand, and (b) the Purchased Companies shall terminate or shall cause to be terminated each Contract (other than, in all cases, the Ancillary Agreements) with respect to any intercompany Indebtedness or other expense or obligation and each other Contract between any Purchased Company, on the one hand, and the Shareholder or any Affiliate of the Shareholder (other than a Purchased Company) or any director, officer or partner of the Shareholder or any such Affiliate, on the other hand.  For the avoidance of doubt, the foregoing will not impact the rights of any of the foregoing Persons to reduce payments under and in accordance with this Agreement and the Ancillary Agreements.

Section 5.10.                          Swiss Property Approvals.

(a)                                 The Company, on the one hand, and Parent, on the other hand, shall, and shall cause their respective Subsidiaries to, use their respective reasonable best efforts to obtain and to cooperate in obtaining the clearances and waivers set forth on Schedule 5.10 (collectively, the “Swiss Property Approvals”) as soon as reasonably practicable.  Attached hereto as Exhibit I are such applications in draft form (such drafts, when in final form, the “Swiss Filings”). Subject to the immediately following proviso, Parent and the Company agree to make the Swiss Filings with the applicable Governmental Entities as promptly as practicable after the date hereof, but no later than [***], provided, however, that, if (i) the land survey that is required in connection therewith is not completed prior to [***] or (ii) the applicable Governmental Entities schedule the in-person meeting with the applicable Representatives of Parent, to be requested by Parent’s and the Company’s Swiss counsel promptly after the date hereof for a date after [***], in each case, the Company and Parent shall, and shall cause their respective Subsidiaries to, cooperate with one another and use their respective reasonable best efforts to cause the Swiss Filings to be filed with the applicable Governmental Entities as soon as reasonably practicable after such date.  In addition, the Company and Parent shall, and shall cause their respective Subsidiaries to, cooperate with, and promptly provide any required information or documents to, the other party in such other party’s efforts to obtain the Swiss Property Approvals.  In furtherance and not in limitation of the foregoing, the Company, on the one hand, and Parent, on the other hand, shall use their reasonable best efforts to cause their respective Representatives to be available for any meetings and other discussions with any Governmental Entities at the first available time such Governmental Entity is available, and to engage in any further discussions with such Governmental Entity as may be necessary or useful to obtain the Swiss Property Approvals as soon as reasonably practicable.  The Company, one the one hand, and Parent, on the other hand, shall use their reasonable best efforts to cause their respective Affiliates and Representatives to seek from any applicable Governmental Entity all waivers of appeal, early termination and similar consents and waivers as soon as reasonably practicable, and the foregoing Persons shall cooperate with each other in connection therewith. All fees required to be paid in connection with the Swiss Property Approvals shall be borne by the Company (for the avoidance of doubt, each party shall pay its own advisor’s fees and expenses).

(b)                                 Parent, Merger Sub, and the Company each shall, upon request by the other and subject to appropriate confidentiality restrictions, promptly furnish the other with all documentation concerning the Purchased Companies, Parent or Merger Sub and such other matters as may be necessary or reasonably advisable in connection with the Swiss Property Approvals; provided that any such documentation furnished by the parties to one another may be redacted or provided on an “outside counsel only” basis to the extent necessary, either to comply with applicable Law or to protect the confidentiality of information that if furnished would not materially facilitate the other party’s understanding of the status of matters relating to consummation of the transactions contemplated hereby.

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(c)                                  Subject to applicable Law, Parent, Merger Sub and the Company each shall keep the other apprised of the status of matters relating to the Swiss Property Approvals, including (i) promptly notifying the other of any facts, circumstances or other reason that would prevent the receipt of any Swiss Property Approvals for the timely consummation of transactions contemplated by this Agreement and the Ancillary Agreements and (ii) promptly furnishing the other with copies of notices or other communications given, made or received by Parent, Merger Sub or the Company, as the case may be, to or from any third party or any Governmental Entity with respect to the Swiss Property Approvals; provided that any such notices furnished by the parties to one another may be redacted or provided on an “outside counsel only” basis to the extent necessary, either to comply with applicable Law or to protect the confidentiality of information that if furnished would not materially facilitate the other party’s understanding of the status of matters relating to consummation of the transactions contemplated hereby.  None of Parent, Merger Sub or the Company shall permit any of its officers or any other Representatives or agents to participate in any meeting with any Governmental Entity with respect to any filings, investigation or other inquiry relating to the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other parties the opportunity to attend and participate thereat.

(d)                                 The Company shall, or shall cause the Purchased Companies to, use their respective reasonable best efforts to obtain a waiver of the right of first refusal with respect to those parts of plots [***] of the Land Register of Koniz that are located in the agricultural zone and leased from PaxVax Berna, substantially in the form attached hereto as Exhibit J (the “RoFR Waiver”) as promptly as practicable after the date hereof, including by delivering the RoFR Waiver to the leasee of such property no later than [***] and having such leasee execute and deliver to the Company a legally enforceable RoFR Waiver as soon as reasonably practicable after such date.  All fees required to be paid in connection with obtaining and notarizing the RoFR Waiver shall be borne by the Company.

Section 5.11.                          Other Actions.  Following the date of this Agreement, the Company shall, and shall cause the other applicable Purchased Companies to, take the actions set forth on Schedule 5.11.

Section 5.12.                          Further Assurances.  From time to time, as and when requested by any party hereto, the parties hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as a party hereto may reasonably deem necessary or desirable in order to carry out the intent and accomplish the purposes of this Agreement and, subject to the conditions of this Agreement, the consummation of the transactions contemplated hereby.  For the avoidance of doubt, nothing in this Section 5.12 will require any party to waive any condition to such party’s obligation to consummate the transactions contemplated by this Agreement set forth in Article VIII.

Section 5.13.                          R&W Insurance.  The parties hereto acknowledge that, as of the date hereof, Parent has obtained a binder to the R&W Insurance Policy, a true and correct copy of which is attached hereto as Exhibit K.  Prior to the Closing, Parent shall take all reasonable actions necessary to obtain and bind, and shall obtain and bind, the R&W Insurance Policy, which shall contain terms and conditions not materially less favorable to Parent than the terms and conditions as set forth in Exhibit K, except as consented to by the Shareholder Representative in writing (such consent not to be unreasonably withheld); provided that, in all events, the R&W Insurance Policy shall provide that (a) the insurer shall have no, and shall waive and not pursue any and all, subrogation rights against the Shareholder, the Shareholder Representative, any Selling Party or any Non-Recourse Party of the foregoing, [***], (b) the Shareholder, the Shareholder

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Representative, any Selling Party and any Non-Recourse Party of the foregoing shall be third party beneficiaries of such waiver and (c) following the Closing, Parent shall not amend the subrogation provisions of the R&W Insurance Policy in any manner adverse to the Shareholder, the Shareholder Representative, any Selling Party or any Non-Recourse Party of any of the foregoing, in each case, without the Shareholder Representative’s express prior written consent.

ARTICLE VI

EMPLOYMENT MATTERS

Section 6.1.                                 Employee Benefits.  Except (a) as provided in a written agreement between any Purchased Company and any individual who remains employed by a Purchased Company at the Effective Time (each such individual, a “Continuing Employee”), or (b) as otherwise required by applicable Law, during the period commencing on the Closing Date and ending on the date which is [***] after the Closing Date (or if earlier, the date of such Continuing Employee’s termination of employment with the Parent and its Affiliates) (the “Continuation Period”), Parent shall, and shall cause its Affiliates to, provide each Continuing Employee: [***]. If Parent ceases to maintain any particular Benefit Plan during the period commencing on the Closing Date and ending on the date which is [***] after the Closing Date, Parent shall, or shall cause its Affiliates or the Purchased Companies to (x) provide coverage for Continuing Employees and their eligible dependents under its or their medical, dental and health plans without interruption of coverage; (y) use commercially reasonable efforts to cause there to be waived any pre-existing condition, actively at work requirements and waiting periods and (z) use commercially reasonable efforts to cause the Parent Plans to honor any expenses incurred by the Continuing Employees and their eligible dependents under similar plans of the Purchased Companies during the portion of the calendar year up to the date that coverage under a Benefit Plan is replaced with coverage under such Parent Plan for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses.  Nothing herein shall prevent Parent, its Affiliates or the Purchased Companies from terminating the employment of any Continuing Employee during the Continuation Period in compliance with applicable Law.  If requested by Parent in a writing delivered to the Company following the date hereof and not less than ten (10) days prior to the Closing Date, the Company shall take all reasonable action (including the adoption of resolutions and plan amendments and the delivery of required notices) necessary to terminate, effective at least one day prior to the Closing (contingent on the occurrence of Closing), any Benefit Plan maintained by a Purchased Company that is intended to constitute a tax-qualified defined contribution plan under Code Section 401(k).  The Company shall provide Parent with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the termination of such plan or plans in advance and provide Parent with the final documentation evidencing the termination.  Parent shall allow each Continuing Employee to immediately enroll in a Parent Plan that is intended to constitute a tax-qualified defined contribution plan under Code Section 401(k) and shall allow each Continuing Employee to make a rollover contribution of their account balance under any 401(k) plan terminated in accordance with this Section 6.1 to such Parent Plan (including outstanding loans and associated promissory notes).

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Section 6.2.                                 [***] and Benefit Accrual.  For purposes of [***] in which Continuing Employees are eligible to participate following the Closing, and [***], Parent shall, and shall cause its Affiliates to, give [***] (excluding, for clarity, (i) any equity related incentive compensation plan or (ii) any Swiss defined benefit pension plan in which such Continuing Employee was not eligible to participate immediately prior to the Effective Time); provided, however, that such service [***] benefits.

Section 6.3.                                 WARN.  On or as soon as practicable after the Closing, the Shareholder Representative shall provide Parent with a true and complete list of all employees of any Purchased Company whose employment has been terminated within the ninety (90) days prior to the Closing Date, or whose work hours have been reduced by greater than 50% within each month of the six (6) month period preceding the Closing Date, which list shall indicate the employee’s name, site of employment, starting date of employment, and date of such termination or reduction in work hours.  Subject to the Shareholder Representative providing the list described in the preceding sentence, Parent shall be responsible for compliance with the Worker Adjustment and Retraining Notification Act (“WARN Act”) and any similar applicable Law for any plant closings, mass layoffs, employee layoffs, or similar events caused or implemented by Parent or any Purchased Company. The parties will cooperate in good faith with regard to any notification that may be required by the WARN Act or other similar applicable Law as a result of the transactions contemplated by this Agreement.

Section 6.4.                                 No Amendment.  Notwithstanding any other provision of this Agreement, nothing contained in this Article VI shall (i) be deemed to be the adoption of, or an amendment to, any employee benefit plan, as that term is defined in Section 3(3) of ERISA, or otherwise limit the right of the Company, Parent, or their respective Affiliates (including the Purchased Companies), to amend, modify or terminate any such employee benefit plan or (ii) give any third party any right to enforce the provisions of this Article VI.

Section 6.5.                                 Section 280G Payments.  Prior to the Closing Date, the Company shall use commercially reasonable efforts to obtain the Shareholder approval (in accordance with the requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated pursuant thereto) of any payments or benefits that would, absent the Shareholder’s approval, reasonably be expected to be excess parachute payments in connection with the transactions contemplated hereunder (“Section 280G Payments”).  Prior to such Shareholder approval, the Company shall use commercially reasonable efforts to obtain waivers from any disqualified individuals (within the meaning of Section 280G of the Code and the regulations thereunder) of any “parachute payments” (within the meaning of Section 280G of the Code) that could be made to them in connection with the transactions contemplated by this Agreement, such that unless such payments and benefits to such individuals are approved by the Shareholder to the extent and in the manner required under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code, no such payments and benefits that would be “parachute payments” (within the meaning of Section 280G of the Code) shall be made.  Prior to the Closing Date, the Company shall deliver to Parent written certification that either (a) the requisite Shareholder approval was obtained with respect to any Section 280G Payments that were subject to a shareholder vote, or (b) that the Shareholder’s approval of Section 280G Payments was not obtained and, as a consequence, that such payments and benefits shall not be made or provided to any affected individual who had duly executed a waiver of those payments and benefits to the extent that such payments and benefits would cause any amounts to constitute Section 280G Payments, or (c) a statement that commercially reasonable efforts were used, however, the Company was unable to obtain waivers or the requisite shareholder approval.  True and complete copies of all disclosures, waivers, consents, and shareholder voting materials used in connection with the foregoing shall be provided to Parent at least three (3) Business Days in advance of distribution to the Shareholder or the disqualified individuals, as

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applicable, for Parent’s review and comment.  The Company shall consider and incorporate Parent’s reasonable comments.  To the extent that Parent or any of its Affiliates enter into or negotiate compensation arrangements with any “disqualified individual” (within the meaning of Code Section 280G) of any of the Purchased Companies that could result in such Person’s receipt of any “parachute payments” (within the meaning of Code Section 280G) (“Parent Payments”), then Parent shall promptly (and in any event within ten (10) days prior to the date the Company intends to distribute any materials in connection with the equityholder vote described in this Section 6.5) provide the Company with the amount, if any, of the Parent Payments that are required to be included in the Code Section 280G calculations and waiver materials (along with a description of such “parachute payments” (within the meaning of Code Section 280G)), and the failure of the shareholder vote described above to comply with the requirements of Code Section 280G as the result of Parent’s failure to comply with such obligation shall not be treated as a breach of this Section 6.5 by the Company.

ARTICLE VII

TAX MATTERS

Section 7.1.                                 Transfer Taxes.  All excise, sales, use, value added, transfer (including real and personal property transfer), stamp, documentary, filing, recordation and other similar taxes and fees that may be imposed or assessed as a result of the Merger (“Transfer Taxes”) shall be borne [***].  The party with the primary responsibility for filing Tax Returns under applicable Law with respect to such Transfer Taxes shall file, or cause to be filed, at its own expense all Tax Returns that must be filed in connection with such Transfer Taxes.  The party filing such Tax Returns shall notify the other party in writing of the Transfer Taxes shown on such Tax Return. Such other party shall reimburse the first party for its portion of such Transfer Tax liability within fifteen (15) days of receipt of such notice.

Section 7.2.                                 Assistance and Cooperation.  Following the Closing Date, each of Parent and the Shareholder Representative shall cooperate fully in preparing any Tax Returns with respect to the Purchased Companies and in preparing for any audits of, inquiries by, or disputes with any Taxing Authorities regarding, any applicable Tax Returns with respect to the Purchased Companies and payments in respect thereof, including (a) providing timely notice to the other of any pending or proposed audits or assessments with respect to Taxes for which such other party or any of its Affiliates may have Liability under this Agreement or the Ancillary Agreements, (b) furnishing the other with copies of all relevant correspondence received from any Taxing Authority (whether before, on, or after the Closing Date) in connection with any audit or information request with respect to any Taxes referred to in clause (a) of this Section 7.2 and (c) making available to the other party during normal business hours, all Books and Records, Tax Returns or portions thereof (together with related paperwork and documents relating to rulings or other determinations by Taxing Authorities), proof of payment of Taxes, documents, files, officers or employees (without substantial interruption of employment) or other relevant information necessary or useful for such purposes, in each case, whether or not in existence as of the Closing Date.

Section 7.3.                                 Maintenance of Parent’s Books and Records.  Until the applicable statute of limitations (including periods of waiver) has run for any Tax Returns filed or required to be filed with respect to the Purchased Companies covering the periods up to and including the Closing Date, Parent shall, and shall cause its Affiliates to, retain or cause to be retained all Books and Records in existence on the Closing Date used or necessary to prepare Tax Returns for such periods and, following the Closing Date, shall provide the Shareholder Representative access to such Books and Records and the equivalent Books and Records prepared following the Closing Date for inspection and copying by the Shareholder

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Representative and its Affiliates, or their agents upon reasonable request and upon reasonable notice during normal business hours.  After the expiration of such period, no Books and Records shall be destroyed by Parent without first advising the Shareholder Representative in writing and giving the Shareholder Representative a reasonable opportunity to obtain possession thereof, with any costs of transferring the Books and Records to be paid by the Shareholder Representative in accordance with Section 5.1(b).

Section 7.4.                                 Tax Treatment; Merger Consideration Allocation.  For U.S. federal (and applicable state and local) income tax purposes, the parties intend that the Merger be treated as a sale of 100% of the equity held by the Shareholder in each of the PaxVax Targets. Parent and the Shareholder Representative shall cooperate in good faith to allocate the Final Merger Consideration Amount (together with any Additional Merger Consideration Amount and other amounts treated as consideration for U.S. federal income tax purposes) among the PaxVax Targets prior to the Closing Date.  Parent shall be permitted to make an election under Section 338 of the Code with respect to such of the PaxVax Targets that are not U.S. persons (within the meaning of Section 7701(a)(30) of the Code) (and any Subsidiaries thereof) in its sole discretion; provided, however, that Parent shall not make any such election with respect to PaxVax U.S. (and any Subsidiary thereof) without the written consent of the Shareholder Representative, which consent may be withheld in its sole discretion.  The parties to this Agreement and their respective Affiliates shall file all relevant Tax Returns consistently with this Section 7.4, unless otherwise required by applicable Law.

Section 7.5.                                 Apportioned Obligations. In the case of any taxable period beginning on or prior to the Closing Date and ending after the Closing Date (a “Straddle Tax Period”), the amount of any Taxes based on or measured by income, sales, use, receipts or other similar items of the Purchased Companies for the portion of the Straddle Tax Period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of any other Taxes of the Purchased Companies for a Straddle Tax Period which relate to the portion of the Straddle Tax Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date, and the denominator of which is the number of days in the Straddle Tax Period.

Section 7.6.                                 Tax Sharing and Tax Indemnification Agreements.  Any Tax sharing and Tax indemnification agreement to which any of the Purchased Companies is party shall be terminated with respect to such Purchased Company as of the Closing Date and have no further effect thereafter.

Section 7.7.                                 Certain Tax Forms.  No later than five (5) Business Days prior to the Closing, the Shareholder Representative shall deliver or cause to be delivered to Parent an IRS Form W-8IMY with withholding certificates attached thereto in respect of each beneficial holder of an interest in the Shareholder (“Withholding Tax Forms”).

Section 7.8.                                 Interpretation.  To the extent there is any inconsistency between this Article VII, on the one hand, and the terms and conditions of any Ancillary Agreement, on the other hand, the terms and conditions of such Ancillary Agreement shall apply.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1.                                 Conditions to Mutual Obligations.  The respective obligations of each party hereto to consummate the Closing are subject to the satisfaction or written waiver, at or prior to the Closing, of each of the following conditions:

(a)                                 Antitrust Laws.  (i) All applicable waiting periods (including any extensions thereof) under the HSR Act shall have expired or been terminated and (ii) all Governmental Authorizations set forth on Schedule 8.1(a) shall have been obtained or made, as applicable, from or with the corresponding Governmental Entity.

(b)                                 No Injunction.  No Governmental Entity of competent jurisdiction shall have, at or prior to the Closing Date, enacted, issued, promulgated, enforced or entered any statute, rule, regulation, or Judgment (whether temporary, preliminary or permanent) that restrains, enjoins or otherwise prohibits or makes illegal the consummation of the transactions contemplated by Article II, and the Merger, and such statute, rule, regulation, or Judgment is in effect.

(c)                                  Consents and Approvals.  Parent and the Company shall have received evidence, in form and substance reasonably satisfactory to each party, that Parent, Merger Sub or the Purchased Companies, as applicable, have obtained the Swiss Property Approvals from Governmental Entities.

Section 8.2.                                 Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Closing are also subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of the Company set forth in Article III of this Agreement (disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect or other similar qualifer), other than the Company Fundamental Representations, shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct only as of such date), other than to the extent that the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, constitute, or reasonably be expected to constitute, a Material Adverse Effect.  Each of the Company Fundamental Representations (except [***] and [***], which shall not constitute Company Fundamental Representations for purposes of this Section 8.2(a) and shall be subject to the foregoing sentence) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except such representations and warranties that are made as of a specific date, which shall be true and correct only as of such date in all respects).

(b)                                 Performance of Obligations of the Company.  The Company shall have performed or caused to be performed in all material respects all obligations that are required to be performed by it at or prior to the Closing Date.

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(c)                                  Officer’s Certificate.  Parent shall have received from the Company a certificate of an authorized officer of the Company certifying that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

(d)                                 No Material Adverse Effect.  Since the date hereof, there shall not have occurred any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to result in a Material Adverse Effect.

(e)                                  Deliverables.  Parent and Merger Sub shall have received from the Shareholder Representative and the Company the items to be delivered pursuant to Section 2.7.

Section 8.3.                                 Conditions to Obligations of the Company and the Shareholder Representative.  The obligations of the Company and the Shareholder Representative to consummate the Closing are also subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in Article IV of this Agreement (disregarding all qualifications and exceptions contained therein relating to materiality or other similar qualifiers), other than the Parent Fundamental Representations, shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct only as of such date), in each case, other than to the extent that the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have, or reasonably be expected to have, a material adverse effect on Parent’s ability to execute, deliver or perform this Agreement or any Ancillary Agreement, or to timely consummate the transactions contemplated hereby or thereby.  Each of the Parent Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except such representations and warranties that are made as of a specific date, which shall be true and correct only as of such date in all respects).

(b)                                 Performance of Obligations of Parent.  Parent and Merger Sub shall have performed in all material respects all obligations that are required to be performed by them under this Agreement at or prior to the Closing Date.

(c)                                  Officer’s Certificate.  The Shareholder Representative shall have received from Parent a certificate of an authorized officer of Parent certifying that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

(d)                                 Deliverables.  The Shareholder Representative shall have received from Parent the items to be delivered pursuant to Section 2.8.

Section 8.4.                                 Frustration of Closing Conditions.  No party hereto may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2.

ARTICLE IX

SURVIVAL; PRIORITY; PARENT ACKNOWLEDGMENT

Section 9.1.                                 Survival.  The parties hereto, intending to modify any applicable statute of limitations, agree that (a) (i) the representations and warranties contained in this Agreement, and in any certificate delivered hereunder and (ii) the covenants and agreements contained in this Agreement that are required to be performed at or prior to the Closing, shall, in each case, terminate effective as of the Closing without the need for any further action by any Person and shall not survive the Closing for any purpose whatsoever, and thereafter there shall be no liability or obligation on the part of, nor shall any claim be made by, any party or any of their respective Affiliates in respect thereof, in connection therewith or related thereto and (b) the covenants and agreements set forth herein that are required to be performed following the Closing shall survive the Closing in accordance with their respective terms only for such period as shall be required for the party required to perform under such covenant or agreement to complete the performance required thereby.  Notwithstanding the foregoing, claims made under the R&W Insurance Policy [***] are not subject to the survival limitations in this Section 9.1.  This Article IX shall survive the Closing.

Section 9.2.                                 Priority.  [***]

(c)                            Each Selling Party shall be a third party beneficiary of this Section 9.2.

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Section 9.3.                                 Parent Acknowledgment.

(a)                                 (i)                               Each of Parent and Merger Sub acknowledges and agrees, on behalf of itself and each of its Affiliates, that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Purchased Companies, and, in making its determination to proceed with the transactions contemplated by this Agreement, Parent and its Affiliates (x) have relied solely on the results of its own independent investigation and verification and the representations and warranties of the Company expressly and specifically set forth in Article III, as qualified by the Schedules, in the certificates delivered to Parent pursuant to Section 8.2.(c) and in the Ancillary Agreements, and (y) has not relied on the accuracy or completeness of any other information provided to (or otherwise acquired by) Parent or any of its Non-Recourse Parties.

(ii)                                  The representations and warranties of the Company expressly and specifically set forth in Article III, as qualified by the Schedules, in the certificate delivered to Parent pursuant to Section 8.2.(c) or in the Ancillary Agreements, constitute the sole and exclusive representations, warranties, and statements (including by omission) of any kind of any of the Purchased Companies, the Shareholder Representative, the Shareholder, or any of their respective Non-Recourse Parties in connection with the transactions contemplated by this Agreement, and all other representations, warranties, and statements (including by omission) of any kind or nature expressed or implied in connection with the transactions contemplated by this Agreement are specifically disclaimed by the Purchased Companies, and each of their respective Non-Recourse Parties including, for the avoidance of doubt, with respect to the accuracy or completeness of any other information provided to (or otherwise acquired by) Parent or any of its Non-Recourse Parties.

(iii)                               Except as expressly and specifically set forth in Article III, as qualified by the Schedules, none of the Purchased Companies, the Shareholder Representative, the Shareholder or any non-Recourse Party of the foregoing make or provide, and Parent, Merger Sub and their respective Affiliates hereby waive, any warranty or representation, express or implied, as to the quality, merchantability, fitness for a particular purpose, conformity to samples, or condition of any Purchased Company’s assets or any part thereof.

(iv)                              NONE OF THE PURCHASED COMPANIES, THE SHAREHOLDER REPRESENTATIVE, THE SHAREHOLDER OR ANY OF THEIR RESPECTIVE NON-RECOURSE PARTIES HAVE MADE ANY REPRESENTATIONS, WARRANTIES OR STATEMENTS (INCLUDING BY OMISSION) OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, PROSPECTS, ASSETS OR LIABILITIES OF THE PURCHASED COMPANIES OR THE QUALITY, QUANTITY OR CONDITION OF THE PURCHASED COMPANIES’ ASSETS) TO PARENT, OR ANY OF ITS NON-RECOURSE PARTIES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE III, AS QUALIFIED BY THE SCHEDULES, IN THE CERTIFICATE DELIVERED TO PARENT PURSUANT TO SECTION 8.2(C) HEREUNDER OR IN THE ANCILLARY AGREEMENTS.

(v)                                 EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE III, AS QUALIFIED BY THE SCHEDULES, IN THE CERTIFICATE DELIVERED TO PARENT PURSUANT TO SECTION 8.2(C) OR IN THE ANCILLARY AGREEMENTS (X) PARENT IS ACQUIRING THE PURCHASED COMPANIES ON AN “AS IS, WHERE IS” BASIS AND (Y)

NONE OF THE PURCHASED COMPANIES, THE SHAREHOLDER REPRESENTATIVE, THE SHAREHOLDER OR ANY OTHER PERSON (INCLUDING, FOR THE AVOIDANCE OF DOUBT, EACH OF THEIR RESPECTIVE NON-RECOURSE PARTIES), WHETHER IN ANY INDIVIDUAL, CORPORATE OR ANY OTHER CAPACITY, IS MAKING, AND NEITHER PARENT NOR ANY OF ITS NON-RECOURSE PARTIES IS RELYING ON, ANY REPRESENTATIONS, WARRANTIES, OR OTHER STATEMENTS (INCLUDING BY OMISSION) OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, STATUTORY OR OTHERWISE, AS TO ANY MATTER CONCERNING ITSELF, ANY PURCHASED COMPANY, ANY OF THEIR OTHER AFFILIATES, OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES, BUSINESSES, OPERATIONS, FUTURE REVENUE, PROFITABILITY, OR SUCCESS, OR IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ANCILLARY AGREEMENTS, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO, OR OTHERWISE ACQUIRED BY PARENT OR ANY OF ITS NON-RECOURSE PARTIES (INCLUDING BY WAY OF ANY DOCUMENTS, INFORMATION OR MATERIALS INCLUDED OR REFERRED TO IN THE DATA ROOM, THE CONFIDENTIAL INFORMATION MEMORANDUM, OR OTHERWISE), OR STATEMENT MADE, BY THE PURCHASED COMPANIES, THE SHAREHOLDER REPRESENTATIVE, THE SHAREHOLDER, OR ANY OF THEIR RESPECTIVE NON-RECOURSE PARTIES OR THEIR RESPECTIVE REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR PURSUANT TO THE ANCILLARY AGREEMENTS.

(vi)                              PARENT HAS SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT IT IS CAPABLE OF EVALUATING THE MERITS AND RISKS OF ITS ACQUISITION OF THE COMMON SHARES OF THE SURVIVING COMPANY.  PARENT AND MERGER SUB CONFIRM THAT EACH CAN BEAR THE ECONOMIC RISK OF ITS INVESTMENT IN THE COMMON SHARES OF THE SURVIVING COMPANY AND CAN AFFORD TO LOSE ITS ENTIRE INVESTMENT IN SUCH COMMON SHARES, HAS BEEN FURNISHED THE MATERIALS RELATING THERETO WHICH PARENT HAS REQUESTED, AND THE COMPANY HAS PROVIDED PARENT AND MERGER SUB AND ITS REPRESENTATIVES THE OPPORTUNITY TO ASK QUESTIONS OF THE OFFICERS AND MANAGEMENT EMPLOYEES OF THE BUSINESS AND TO ACQUIRE ADDITIONAL INFORMATION ABOUT THE BUSINESS AND FINANCIAL CONDITION OF THE PURCHASED COMPANIES.  PARENT IS ACQUIRING THE COMMON SHARES OF THE SURVIVING COMPANY FOR INVESTMENT AND NOT WITH A VIEW TOWARD OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF, OR WITH ANY PRESENT INTENTION OF DISTRIBUTING OR SELLING SUCH COMMON SHARES.  PARENT AGREES THAT SUCH COMMON SHARES MAY NOT BE SOLD, TRANSFERRED, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF WITHOUT COMPLIANCE WITH APPLICABLE SECURITIES LAWS, EXCEPT PURSUANT TO APPLICABLE EXEMPTIONS THEREFROM.

(b)                                 None of the Shareholder Representative, the Shareholder or any Non-Recourse Party of any of the foregoing, whether in an individual, corporate or any other capacity, will have or be subject to any liability or obligation (indemnification or otherwise) to Parent or any of Parent’s Non-Recourse Parties resulting from (nor shall Parent or any of its Non-Recourse Parties have any claim with respect to) the distribution to Parent or any of its Non-Recourse Parties, or Parent’s, or any of its Non-Recourse Parties’ use of, or reliance on, any information, documents, projections, forecasts or other material made available to Parent or any of its Non-Recourse Parties in the Data Room or presentations (including, for the avoidance of doubt, the Confidential Information Memorandum or other “management presentations”) in expectation of, or in connection with, the transactions contemplated by this Agreement, or otherwise, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, in each case, except to the extent any such information is expressly covered by any representation or warranty set forth in Article III, as qualified by the Schedules.

(c)                                  Without in any way limiting the generality of the foregoing, Parent and its Affiliates acknowledge that there are uncertainties inherent in attempting to make projections, forward looking statements and other forecasts and estimates, and certain business plan information, that Parent and its Affiliates are familiar with such uncertainties, that Parent and its Affiliates are taking full responsibility for making their own evaluation of the adequacy and accuracy of any such projections, forward looking statements, forecasts, estimates and business plan information provided to it in connection with the transactions contemplated by this Agreement (including the reasonableness of the assumptions underlying such projections, forward looking statements, forecasts, estimates and business plan information), that no representations, warranties or statements (including by omission) of any kind are being made with respect thereto, that neither Parent, nor any of its Non-Recourse Parties is relying thereon, and that Parent and its Non-Recourse Parties shall have no claim against anyone with respect thereto.

Section 9.4.                                 [***]

Section 9.5.                                 Sole and Exclusive Remedy. Notwithstanding anything that may be expressed or implied in this Agreement, any Ancillary Agreement or any document, certificate or instrument delivered in connection herewith or therewith, the sole and exclusive remedy (in lieu of any and all other rights and remedies any such Person otherwise may have had) of Parent, Merger Sub, the Company, the Surviving Company, the Purchased Companies, the Shareholder or any Non-Recourse Party of the foregoing may have under, arising out of or resulting from or incurred in connection with this Agreement or any Ancillary Agreement and with respect to the transactions contemplated hereby and thereby or any document, certificate or instrument delivered in connection herewith or therewith, shall be (a) Parent’s right to recover under the R&W Insurance Policy, (b) recourse against any Person that is identified as a party to this Agreement (including by any Person that expressly has rights to enforce this Agreement pursuant to Section 11.3) (but not recourse against the Shareholder or any Non-Recourse Party of the Shareholder or any Non-Recourse Party of any party to this Agreement) for breach of any covenant and agreement set forth herein that is required to be performed following the Closing in accordance with its terms, subject to the limitations set forth herein, including as provided in Section 2.9 (Post-Closing Merger Consideration Adjustment), Section 5.5 (Directors’ and Officers’ Exculpation; Indemnification) and Section 11.6 (Equitable Relief), (c) recourse against any Person that is identified as a party to an Ancillary Agreement (but not any Non-Recourse Party of such Person) under and to the extent expressly provided for therein, subject to the limitations set forth herein and therein and (d) [***].

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ARTICLE X

TERMINATION

Section 10.1.                          Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                 by written agreement of Parent and the Shareholder Representative;

(b)                                 by any one of Parent or the Shareholder Representative, by giving written notice of such termination to the other, on or after [***] (the “Outside Date”), if the Closing shall not have occurred, subject to Section 11.6, prior to the Outside Date; provided, that (x) the Shareholder Representative may not terminate this Agreement pursuant to this Section 10.1.(b) at any time during which the Shareholder Representative or the Company is in material breach of this Agreement so as to cause the conditions to the Closing set forth in Section 8.1 or Section 8.2 to be unsatisfied and (y) Parent may not terminate this Agreement pursuant to this Section 10.1.(b) at any time during which Parent or Merger Sub is in material breach of this Agreement so as to cause the conditions to the Closing set forth in Section 8.1 or Section 8.3 to be unsatisfied;

(c)                                  by Parent, if there has been a material violation or breach by (i) the Company of any representation or warranty or (ii) the Shareholder Representative or the Company of any covenant or agreement contained in this Agreement which, in either case, would prevent the satisfaction of or result in the failure of any condition to the obligations of Parent and Merger Sub at the Closing and such violation or breach has not been waived by Parent and Merger Sub or, in the case of a breach of any covenant or agreement under this Agreement that is curable, has not been cured by the Shareholder Representative or the Company prior to the earlier to occur of (x) thirty (30) days after receipt by the Shareholder Representative or the Company, as applicable, of written notice of such breach from Parent and (y) the Outside Date; provided, however, that Parent may not terminate this Agreement pursuant to this Section 10.1.(c) at any time during which Parent or Merger Sub is in material breach of this Agreement so as to cause the conditions to the Closing set forth in Section 8.1 or Section 8.3 to be unsatisfied; or

(d)                                 by the Shareholder Representative, if there has been a material violation or breach by Parent or Merger Sub of any representation or warranty or covenant or agreement contained in this Agreement which would, in either case, prevent the satisfaction of or result in the failure of any condition to the obligations of the Company and the Shareholder Representative at the Closing and such violation or breach has not been waived by the Company and the Shareholder Representative or, with respect to a breach of any covenant or agreement under this Agreement that is curable, has not been cured by Parent or Merger Sub prior to the earlier to occur of (x) thirty (30) days after receipt by Parent or Merger Sub, as applicable, of written notice of such breach from the Company or the Shareholder Representative or (y) the Outside Date; provided, however, that the Shareholder Representative may not terminate this Agreement pursuant to this Section 10.1.(d) at any time during which the Company or the Shareholder Representative is in material breach of this Agreement so as to cause the conditions to the Closing set forth in Section 8.1 or Section 8.2 to be unsatisfied.

Section 10.2.                          Effect of Termination.  In the event of the termination of this Agreement in accordance with Section 10.1, this Agreement, insofar as it relates to the parties’ rights and obligations relating thereto, shall thereafter become void and have no effect, and no party to this Agreement shall have any Liability to the other party to this Agreement or their respective Affiliates, or their respective Representatives or their heirs, successors and permitted assigns, except the provisions of Section 5.4,

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Section 9.3, this Section 10.2 and Article XI (and any related definitional provisions set forth in Article I or Appendix A) shall survive such termination and remain valid and binding obligations of the parties, and except that nothing in this Section 10.2 shall relieve either party from Liability for any Willful Breach of this Agreement that arose prior to such termination (subject in all respects to Section 9.3) or [***].  For the avoidance of doubt, the parties hereto agree that if (i) Parent does not agree to close the transactions contemplated hereby in circumstances in which all of the conditions set forth in Section 8.1 and Section 8.2 (other than conditions to be performed at the Closing) have been satisfied, or waived by Parent or (ii) if the Shareholder Representative does not agree to close the transactions contemplated hereby in circumstances in which all of the conditions set forth in Section 8.1 and Section 8.3 (other than conditions to be performed at the Closing) have been satisfied, or waived by the Company, such failure or refusal to close shall be deemed to be a Willful Breach of this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1.                          Notices.  All notices, consents, waivers, agreements or other communications hereunder shall be in writing, and shall be deemed effective or to have been duly given and made (and shall be deemed to have been received) (a) when served by personal delivery upon the party for whom it is intended, (b) on the next Business Day if sent by overnight air courier, (c) on the date sent by email, with confirmation of transmission, if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communication must be sent to the respective parties at the address for such party set forth below, or such other address as may be designated in writing in a notice given in accordance with this Section 11.1 by such party:

To Parent, Merger Sub or after the Closing, the Surviving Company:

Emergent BioSolutions Inc.

400 Professional Drive, 4th Floor

Gaithersburg, MD 20879

Attention: General Counsel

E-Mail: [***]

With a copy (which shall not constitute notice) to:

Covington & Burling LLP

One CityCenter

850 Tenth Street, NW

Washington, DC 20001

Attention:  Catherine Dargan & Michael Riella

E-Mail: cdargan@cov.com; mriella@cov.com

To the Shareholder Representative, or prior to the Closing, the Company:

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c/o Cerberus Capital Management, L.P.

875 Third Avenue

New York, NY 10022

Attention: [***]

E-Mail: [***]

With a copy (which shall not constitute notice) to:

Dechert LLP
1095 Avenue of the Americas
New York, NY 10036 — 6797
Attention: Mark Thierfelder & Gareth Clark
E-Mail: mark.thierfelder@dechert.com; gareth.clark@dechert.com or to such other address for either party as such party shall hereafter designate by like notice.  Rejection or other refusal to accept such notice, request or other communication, or the inability to deliver such notice, request or other communication because of changed address for which no notice was given, shall be deemed to be receipt of such notice, request or other communication as of the date of such rejection, refusal or inability to deliver.

Section 11.2.                          Amendment; Modification; Waiver.  Any provision of this Agreement may be amended, modified, supplemented or waived if, and only if, such amendment, modification, or waiver is explicitly set forth in writing and signed, in the case of an amendment or modification, by Parent and the Shareholder Representative, or in the case of a waiver, by the party against whom such waiver is intended to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 11.3.                          No Assignment or Benefit to Third Parties.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns.  Notwithstanding the foregoing, (a) none of Parent, Merger Sub or the Surviving Company may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the Shareholder Representative, except that without obtaining such consent Parent or Merger Sub or the Surviving Company may assign any of its rights or delegate any of its obligations, in its sole discretion, under this Agreement to any of their respective controlled Affiliates (provided that Parent shall remain responsible for the performance of its obligations hereunder) and (b) the Company may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Parent; any purported assignment in violation of the foregoing shall be null and void ab initio.  Except as expressly set forth in this Section 11.3, Section 5.5, Section 11.5, Section 11.15, Section 11.18, Article IX or Article X, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto, and their respective successors, legal representatives and permitted assigns, any rights, benefits or remedies under or by reason of this Agreement.  [***] (y) the Shareholder is a third party beneficiary of this Agreement and may suffer losses for any breach of this Agreement by Parent (or, after the Closing, the Surviving Company) or Merger Sub, and (z) Section 11.15, Section 9.2, Section 11.6, Section 11.9, Section 11.10 and this sentence of Section 11.3 shall be enforceable by each Selling Party and each applicable Non-Recourse Party as if such Person was directly party hereto, to the

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extent rights are granted in Section 11.15 are granted to such Person.  The provisions of this Agreement are intended for the benefit of, and shall be enforceable by the Shareholder Representative for the benefit of the Shareholder, and the Shareholder Representative shall have the right, but not the obligation, to enforce any obligations of Parent, Merger Sub, or the Surviving Company under this Agreement for the benefit of the Shareholder.

Section 11.4.                          Entire Agreement.  This Agreement (including all Schedules, Exhibits and Appendices hereto), the Confidentiality Agreement and the Ancillary Agreements contain the entire agreement among the parties hereto with respect to the subject matter hereof and thereof, and supersede and cancel all prior and contemporaneous agreements and understandings, oral or written, with respect to such matters.  In the event and to the extent that there shall be an inconsistency or conflict between the provisions of this Agreement and the provisions of the Confidentiality Agreement or an Ancillary Agreement, this Agreement shall prevail.  The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement and the Ancillary Agreements.  Each of the parties hereto acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement, the Confidentiality Agreement and the Ancillary Agreements.

Section 11.5.                          Satisfaction of Obligations.  Any obligation of any party to any other under this Agreement, that is performed, satisfied or fulfilled completely by an Affiliate of such party shall be deemed to have been performed, satisfied or fulfilled by such party.

Section 11.6.                          Equitable Relief.  The parties hereto agree that if any of the provisions of this Agreement were not to be performed by any party to this Agreement as required by their specific terms or were to be otherwise breached, irreparable damage will occur to the non-breaching party and no adequate remedy at Law would exist and damages would be difficult to determine, and that each party hereto shall be entitled to an injunction or injunctions to prevent breaches, and to specific performance of the terms, of this Agreement (including causing the transactions contemplated hereby to be consummated on the terms and subject to the conditions thereto set forth in this Agreement) without posting any bond and without proving that monetary damages would be inadequate, in addition to any other remedy at Law or equity.  No party hereto shall oppose, argue, contend or otherwise be permitted to raise as a defense that an adequate remedy at Law exists or that specific performance or equitable or injunctive relief is inappropriate or unavailable.  The parties hereto further agree that nothing in this Section 11.6 shall require any party to institute any Litigation for (or limit any party’s right to institute any Litigation for) specific performance under this Section 11.6 prior or as a condition to exercising any termination right under Article X.  If a party to this Agreement brings any Litigation to enforce specifically the performance of the terms and provisions hereof by any other party and the Outside Date has not yet passed, the Outside Date shall automatically be extended by (x) the amount of time during which such Litigation is pending, plus twenty (20) Business Days or (y) such other time period established by the Chosen Court presiding over such Litigation, and for the avoidance of doubt, if such Litigation is to cause the Closing to occur, this Agreement may not be terminated during such Litigation by any party hereto.  If a party to this Agreement institutes a Litigation for injunctive relief or specific performance and a court of competent jurisdiction does not award injunctive relief or specific performance to such party in a Judgment in accordance with this Section 11.6, then such party may institute a Litigation for monetary damages.  Notwithstanding anything in this Agreement to the contrary, if a party hereto is awarded injunctive relief or specific performance as a result of which the Closing actually occurs, such equitable relief shall be such party’s sole and exclusive remedy under this Agreement solely with respect to another party’s failure to consummate the Closing.  The prevailing party in any Litigation arising under this Section 11.6 shall be entitled to reimbursement of fees, costs and expenses.

Section 11.7.                          Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses.  Notwithstanding the foregoing or anything to the contrary herein, (a) all filing fees and similar expenses to be paid in connection with the HSR Act or any other Competition/Investment Law shall be paid by Parent, (b) the fees of Governmental Entities and similar expenses to be paid in connection with the Swiss Property Approvals set forth in Section 5.10 shall be paid by the Company and shall be included in the calculation of “Transaction Related Expenses” and (c) [***] shall pay [***] of all fees and expenses relating to the Escrow Agent, any Transfer Taxes payable in connection with the Merger, and the R&W Insurance Policy Premium, and [***] of such Escrow Agent fees and expenses, Transfer Taxes and R&W Insurance Policy Premium shall be included in the calculation of “Transaction Related Expenses”.

Section 11.8.                          Schedules.  The disclosure of any matter, or reference to any Contract, in any Schedule referenced in Article Article III or Article IV of this Agreement shall be deemed to be a disclosure of such matter or Contract for purposes of any other Section of, or Schedule to, Article Article III or Article IV of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such disclosure applies to such other Section or Schedule, respectively, but shall not be deemed to constitute an admission by Parent, Merger Sub, or the Company or to otherwise imply that any such matter or Contract is material for the purposes of this Agreement and shall not affect the interpretation of such term for the purposes of this Agreement.  In particular, (a) certain matters may be disclosed on the Schedules that may not be required to be disclosed because of certain minimum thresholds or materiality standards set forth in this Agreement, (b) the disclosure of any such matter does not mean that it meets or surpasses any such minimum thresholds or materiality standards and (c) no disclosure in the Schedules relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.  In no event shall the listing of such matters in any Schedule be deemed or interpreted to expand the scope of the Company’s representations and warranties contained in this Agreement.  Each Schedule is qualified in its entirety by reference to specific provisions of the Agreement and does not constitute, and shall not be construed as constituting, representations, warranties or covenants of Parent, Merger Sub or the Company or their respective Affiliates, except as and to the extent provided in this Agreement.  Matters reflected in a Schedule are not necessarily limited to matters or Contracts required by this Agreement to be disclosed in such Schedules.  The section headings in the Schedules are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any information disclosed herein or any provision of this Agreement.  All attachments to the Schedules are incorporated by reference into the Schedule in which they are directly or indirectly referenced.  The information contained in the Schedules is in all events subject to Section 5.4 and the Confidentiality Agreement.

Section 11.9.                          Governing Law; Submission to Jurisdiction; Selection of Forum.

(a)                           THIS AGREEMENT AND ALL MATTERS ARISING FROM, OR RELATING TO, THIS AGREEMENT (WHETHER IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE IN THE UNITED STATES OF AMERICA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION, EXCEPT THAT THE FOLLOWING MATTERS SHALL BE GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE CAYMAN ISLANDS: THE MERGER, THE VESTING OF THE UNDERTAKING, PROPERTY AND LIABILITIES OF THE

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MERGER SUB IN THE SURVIVING COMPANY AND THE INTERNAL CORPORATE GOVERNANCE MATTERS OF THE COMPANY AND MERGER SUB (TOGETHER, THE “CAYMAN LAW MATTERS”).  Each party hereto agrees that it shall bring any Litigation with respect to any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement exclusively in, subject to the last sentence of this Section 11.9.(a), (x) the Chancery Court of the State of Delaware located in the State of Delaware, (y) if no such state court has proper jurisdiction, the Federal District Court for the District of Delaware located in Wilmington, Delaware or (z) if such federal court does not have jurisdiction, any state or federal court sitting in New Castle County, Delaware (together with the appellate courts thereof, the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto, (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 11.1 of this Agreement, although nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by Law and (v) agrees not to seek a transfer of venue on the basis that another forum is more convenient.   Each party hereto agrees that it shall bring any Litigation exclusively relating to the Cayman Law Matters in the jurisdiction of the courts of the Cayman Islands.

(b)                                 Notwithstanding anything herein to the contrary, (i) nothing in this Section 11.9 shall prohibit any party from seeking or obtaining orders for conservatory or interim relief from any court of competent jurisdiction and (ii) each party hereto agrees that any Judgment issued by a Chosen Court may be recognized, recorded, registered or enforced in any jurisdiction in the world and waives any and all objections or defenses to the recognition, recording, registration or enforcement of such Judgment in any such jurisdiction.

Section 11.10.                   WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR ANY ANCILLARY AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND EACH ANCILLARY AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.11.                   Counterparts.  This Agreement may be executed in one or more counterparts, each of which, including those received via facsimile transmission or email, shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 11.12.                   Headings.  The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

Section 11.13.                   No Setoff.  There shall be no right of setoff or counterclaim with respect to any claim, debt or obligation, against payments to any of Parent, Company, the Shareholder Representative, or Shareholder or their respective Affiliates under this Agreement or the Ancillary Agreements.  Except to the extent expressly set forth herein, any and all payments made to the Shareholder Representative under this Agreement (including pursuant to Article II) shall be made free and clear of any deduction or withholding.

Section 11.14.                   Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 11.15.                   Non-Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement, any Ancillary Agreement or any document, certificate or instrument delivered in connection herewith or therewith, each party hereto hereby acknowledges and agrees, on behalf of itself and its Non-Recourse Parties, that it has no right of recovery against, and no personal liability shall attach to any other party to this Agreement, the Shareholder or any Non-Recourse Party of the foregoing, through any such Person or otherwise, whether by or through attempted piercing of the corporate, partnership, limited partnership or limited liability company veil, by or through a claim by or on behalf of Parent against any other party to this Agreement, the Shareholder, the Shareholder Representative or any Non-Recourse Party of the foregoing, on the one hand, or by or on behalf of the Company or the Shareholder or any Non-Recourse Party of the foregoing, on the other hand, by the enforcement of any assessment or by any legal or equitable Litigation, by virtue of any Law, or otherwise, except for (a) claims against any Person that is identified as a party to this Agreement (but not the Shareholder or any Non-Recourse Party of the Shareholder or any Non-Recourse Party of any party to this Agreement) under and to the extent expressly provided for in this Agreement, subject to the limitations set forth herein, (b) claims against any Person identified as a party to an Ancillary Agreement (but not any Non-Recourse Party of such Person) under and to the extent expressly provided in such Ancillary Agreement, subject to the limitations set forth herein and therein, (c) claims under and to the extent expressly permitted pursuant to Section 9.5, subject to the limitations set forth therein and (d) [***] (the foregoing (a) through (d), the “Permitted Claims”).  The Permitted Claims shall be the sole and exclusive remedy of Parent, Merger Sub, the Company, each Purchased Company, the Shareholder and any Non-Recourse Party of the foregoing against any other such Person or any of their respective Non-Recourse Parties or any other Person, in each case, in respect of any Losses or other Liabilities arising under, related to, or in connection with, this Agreement, any Ancillary Agreement or any document, certificate or instrument delivered in connection herewith or therewith, or the transactions contemplated hereby or thereby.  Each party hereto hereby acknowledges, agrees and covenants, on behalf of itself and its Non-Recourse Parties and Representatives, that it and they shall not institute, and it and they shall cause their respective Affiliates not to institute, any Litigation or bring any other claim arising under, related to, or in connection with, this Agreement, any Ancillary Agreement or any document, certificate or instrument delivered in connection herewith or therewith, or the transactions contemplated hereby or thereby against any other such Person or any of their respective Non-Recourse Parties or any other Person, except for the Permitted Claims.  Notwithstanding anything that may be expressed or implied in this Agreement, any Ancillary Agreement or any document, certificate or

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instrument delivered in connection herewith or therewith, in no event shall Parent, Merger Sub, the Company, any Purchased Company, the Shareholder, the Shareholder Representative or any Non-Recourse Party of any of the foregoing be liable for [***], as a result of or in connection with the execution, delivery or performance of (or failure to perform) this Agreement, any Ancillary Agreement or any document, certificate or instrument delivered in connection herewith or therewith, or the transactions contemplated hereby or thereby.

Section 11.16.                   Service of Process.  Service upon the Company, the Shareholder Representative, Parent or Merger Sub of any notice, process, motion or other document in connection with Litigations relating in any way with or to this Agreement or the subject matter hereof may be effectuated by service upon the Company, the Shareholder Representative, Parent or Merger Sub at their respective addresses set forth in Section 11.1 hereof or such other address as provided to each other party in accordance with the notice provisions set forth in Section 11.1 hereof at least ten (10) days prior to such change in address or by personal service or in the same manner as notices are to be given pursuant to Section 11.1 or any other manner permitted by Law.  Each of the parties to this Agreement expressly and irrevocably agrees that service in accordance with this Section 11.16 will be effective and sufficient service of process upon the Company, the Shareholder Representative, Parent or Merger Sub.  Nothing herein shall affect the right to serve process in any other manner permitted by applicable Law; it being agreed and understood, however, that no Person shall be obligated to serve process in any other way than as provided herein.

Section 11.17.                   Currency.  Notwithstanding anything to the contrary herein, all payments required to be made hereunder, or as a result of a breach or violation hereof, shall be made in Dollars, and, when any amount is paid with respect to the foregoing such amount shall be the Dollar amount thereof on the applicable date of funding regardless of the amount or type of currency necessary to be exchanged or converted in order to satisfy, pay or fund such amount in Dollars.

Section 11.18.                   Legal Representation.  Each of the parties to this Agreement acknowledges that Dechert currently serves as counsel to both (a) the Purchased Companies on the one hand and (b) Cerberus Capital Management, L.P. and its Affiliates (other than the Purchased Companies) on the other hand (solely for purposes of this Section 11.18, Cerberus Capital Management, L.P. and such Affiliates collectively “Cerberus”), in connection with the negotiation, preparation, execution and delivery of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated by hereunder and thereunder and the sale process leading up to the execution of this Agreement (the “Transactional Matters”).  [***].  The parties understand and specifically agree that [***] arising out of or relating to this Agreement or any Ancillary Agreement or the transactions contemplated hereunder and thereunder, and even though [***] therefrom.  Each of the parties further agrees that, as to all communications among Dechert, the Purchased Companies, and Cerberus arising out of or primarily related to the Transactional Matters, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege that attach as a result of Dechert representing the Purchased Companies in such Transactional Matters shall survive the Closing and shall remain in effect, provided that any such privilege, from and after the Closing, shall belong to Cerberus and shall not pass to or be claimed by Parent, the Purchased Companies or any of their respective Affiliates. For the avoidance of doubt, with respect to privileged communications between Dechert and the Purchased Companies that are not primarily related to or do not arise from the Transactional Matters, the privilege will remain with the Purchased Companies and is not waived under this Section 11.18.  In furtherance of the foregoing, each of the parties hereto agrees to take the steps reasonably necessary to ensure that any privilege attaching as a result of Dechert representing the Purchased Companies with any Transactional Matters shall survive the Closing, remain in effect and be controlled by Cerberus.  As to any privileged attorney client communications between Dechert and any of the Purchased Companies

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prior to the Closing Date arising out of or primarily related to the Transactional Matters (collectively, the “Privileged Communications”), Parent and each of the Purchased Companies, together with any of their respective Affiliates, successors or assigns, agree that no such Person may use or rely on any of such Privileged Communications in any action or claim against or involving any of the parties hereto after the Closing relating to any Transactional Matters.  In addition, if the transactions contemplated by this Agreement are consummated, Parent, the Purchased Companies and their respective Affiliates and Representatives shall have no right of access to or control over any of Dechert’s records related to the Privileged Communications, which shall become the property of (and be controlled by) Cerberus.   Furthermore, in the event of a dispute between Cerberus and the Purchased Companies arising out of or relating to or in connection with any Transactional Matter, none of the attorney-client privilege, the expectation of client confidence or any other rights to any evidentiary privilege will protect from disclosure to Cerberus any information or documents developed or shared during the course of Dechert’s joint representation of Cerberus and the Purchased Companies.

Section 11.19.                   Deliveries to Parent.  Parent agrees and acknowledges that all documents or other items delivered to Parent, its Affiliates or any of their respective Representatives (including Covington & Burling LLP) in connection with the transactions contemplated by this Agreement or uploaded and made available in the Data Room on or before the date that is two (2) Business Days prior to the date hereof shall be deemed to have been delivered, provided or made available to Parent, its Affiliates or any of their respective Representatives.

Section 11.20.                   Shareholder Representative.

(a)                                 Subject to the terms and conditions of this Section 11.20, the Company hereby designates PaxVax SH Representative LLC as the Shareholder Representative to serve, and Parent and Merger Sub hereby acknowledge that the Shareholder Representative shall serve, as the sole representative of the Shareholder, from and after the date hereof with respect to the matters set forth in this Agreement and the Ancillary Agreements, such service to be without compensation except for the reimbursement of out-of-pocket expenses specifically provided herein.  The Shareholder Representative has accepted such designation as of the date hereof.  Notwithstanding anything to the contrary contained in this Agreement or the Escrow Agreement, the Shareholder Representative shall have no duties or responsibilities except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties or Liabilities on behalf of the Shareholder shall otherwise exist against the Shareholder Representative.

(b)                                 The Shareholder Representative has been irrevocably appointed as the agent, proxy and attorney-in-fact for the Shareholder for all purposes of this Agreement, has the full power and authority to act on the Shareholder’s behalf, including: (i) to take all actions or refrain from taking any actions which the Shareholder Representative considers necessary or desirable in connection with the defense, pursuit or settlement of any determinations relating to the payment of the Escrow Amount, and any claims in connection with this Agreement [***] or any Ancillary Agreement, including to sue, defend, negotiate, settle and compromise any such claims made by or against, and other disputes with, Parent and Merger Sub pursuant to this Agreement or any of the Ancillary Agreements or transactions contemplated hereby or thereby, (ii) execute and deliver all amendments, waivers, Ancillary Agreements, certificates and documents that the Shareholder Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement, (iii) receive funds, make payments of funds and give receipts of funds, (iv) to engage and employ agents and representatives (including accountants, legal counsel and other professionals) and to incur such other expenses as it shall deem necessary or prudent in connection with the administration of the foregoing, (v) to take all actions

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contemplated by this Section 11.20, (vi) to accept and receive notices to the Shareholder pursuant to this Agreement and (vi) to take or refrain from taking all other actions and exercise all other rights which the Shareholder Representative (in its sole discretion) considers necessary or appropriate in connection with this Agreement or the any other Ancillary Agreement (including entering into any amendments that the Shareholder Representative deems desirable without the consent of the Shareholder).  The Shareholder, by accepting any portion of the Final Merger Consideration Amount and Additional Merger Consideration Amount, agreed that such agency and proxy are coupled with an interest, and are therefore irrevocable without the consent of the Shareholder Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of the Shareholder.  All decisions and acts by the Shareholder Representative are binding upon the Shareholder, and the Shareholder does not have the right to object, dissent, protest or otherwise contest the same.  The terms and conditions of this Agreement are hereby made, and are hereby acknowledged to be, dependent on the determinations and actions that are contemplated or permitted to be made by the Shareholder Representative pursuant to such appointment, and all rights of the Shareholder shall be qualified by and dependent upon such determinations and actions, irrespective of whether the Shareholder Representative is acting as an agent or power of attorney of the Shareholder.

(c)                                  The Shareholder Representative is authorized to act on behalf of the Shareholder, and the other parties hereto shall be entitled to rely on any and all action taken by the Shareholder Representative without any liability to, or obligation to inquire of, the Shareholder.  Each of the other parties hereto is expressly authorized to rely on the genuineness of the signature of the Shareholder Representative and, upon receipt of any writing which reasonably appears to have been signed by the Shareholder Representative, the other parties hereto may act upon the same without any further duty of inquiry as to the genuineness of the writing.  For clarity, following Parent’s payment in full to the Shareholder Representative of any amount required to be paid by Parent pursuant to this Agreement, Parent and its Non-Recourse Parties shall have no liability to the Shareholder or any of the Shareholder’s Non-Recourse Parties for such amount, including for the Shareholder Representative’s failure to distribute such amounts in any manner, including in accordance with separate agreements with the Shareholder and the Shareholder’s Non-Recourse Parties.

(d)                                 Neither the Shareholder Representative, nor any agent employed by it, nor Parent or any of its Non-Recourse Parties, shall be liable to the Shareholder relating to the performance of the Shareholder Representative’s duties under this Agreement for any errors in judgment, negligence, oversight, breach of duty or otherwise by the Shareholder Representative, except the Shareholder Representative may be liable to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Shareholder Representative constituted willful misconduct.  The Shareholder Representative shall be indemnified and held harmless by the Shareholder against all Losses paid or incurred in connection with any action, suit, proceeding or claim to which the Shareholder Representative is made a party by reason of the fact that it was acting as the Shareholder Representative pursuant to this Agreement; provided, however, that the Shareholder Representative shall not be entitled to indemnification hereunder to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Shareholder Representative constituted willful misconduct.  The Shareholder Representative shall be protected in acting upon any notice, statement or certificate believed by him to be genuine and to have been furnished by the appropriate Person and in acting or refusing to act in good faith or any matter.

(e)                                  At least three (3) Business Days prior to the Closing Date, the Shareholder Representative shall provide written notice to Parent of the amount of cash (the “Shareholder Representative Expense Amount”) that will be retained from the Base Closing Cash Amount by the Shareholder Representative to pay (at the Shareholder Representative’s sole discretion), (i) any fees, costs and expenses incurred by the Shareholder Representative related to the negotiation, preparation, execution or delivery of this Agreement or any of the other Ancillary Agreements, or the consummation of the transactions contemplated by this

Agreement or any of the other Ancillary Agreements (to the extent not paid at the Closing) and (ii) any fees, expenses, costs, losses or damages it incurs in performing its duties and obligations under this Agreement, including fees, costs and expenses incurred pursuant to the procedures and provisions set forth in Section 2.9, and legal, accounting and consultant fees, expenses and costs for reviewing, analyzing, defending, pursuing, or prosecuting any claim or process arising under or pursuant to this Agreement or any of the other Ancillary Agreements, including amounts owed to the Neutral Firm pursuant to Section Section 2.9.(c).  The Shareholder Representative shall be permitted to pay amounts (including to itself) out of the Shareholder Representative Expense Account from time to time in order to perform its duties on behalf of the Shareholder hereunder. The Shareholder Representative may, in its sole and absolute discretion, invest and reinvest all or any portion of the Shareholder Representative Expense Amount (including any interest earned thereon) in any manner the Shareholder Representative so determines or, at the sole option of the Shareholder Representative, it may elect not to invest or reinvest all or any portion of the Shareholder Representative Expense Amount (including any interest earned thereon).  The Shareholder Representative will retain the amounts in the Shareholder Representative Expense Account for so long as it shall determine in its reasonable discretion.  After the Shareholder Representative determines in its sole discretion that the Shareholder Representative no longer needs to retain any portion of the Shareholder Representative Amount, the balance of the Shareholder Representative Expense Amount, if any, will be distributed to the Shareholder.

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IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

COMPANY:

PAXVAX HOLDING COMPANY LTD.

By:	/s/ Alexander D. Benjamin
	Name:	Alexander D. Benjamin
	Title:	Authorized Signatory

PARENT:

EMERGENT BIOSOLUTIONS INC.

By:	/s/ Atul Saran
	Name:	Atul Saran
	Title:	Executive Vice President,
Corporate Development and General Counsel

MERGER SUB:

PANAMA MERGER SUB, LTD.

By:	/s/ Daniel Woubishet
	Name:	Daniel Woubishet
	Title:	Director

SHAREHOLDER REPRESENTATIVE

PAXVAX SH REPRESENTATIVE LLC

By:	/s/ Nima Farzan
	Name:	Nima Farzan
	Title:	Director

APPENDIX A

DEFINITIONS

In this Appendix, and in the Agreement and the other Appendices and Schedules thereto, unless the context otherwise requires, the following terms shall have the meanings assigned below (unless otherwise specified, section references in this Appendix are to Sections of this Agreement):

“Accounting Principles” means the principles, practices, methodologies and procedures used by the Purchased Companies in the preparation of the Audited Financial Statements or, to the extent different therefrom, the Example Statement of Net Working Capital (in which case, the principles, practices, methodologies and procedures used by the Purchased Companies in the preparation of the Example Statement of Net Working Capital shall govern).

“Acquisition Transaction” has the meaning set forth in Section 5.6.

“Additional Merger Consideration Amount” means, as of any date of determination, the sum of the following without duplication: (a) the portion of the Escrow Amount payable to the Shareholder Representative (for the benefit of the Shareholder) pursuant to this Agreement, plus (b) any post-Closing adjustment payment arising under Section 2.9 payable to the Shareholder Representative (for the benefit of the Shareholder), plus (c) the portion of the Shareholder Representative Expense Amount distributed to the Shareholder in accordance with Section 11.20(e), plus (d) any other amount payable to the Shareholder Representative (for the benefit of the Shareholder) pursuant to this Agreement.

“Affiliate”, with respect to any specified Person, means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided that (a) with respect to the Purchased Companies prior to the Effective Time, except pursuant to Section 5.4, Section 9.3, Section 10.2, the definition of “Non-Recourse Party”, the definition of “Releasee”, and any related definitions to the foregoing, in no event shall (i) the Purchased Companies or the Shareholder (other than as amongst themselves) be considered an Affiliate of (x) Cerberus Capital Management, L.P. or any of its affiliated management, advisory or other entities, (y) any funds or accounts managed by Cerberus Capital Management, L.P. or any of its Affiliates or (z) any portfolio company of any investment fund or account affiliated with Cerberus Capital Management, L.P. or any of its affiliated management, advisory or other entities and (ii) any portfolio company (other than the Shareholder and the Purchased Companies), investment fund or account, or any management, advisory or other entities affiliated with Cerberus Capital Management, L.P. be considered an Affiliate of the Purchased Companies or the Shareholder and (b) with respect to the Purchased Companies, at and following the Effective Time, (i) none of the Purchased Companies shall be considered an Affiliate of (w) the Shareholder, (x) Cerberus Capital Management, L.P. or any of its affiliated management, advisory or other entities, (y) any funds or accounts managed by Cerberus Capital Management, L.P. or any of its Affiliates or (z) any portfolio company of any investment fund or account affiliated with Cerberus Capital Management, L.P. or any of its affiliated management, advisory or other entities and (ii) no portfolio company, investment fund or account, or any management, advisory or other entities affiliated with Cerberus Capital Management, L.P. shall be considered an Affiliate of the Purchased Companies or the Shareholder.  For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means, collectively, the Escrow Agreement, the Restrictive Covenant Agreements and, except pursuant to Section 5.4, the second sentence of Section 11.4, and Section 11.20, any other written agreement entered into as of the date of this Agreement by and among any of Parent or its Non-Recourse Parties, on the one hand, and the Shareholder or any of its Non-Recourse Parties, on the other hand.

“Audited Financial Statements” has the meaning set forth in Section 3.7.(a).

“Balance Sheet Date” has the meaning set forth in Section 3.7(a).

“Base Closing Cash Amount” means $270,000,000.

“Benefit Plans” has the meaning set forth in Section 3.11.(a).

[***]

“Books and Records” means all books, ledgers, files, reports, plans, records, manuals and other materials (in any form or medium) of, or maintained for, the applicable Person.  Unless the express context otherwise requires, the term “Books and Records” means the “Books and Records” of the Purchased Companies.

“Business Day” means a day that is not a Saturday or Sunday or any other day on which banks are authorized or obligated by Law or executive order to close in New York, New York and Redwood City, CA.

“Cayman Law Matters” has the meaning set forth in Section 11.9.(a).

“Cerberus” has the meaning set forth in Section 11.18.

“Certificate of Merger” has the meaning set forth in Section 2.3.(a).

“Chosen Courts” has the meaning set forth in Section 11.9.

“Claim” has the meaning set forth in Section 5.5(a).

“Closing” has the meaning set forth in Section 2.3.(a).

“Closing Date” has the meaning set forth in Section 2.3.(a).

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“Closing Date Cash” means all cash and cash equivalents of any kind (including all cash in bank accounts and cash on hand, cash on deposit, cash deposited with third parties and cash posted for bonds or with respect to escrows) of any of the Purchased Companies as of the Measurement Time, excluding any (a) cash of the Purchased Companies that cannot be freely distributed at the Closing without penalty, offset, reduction or obligation to replenish due to restrictions on distribution under applicable Law or Contract and (b) amounts under issued but uncleared checks.  For the avoidance of doubt, “Closing Date Cash” shall include all cash in the bank accounts of the Purchased Companies in the countries set forth on Schedule B.  Cash or cash equivalents received as of the Measurement Time (including cash in transit, such as wires or checks received as of the Measurement Time in any of the Purchased Companies’ bank accounts or lockbox accounts on the Closing Date or otherwise received, or other items otherwise convertible into cash within thirty (30) days, in each case, as of the Measurement Time) shall be included as Closing Date Cash.  Such cash to be included in Closing Date Cash shall not include any cash, cash in transit or other items otherwise convertible into cash received by or channeled through accounts of the Purchased Companies solely as a result of the transactions contemplated by this Agreement.  Closing Date Cash shall also include, for the avoidance of doubt, the Minimum Cash Amount.

“Closing Date Funded Indebtedness” means, without duplication, the obligations of the Purchased Companies outstanding and unpaid as of the Measurement Time under any Funded Indebtedness.

“Closing Debt to be Discharged” means the Closing Date Funded Indebtedness set forth on Schedule C.

“Closing Statement” has the meaning set forth in Section Section 2.9.(a).

“Code” means the Internal Revenue Code of 1986.

“Companies Law” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Common Share” means a common share of the Company, par value $0.001 per share.

“Company Fundamental Representations” means the representations and warranties solely set forth in Section 3.1 (Organization and Qualification) (except the last two sentences of Section 3.1), Section 3.2 (Corporate Authorization), Section 3.3 (Binding Effect), Section 3.6 (Assets; Capitalization; Equity Interests; Subsidiaries), Section 3.15 (Taxes), and Section 3.16 (Brokers).

“Company Intellectual Property Rights” means all Intellectual Property Rights that are owned or purportedly owned (in whole or in part) by, or licensed to, any Purchased Company.

“Company Interests” means the Company Common Shares and other membership or Equity Interests of the Company.

“Company Registered IP” has the meaning set forth in Section 3.10(a).

“Company’s Knowledge” means the actual knowledge, after reasonable inquiry of such Person’s direct reports, of any of the individuals set forth on Schedule A-1.

“Company Non-Governmental Consents” has the meaning set forth in Section 3.4.(b).

“Company Regulatory Approvals” has the meaning set forth in Section 3.4.(a).

“Competition/Investment Law” means any Law that is designed or intended to prohibit, restrict or regulate foreign investment or mergers or acquisitions, antitrust, monopolization, restraint of trade or competition, including the HSR Act.

“Confidential Company Information” has the meaning set forth in Section 3.10(e).

“Confidential Information” has the meaning set forth in Section 5.4.(b).

“Confidential Information Memorandum” means that certain memorandum entitled “PaxVax Overview” provided by the Company or its Affiliate to Parent or its Affiliate.

“Confidentiality Agreement” means the Confidential Disclosure Agreement between Parent and PaxVax U.S., dated February 5, 2018.

“Continuation Period” has the meaning set forth in Section 6.1.

“Continuing Employee” has the meaning set forth in Section 6.1.

“Contracts” means all agreements, contracts, leases and subleases, purchase orders, arrangements, letters of credit, guarantees and commitments.

“Covered Losses” has the meaning set forth in Section 5.5.(c).

“Covered Person” has the meaning set forth in Section 5.5.(a).

“D&O Insurance” has the meaning set forth in Section 5.5(e).

“Data Privacy Requirement” means all (a)  Laws applicable to the protection or processing of Personal Data, including Laws relating to the collection, use, disclosure or retention or Personal Data and (b) contractual obligations relating to the collection, use, disclosure, retention, protection or processing of Personal Data.  For the avoidance of doubt, the term “Data Privacy Requirements” include pronouncements or guidance by the FTC regarding data privacy requirements emanating from Section 5 of the Federal Trade Commission Act.

“Data Processors” means any third party service providers, software developers, outsourcers, or others Person which any Purchased Company engages and allows access to Personal Data or information systems of the Purchased Companies (including all information and transactions stored or contained therein or transmitted thereby).

“Data Room” has the meaning set forth in Section 4.11.

“Dechert” has the meaning set forth in Section 11.3.

“Deductible” means, at any time, the amount equal to the outstanding retention amount that is under the R&W Insurance Policy.

“Disputed Items” has the meaning set forth in Section Section 2.9.(b).

“Dollars” or “$” means the lawful currency of the United States of America.

“Effective Time” has the meaning set forth in Section 2.3.(a).

“Environmental Claim” means any action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata) or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Governmental Authorization required under or issued, granted, given, authorized by or made pursuant to any Environmental Law.

“Equity Interest” means, with respect to any Person, any membership or partnership interests or units of, capital stock or share capital of, other voting securities of, other equity interest in, or right to receive profits, losses or distributions of, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow Account” has the meaning set forth in Section Section 2.5.(c)(i).

“Escrow Agent” means Citibank, National Association.

“Escrow Agreement” means an escrow agreement in the form attached hereto as Exhibit F, with such customary changes thereto as may be requested by the Escrow Agent.

“Escrow Amount” has the meaning set forth in Section 2.5(c)(i).

“Estimated Closing Date Merger Consideration Amount” has the meaning set forth in Section 2.5(b).

“Estimated Net Funded Indebtedness” has the meaning set forth in Section 2.5.(a).

“Estimated Net Working Capital” has the meaning set forth in Section 2.5.(a).

“Estimated Net Working Capital Adjustment” has the meaning set forth in Section 2.5.(a).

“Estimated Transaction Related Expenses” has the meaning set forth in Section 2.5.(a).

“Example Statement of Net Working Capital” means the statement of Net Working Capital as of the close of business on June 30, 2018, and substantially in the form attached as Exhibit G hereto.

“Exploit” (and related terms such as “Exploitation” or “Exploited”) means to (a) manufacture, have manufactured, package, label, import, export, sell, offer for sale, have sold, research, develop (including seeking, obtaining or maintaining Product Registrations), commercialize, register, store, transport, distribute, promote, market, price, supply or otherwise dispose of, or use for purposes of any of the foregoing, or (b) license or otherwise permit any Person to conduct any of the foregoing.

“FAR” has the meaning set forth in Section Section 3.21.(b).

“FDA” means the U.S.  Food and Drug Administration.

“FDCA” means the U.S. Federal Food, Drug and Cosmetic Act.

“Final Merger Consideration Amount” shall be an amount in Dollars equal to (i) the Base Closing Cash Amount plus (ii) the Final Net Working Capital Adjustment (which may be a negative number), if any, minus (iii) the Final Transaction Related Expenses, minus (iv) the Escrow Amount minus (v) the Shareholder Representative Expense Amount.

“Final Net Funded Indebtedness” shall be the Net Funded Indebtedness as finally determined pursuant to Section 2.9(a).

“Final Net Working Capital” shall be the Net Working Capital as finally determined pursuant to Section 2.9.

“Final Net Working Capital Adjustment” shall be (i) the amount by which Final Net Working Capital exceeds the Target Net Working Capital Amount or (ii) the amount by which Final Net Working Capital is less than the Target Net Working Capital Amount, in each case, if applicable; provided that any amount which is calculated pursuant to clause (ii) above shall be deemed to be a negative number.

“Final Transaction Related Expenses” shall be the Transaction Related Expenses as finally determined pursuant to Section 2.9.

“Financial Statement Entities” means the Shareholder, PaxVax Australia, PaxVax Bermuda, PaxVax UK, PaxVax U.S. and their respective Subsidiaries, except the Company.

“Financial Statements” has the meaning set forth in Section 3.7.(a).

“FIRPTA Certificate” has the meaning set forth in Section 2.7(e).

[***]

“FTC” has the meaning set forth in Section Section 5.2.(b).

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Funded Indebtedness” means, as of any time, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations arising under any Indebtedness of any Purchased Company, including the Ignition Debt and the Wellcome Trust Debt. Notwithstanding the foregoing, “Funded Indebtedness” shall not include any obligations of any Purchased Company owed to any other Purchased Company.

“GAAP” means United States generally accepted accounting principles, consistently applied during the periods involved.

“General Partner” has the meaning set forth in Section 3.2(b).

“Government Bid” means any quotation, bid or proposal made by a Purchased Company that if accepted or awarded to the Purchased Company would lead to a Government Contract between the Purchased Company and a Governmental Entity, a prime contractor to a Governmental Entity or a material subcontractor (at any tier) for the sale of products or services.

“Government Contract” means any Contract, including any prime contract, material subcontract (at any tier), basic ordering agreement, letter contract, teaming agreement, material purchase order, material delivery order, material task order, or other contractual arrangement of any kind, as modified by binding modifications or change orders, between a Purchased Company and (a) any Governmental Entity, (b) any prime contractor of any Governmental Entity or (c) any subcontractor (at any tier) with respect to any Contract of a type described in clauses (a) or (b) above.

“Governmental Authorizations” means all licenses, permits, certificates, grants, franchises, waivers, consents and other similar authorizations or approvals issued by or obtained from a Governmental Entity or any securities exchange.

“Governmental Entity” means any United States or foreign federal, state, provincial or local government or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of any such government or political subdivision, and any international or supranational organization of sovereign states exercising such functions for such sovereign states.

“GST” has the meaning set forth in Section 195-1 of the Australian A New Tax System (Goods and Services Tax) Act 1999.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Health Care Laws” means the FDCA, the PHSA, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)); the Stark Law (42 U.S.C. §1395nn); the civil False Claims Act (31 U.S.C. §§ 3729 et seq.); the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)); the Exclusion Laws (42 U.S.C. § 1320a-7); the Medicare statute (Title XVIII of the Social Security Act), including Social Security Act §§ 1860D-1 to 1860D-43 (relating to Medicare Part D and the Medicare Part D Coverage Gap Program); the Medicaid statute (Title XIX of the Social Security Act); the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h); HIPAA; the Controlled Substances Act

(21 U.S.C. § 801 et seq.); Titles XVIII (42 U.S.C. § 1395 et seq.) and XIX (42 U.S.C. § 1396 et seq.) of the Social Security Act; all applicable requirements relating to current good manufacturing practices, good laboratory practices, good clinical practices, informed consent and institutional review boards (as those terms are defined by the FDA); all applicable requirements relating to clinical trials or the protection of human subjects contained in 21 CFR Parts 50, 54, 56, and 312 and 42 CFR Part 11, and the International Conference on Harmonization E6: Good Clinical Practices Consolidated Guideline; and all applicable and comparable Laws administered by the FDA, the EMA and other applicable Governmental Entities with respect to the Exploitation of drug, biologic or vaccine products.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Ignition Debt” means an aggregate amount equal to $[***], plus accrued interest thereon, pursuant to those certain Convertible Promissory Notes No.  C-1, C-2, C-3, C-4, C-5 and C-6, made by PaxVax U.S.  in favor of the Ignition Parties.

“Ignition Parties” means, collectively, Ignition Growth Capital I, L.P. and Ignition Growth Capital Managing Directors Fund I, LLC.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) any obligations under capitalized leases with respect to which such Person is liable, (c) all obligations of such Person evidenced by bonds, notes, debentures or similar instruments, (d) all obligations in respect of interest rate and currency obligation swaps, protection agreements, hedges, caps or collar agreements or similar arrangements designed to provide protection against rate fluctuations, (e) all obligations of such Person under outstanding letters of credit, solely to the extent drawn, (f) all obligations of such Person for the deferred purchase price of property or services, including pursuant to any earn-out or similar obligation (other than trade payables, accrued expenses, and other current trade liabilities and incurred in the ordinary course of business of such Person), (g) indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of property subject to such Lien, (h) any breakage costs, prepayment or other premiums, penalties and other fees, costs and expenses associated with prepayment or redemption or tender for any of the foregoing, (i) all obligations of such Person under conditional sale or other title retention agreements relating to any assets and properties purchased by such Person, and (j) any guarantees to a third party by such Person of any of the foregoing.

“Insurance Policies” has the meaning set forth in Section 3.23.

“Intellectual Property Rights” means any and all intellectual property and proprietary rights of any kind or nature, whether protected, created or arising under any Law, including such rights in and to all: (a) Patent Rights, (b) Trademarks, (c) domain names and URLs, (d) copyrights and rights in works of authorship, (e) rights in databases, compilations of data and data, including all Personal Data and clinical trial data, and all aggregated data, (f) moral rights, rights of publicity and other rights to use or exploit the name, image and likeness of any individual, (g) trade secrets, inventions, discoveries, improvements, technology, proprietary methods, processes and know how, and techniques, whether or not patentable or reduced to practice, including physical, chemical, biological, toxicological, pharmacological, and clinical data, dosage regimens, assays, quality control and testing procedures, product specifications, manufacturing techniques, algorithms, designs, design rights, schematics, work-flow diagrams, work product, invention disclosures, and technical data, customer lists, supplier lists, pricing and cost information, and business and marketing plans, in any form whether or not specifically listed herein, all rights to limit the use or disclosure

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

of any of the foregoing, and all embodiments of, and all documentation relating to, any of the foregoing, (j) rights in software (including both object codes and source codes) and application programming interfaces, (k) rights to bring an action for infringement, dilution, misappropriation or other impairment or violation of rights and to receive royalties, damages, proceeds or any other legal or equitable protections and remedies with respect to any of the foregoing, and (l) similar or equivalent rights to any of the foregoing anywhere in the world.

“IP Contracts” has the meaning set forth in Section 3.13(a)(vii).

“IRS” means the U.S.  Internal Revenue Service.

“IT Assets” has the meaning set forth in Section 3.10(f).

“ITEPA” means the United Kingdom Income Tax (Earnings and Pensions) Act 2003.

“Judgment” means any writ, judgment, injunction, order, decree, stipulation determination or award entered by or with any Governmental Entity.

“Law” means any constitution, law, including common law, statute, ordinance, rule, regulation, regulatory requirement, code, or Judgment enacted, issued, promulgated, enforced or entered by a Governmental Entity or securities exchange.

“Leased Real Property” has the meaning set forth in Section 3.14(b).

“Leases” has the meaning set forth in Section 3.14(b).

“Liabilities” means any and all debts, liabilities, guarantees, claims, demands, expenses, commitments or obligations (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) of every kind and description and including all costs and expenses related thereto, whether or not the same is required to be accrued on the financial statements of the relevant Person.

“Licensed Company Intellectual Property” means all Company Intellectual Property Rights, other than Owned Company Intellectual Property.

“Lien” means any charge, mortgage, pledge, security interest, lien, hypothecation, right of third parties, or encumbrance of any kind.

“Limited Partners” means each of Cerberus PaxVax, L.P. and PaxVax 2015 Shareholder Holding Company Limited.

“Limited Partnership Agreement”  means that certain Second Amended and Restated Limited Partnership Agreement of the Shareholder, dated as of January 24, 2017, as amended.

“Limited Transfer Liens” means (a) preemptive rights, subscription rights, transfer restrictions, rights of first refusal or offer, and other similar restrictions set forth in the Organizational Documents of the issuer of the applicable securities and (b) restrictions on sale, transfer, assignment, pledge or hypothecation imposed by applicable securities Laws.

“Litigations” has the meaning set forth in Section 3.8.

“Losses” means any damages, losses, charges, Liabilities, claims, demands, actions, suits, Judgments, settlements, awards, interest, penalties, fees, costs (including costs of defense and enforcement of this Agreement), and expenses or amounts paid in settlement (in each case, including reasonable attorneys’ fees and experts’ fees and disbursements), subject in all respects to the last sentence of Section Section 11.15.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has been or would reasonably be expected to be materially adverse to the condition (financial or otherwise), business or results of operations of the Purchased Companies taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or would reasonably be expected to have or result in, a Material Adverse Effect: (a) any failure by any of the Purchased Companies to meet any internal or published projections, forecasts, or revenue or earnings predictions (it being understood that the underlying facts or causes giving rise or contributing to such failure may be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect), (b) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement, pendency or consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements (including by reason of the identity of Parent or Merger Sub or any of their respective Affiliates or any communication by Parent or Merger Sub or any of their respective Affiliates regarding their respective plans or intentions with respect to the business of any of the Purchased Companies, and including the impact thereof on relationships with customers, suppliers, distributors, partners, landlords, employees or others having relationships with any Purchased Company), (c) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting (i) the industries in which any of the Purchased Companies participates, (ii) national, regional, local, international or global economies or (iii) currency fluctuations, (d) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to the taking of any action required by this Agreement or any of the Ancillary Agreements, including losses or threatened losses of or by employees, customers, vendors, distributors or others having relationships with any of the Purchased Companies, (e) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in GAAP or any change in applicable Laws, rules or regulations or the interpretation or enforcement of any of the foregoing, (f) any adverse change, effect, event, occurrence, state of facts or development arising in connection with natural disasters or acts of nature, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof, (g) any adverse change, effect, event, occurrence, state of facts or development arising out of, resulting from or attributable to the foregoing clauses (c), (e), or (f) may be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect to the extent such change, effect, event, occurrence, state of facts or development has a disproportionate impact on the Purchased Companies, taken as a whole, relative to other similarly situated Persons in the industries in which any of the Purchased Companies participate and geographic regions in which the Purchased Companies conduct business activities, (h) any change or effect the impact of which on the Purchased Companies is cured prior to the Closing, (i) actions or omissions of the Company that are consented to, or requested by, by Parent or any of its Affiliates, or (j) or any change, effect, event, occurrence, state of facts or development to the extent arising from the subject of any Ancillary Agreement, the subject matter thereunder or the transactions contemplated thereunder.  References in this Agreement to Dollar amount thresholds shall not be deemed to be evidence of a Material Adverse Effect or materiality.

“Material Contracts” has the meaning set forth in Section 3.13.

“Measurement Time” means 11:59 p.m. Eastern Time the day immediately before the Closing Date.

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Share” means a common share of Merger Sub, par value US$0.01 per share.

“Net Funded Indebtedness” means the amount equal to Closing Date Funded Indebtedness minus Closing Date Cash.

“Net Working Capital” means, with respect to the Purchased Companies, the aggregate value of the current assets of the Purchased Companies less the aggregate value of the current liabilities of the Purchased Companies, in each case, determined on a consolidated basis without duplication as of the Measurement Time and calculated in accordance with Accounting Principles and (a) including only current assets and current liabilities to the extent that such assets and liabilities are of the type and kind included in the Example Statement of Net Working Capital and (b) establishing levels of reserves and materiality using the same principles, practices, methodologies and procedures and in the same manner as such levels were established in preparing the Example Statement of Net Working Capital.  Notwithstanding anything to the contrary contained herein (i) “Net Working Capital” shall (A) include all current Tax assets and liabilities and any Taxes of any of the PaxVax Targets determined in accordance with Section 7.5, and (B) exclude any amounts with respect to Closing Date Cash, Closing Date Funded Indebtedness, Transaction Related Expenses and deferred Tax assets and liabilities, and (ii) any severance or other termination payment that arises due to the termination of employment of any Person in connection with the consummation of the transactions contemplated by this Agreement and that would otherwise be a current liability of the Purchased Companies at the Measurement Time shall be excluded from Net Working Capital and Target Net Working Capital (and not be deemed a current liability thereunder) for all purposes of this Agreement.

“Net Working Capital Adjustment” means (i) the amount by which Net Working Capital exceeds the Target Net Working Capital Amount or (ii) the amount by which Net Working Capital is less than the Target Net Working Capital Amount, in each case, if applicable; provided that any amount which is calculated pursuant to clause (ii) above shall be deemed to be a negative number

“Neutral Firm” means Deloitte Touche Tohmatsu Limited or any other independent accounting firm as Parent and the Shareholder Representative may mutually agree.

“Non-Dispute Notice” has the meaning set forth in Section 2.9(f)(i).

“Non-Governmental Consents” has the meaning set forth in Section 4.4.(b).

“Non-Recourse Party” means, with respect to any Person, any of such Person’s former, current and future direct or indirect equityholders, controlling Persons, directors, officers, employees, agents, incorporators, representatives, attorneys, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future direct or indirect equityholder, controlling Person, director, officer, employee, agent, incorporator, representative, attorney, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing); provided, that no former, current or future equityholder of publicly listed equity securities of Parent shall be deemed a Non-Recourse Party of Parent solely based on its past, current or future ownership of publicly listed equity securities in Parent.

“Organizational Documents” has the meaning set forth in Section 3.5.

“Outside Date” has the meaning set forth in Section 10.1.(b).

“Owned Company Intellectual Property” means all Company Intellectual Property Rights that are owned or purported owned, in whole or in part, by any Purchased Company.

“Owned Real Property” has the meaning set forth in Section 3.14.(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Credit Agreement” means that certain Credit Agreement, dated as of December 11, 2013, among Parent, each domestic Subsidiary of Parent from time to time as guarantor thereunder, each lender from time to time party thereto, and Bank of America, N.A. as administrative agent, as amended or modified from time to time.

“Parent Fundamental Representations” means the representations and warranties solely in Section 4.1 (Organization and Qualification), Section 4.2 (Corporate Authorization), Section 4.3 (Binding Effect) and Section 4.6 (Brokers).

“Parent’s Knowledge” means the actual knowledge, after reasonable inquiry, of any of the individuals set forth on Schedule A-2.

“Parent Non-Governmental Consents” has the meaning set forth in Section 4.4.(b).

“Parent Plans” means Benefit Plans, or employee benefit plans, agreements, programs, policies and arrangements of Parent or its Affiliates.

“Parent Regulatory Approvals” has the meaning set forth in Section 4.4.(a).

“Patent Rights” means any and all (a) issued patents, (b) patent applications, provisional applications, substitutions, continuations, continuations-in-part, divisionals and renewals, and all letters of patent granted with respect to any of the foregoing, (c) patents of addition, restorations, extensions, supplementary protection certificates, registration or confirmation patents, patents resulting from post-grant proceedings, reissues and re-examinations, (d) inventor’s certificates and (e) other forms of government issued rights substantially similar to any of the foregoing.

“PaxVax Australia” means PaxVax AUS PTY LTD, a proprietary limited company organized under the laws of Australia.

“PaxVax Bermuda” means PaxVax Bermuda Ltd., an exempted company organized under the laws of Bermuda.

“PaxVax Targets” has the meaning set forth in the Recitals.

“PaxVax UK” means PaxVax Ltd., a private limited company organized under the laws of England and Wales.

“PaxVax U.S.” means PaxVax, Inc., a Delaware corporation.

“Pension Plan”               has the meaning set forth in Section 3.11.(e).

“Per Share Additional Merger Consideration” means with respect to each Company Common Share outstanding as of immediately prior to the Effective Time, the quotient obtained by dividing (i) any Additional Merger Consideration Amount, by (ii) the number of Company Common Shares outstanding as of immediately prior to the Effective Time.

“Per Share Closing Date Merger Consideration” means with respect to each Company Common Share outstanding as of immediately prior to the Effective Time, the quotient obtained by dividing (i) the Estimated Closing Date Merger Consideration Amount by (ii) the number of Company Common Shares outstanding as of immediately prior to the Effective Time.

“Permitted Claims” has the meaning set forth in Section 11.15.

“Permitted Liens” means (a) Liens that secure obligations reflected as liabilities in any Financial Statements, (b) statutory landlords’, lessors’, mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s Liens or other similar Liens arising or incurred in the ordinary course of business for amounts not yet due and payable, (c) Liens for Taxes, assessments and other governmental charges not yet due and payable, (d) with respect to real property, (i) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions, including any other agreements, conditions or restrictions that would be shown by a current title report or other similar report or listing, (ii) any conditions that may be shown by a current survey or physical inspection, (iii) zoning, building, subdivision or other similar requirements or restrictions, and (iv) any and all service Contracts affecting any real property for amounts not yet due and payable and that do not otherwise arise as a result of any material default under such agreement, in each case of (i), (ii), (iii) and (iv), that do not materially and adversely affect use and operation of the real property, (e) Liens which would not reasonably be expected to materially detract from the value of any of the material properties, rights or assets of the Purchased Companies or to materially interfere with the use thereof, (f) any right, interest, Lien or title of a lessor or sublessor under any lease or other similar agreement or in the property being leased, (g) Liens to lenders incurred in deposits made in the ordinary course in connection with maintaining bank accounts, (h) deposits or pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, (i) non-exclusive licenses or sublicenses of Company Intellectual Property Rights, in each case entered into in the ordinary course of business and that do not otherwise arise as a result of any default under such agreement, (j) Liens created by this Agreement or any of the Ancillary Agreements, or in connection with the transactions contemplated hereby by Parent and (k) Limited Transfer Liens.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a Governmental Entity, a trust or other entity or organization.

“Personal Data” means any information that relates to an identifiable natural person or that is otherwise considered personally identifiable information or personal data under applicable Law.

“PHSA” means the U.S. Public Health Service Act.

“Plan of Merger” has the meaning set forth in Section 2.2(c).

“Portuguese Competition Law” means Law 19/2012, of 8 May 2012—the Competition Act.

“Pre-Closing Statement” has the meaning set forth in Section Section 2.5.(a).

“Privileged Communications” has the meaning set forth in Section 11.18.

“Products” means all commercialized products of the Purchased Companies, and all drugs, biologics and product candidates that are being evaluated or are currently under development by any Purchased Company, including Vivotif and Vaxchora.

“Product Registrations” means all Governmental Authorizations, including all applicable applications, licenses and approvals, necessary to Exploit each of the Products.

“Public Official” means (a) any officer, employee or Representative of any Governmental Entity, (b) any officer, employee or Representative of any commercial enterprise that is owned or controlled by a Governmental Entity, (c) any officer, employee or Representative of any public international organization, such as the African Union, the International Monetary Fund, the United Nations or the World Bank, (d) any Person acting in an official capacity for any Governmental Entity, enterprise, or organization identified above and (e) any political party, party official or candidate for political office.

“Purchased Companies” means, collectively, the Company and its Subsidiaries (and, after the Closing, the Surviving Company and its Subsidiaries).

“R&W Insurance Policy” means the representation and warranty liability insurance policy issued by Euclid Transactional, LLC to Parent on or about the date hereof in respect of the transactions contemplated hereby.

“R&W Insurance Policy Premium” means the premium and related fees and expenses payable to the underwriter and the broker with respect to the R&W Insurance Policy.

“Regulatory Approvals”             has the meaning set forth in Section 4.4.(a).

“Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Releasees” has the meaning set forth in Section 5.5(d).

“Releasors” has the meaning set forth in Section 5.5(d).

“Reorganization” has the meaning set forth in the Recitals.

“Reorganization Documents” means that certain Contribution Agreement between the Company and the Shareholder and those certain other related formation documents, copies of which are attached hereto as Exhibit H.

“Resolution Period” has the meaning set forth in Section Section 2.9.(b).

“Restrictive Covenant Agreements” has the meaning set forth in the Recitals.

“Representative” or “Representatives” means, with respect to a particular Person, any director, member, limited or general partner, equityholder (excluding any holder of publicly listed securities), officer, employee, agent, consultant, advisor or other representative of such Person, including outside legal counsel, accountants and financial advisors.

“Review Board” means all institutional review boards, privacy boards, data safety monitoring boards or ethics committees responsible for review, oversight or approval of any clinical trial involving any Product.

“RoFR Waiver” has the meaning set forth in Section 5.10(d).

“Section 280G Payments” has the meaning set forth in Section 6.5.

“Selling Parties” means collectively (a) the Shareholder, (b) the Limited Partners and (c) each direct and indirect holder of Equity Interests of the Shareholder that is party to a Restrictive Covenant Agreement.

“Selling Party A” means the Selling Party set forth on Schedule D-2.

“Shareholder” means PaxVax Global, L.P., an exempted limited partnership registered in the Cayman Islands.

“Shareholder Disputed Amounts” has the meaning set forth in Section Section 2.9.(a).

“Shareholder Representative” has the meaning set forth in the Preamble.

“Shareholder Representative Closing Notice” has the meaning set forth in Section Section 2.9.(a).

“Shareholder Representative Expense Amount” has the meaning set forth in Section 11.20(e).

“Shareholder Written Consent” has the meaning set forth in the Recitals.

“Small Business Status” has the meaning set forth in Section Section 3.21.(c).

“Sorrento Valley Lease” means that certain lease, dated as of December 16, 2011, between PaxVax U.S. and ARE-SD Region No. 30, LLC, for [***].

“Spanish Competition Law” means Act 15/2007, of 3 July, on Defence of Competition (Ley 15/2007, de 3 de julio, de Defensa de la Competencia).

“Subject Party” has the meaning set forth in Section 5.5.(c).

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interests thereof having the power to govern or elect members of the applicable governing body of such entity is at the time owned or controlled, directly or indirectly, by that Person or one or more subsidiaries of that Person or a combination thereof; and the term “Subsidiary” with respect to any Person shall include all subsidiaries of each subsidiary of such Person.

“Surviving Company” has the meaning set forth in Section 2.1.

“Swiss Filings” has the meaning set forth in Section 5.10(a).

“Swiss Property Approvals” has the meaning set forth in Section 5.10(a).

“Swiss Real Properties” means the real properties located at [***] of the land register of the municipality of Köniz, Switzerland.

“Target Net Working Capital Amount” means $[***].

“Tax Returns” means any report, return, computation, declaration, claim, claim for refund, schedule, information return or statement filed or required to be filed with respect to Taxes, including any amendment with respect thereto.

“Taxes” means (i) all federal, state or local and all foreign taxes, including income, gross receipts, windfall profits, value added, goods and services, severance, property (including real and personal property), escheat, unclaimed property, production, sales, use, duty, tariff, license, excise, franchise, employment, social security, withholding or similar taxes or any other tax, contribution, government fee or like assessment or charge in the nature of a tax, including repayments of any amounts related to grants, subsidies, state aid or similar amounts from a Governmental Entity to such Governmental Entity under applicable Law, together with any interest, additions or penalties with respect thereto or imposed on account of any failure to timely file any Tax Return and any interest with respect to any such addition or penalty; (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, or aggregate or similar group for any Taxable period; and (iii) any Liability for the payment of any amounts of the type described in clauses (i) or (ii) of this sentence as a result of being a transferee of or any successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Taxing Authority” means any Governmental Entity responsible for the administration or collection of any Tax (foreign or domestic).

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Trademarks” means any trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, designs, product configuration rights, certification marks, collective marks, collective membership marks, corporate names, and all words, names, symbols, colors, shapes, designations or devices, or all combination thereof, that function as identifiers of source, origin, quality or membership, whether or not registered, and all registrations and applications therefor and all renewals of any of the foregoing, and all rights and priorities afforded under any Law with respect to any of the foregoing, including all statutory and common law rights therein and thereto, together with all goodwill associated with the use of, or symbolized by, any of the foregoing.

“Transaction Related Expenses” means, without duplication, the sum of (i) the amount of any investment banking, accounting, attorney or other professional or other third party service provider fees and expenses incurred or owed by any of the Purchased Companies on or prior to the Closing with respect to the negotiation and entering into this Agreement and consummation of transactions contemplated hereby, in each case, to the extent not paid prior to the Closing, other than the fees and expenses of the Escrow Agent, (ii) the amount of any sale bonuses, change in control bonuses or other similar bonuses that become payable by any Purchased Company solely by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby, (iii) the employer portion of all payroll and employment Taxes on the amounts described in clause (ii) (but excluding the social security portion of Taxes imposed under the Federal Insurance Contributions Act), (iv) the amount of all filing fees and similar expenses incurred in connection with obtaining Swiss Property Approvals set forth in Section 5.10, (v) [***] of all fees and expenses of the Escrow Agent, (vi) [***] of the R&W Insurance Policy Premium and (vii) [***] of the Transfer Taxes; provided that for the avoidance of doubt, any amounts constituting Funded Indebtedness shall not be included in the calculation of Transaction Related Expenses, and vice versa.

“Transactional Matters” has the meaning set forth in Section 11.18.

“Transfer Taxes” has the meaning set forth in Section 7.1.

“Unaudited Financial Statements” has the meaning set forth in Section 3.7.(a).

“VAT” means within the European Union such Taxes as may be levied in accordance with (but subject to derogations from) Directive 2006/112/EC and outside the European Union any Taxation levied by reference to added value or sales.

“Vaxchora” means the oral cholera vaccine currently commercialized by the Purchased Companies under the trade name Vaxchora®.

“Vivotif” means the oral typhoid vaccine currently commercialized by the Purchased Companies under the trade name Vivotif®.

“WARN Act” has the meaning set forth in Section 6.3.

“Wellcome Trust” means The Wellcome Trust Limited.

“Wellcome Trust Debt” means an amount equal to the original principal amount of $[***] owed from PaxVax U.S. to the Wellcome Trust, pursuant to those certain Company Funding Agreements

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(Strategic Award), dated as of June 18, 2008 and June 11, 2010, between PaxVax U.S. and Wellcome Trust and the Wellcome Trust Master Amendment Deed which will convert into equity of Shareholder at the Closing pursuant to, and in accordance with, the terms of the foregoing agreements.

“Wellcome Trust Master Amendment Deed” means that certain Master Amendment Deed, dated as of December 4, 2015, between PaxVax U.S. and Wellcome Trust.

“Willful Breach” means (i) a material breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement which would, in any case, prevent the satisfaction of or result in the failure of any condition to the obligations of Parent, Merger Sub or the Company at the Closing, and that is a consequence of an act or failure to act by Parent or Merger Sub with the knowledge (including knowledge that Parent or Merger Sub reasonably should have had after making due inquiry) that the taking of such action or failure to take such action would cause a material breach of this Agreement or (ii) a party’s failure to take the actions required hereunder to consummate the Closing if all of the conditions in Article VIII that are applicable to such party that are required to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied or waived.

“Withholding Tax Forms” has the meaning set forth in Section 7.7.